EXHIBIT 10.18

AHCCCS LOGO	SOLICITATION AMENDMENT Solicitation Number: RFP YH04-0001 Amendment Number One Solicitation Due Date: March 31, 2003, 3:00 PM (MST)	Arizona Health Care Cost Containment System Administration (AHCCCSA) 701 East Jefferson, MD 5700 Phoenix, Arizona 85034 Michael Veit, (602) 417-4762

A signed copy of this amendment must be included with the proposal, which must be received by AHCCCSA no later than the Solicitation due date and time.  This solicitation is amended as follows:

1.         REMOVE AND REPLACE:   REMOVE page 58 and REPLACE with the attached Revised Page 58, dated February 10, 2003.

2.         REMOVE AND REPLACE:   REMOVE page 99 and REPLACE with the attached Revised Page 99, dated February 10, 2003.

3.         REMOVE AND REPLACE:   REMOVE all pages under Tab "B, "Program Changes", and REPLACE with the attached four (4) revised pages of the DATA SUPPLEMENT, dated February10, 2003.

4.         REMOVE AND REPLACE:   REMOVE the first sheet under Tab "T, "Reinsurance Payments CYE 19 (2001)" and REPLACE with the attached revised page of the DATA SUPPLEMENT, dated February 10, 2003.

5.         All other terms and conditions remains the same, including the proposal due date and time.

Offeror hereby acknowledges receipt and understanding of this Solicitation Amendment.	This Solicitation Amendment is hereby executed this 10th day of February, 2003, in Phoenix, Arizona.
/s/ Nancy Novick 3/28/03	/s/ Michael J. Veit
Signature Date
Nancy Novick, CEO	Signed Copy in File
Typed Name and Title	Michael Veit
VHS Phoenix Health Plan, Inc.	Contracts and Purchasing Administrator
Name of Company

Incentive Fund:  AHCCCSA may retain a specified percentage of capitation reimbursement in order to distribute to Contractors based on their performance measure outcomes.  The incentive fund will not be implemented in CYE ’04 and contractors will be notified at least 60 days prior to implementation in a future contract year.

58.          REINSURANCE

Reinsurance is a stop-loss program provided by AHCCCSA to the Contractor for the partial reimbursement of covered services, as described below, for a member with an acute medical condition beyond an annual deductible level.  AHCCCSA “self-insures” the reinsurance program through a deduction to capitation rates that is intended to be budget neutral.  Refer to the AHCCCSA Reinsurance Claims Processing Manual for further details on the Reinsurance Program.

Inpatient Reinsurance

Inpatient reinsurance covers partial reimbursement of covered inpatient facility medical services.  See the table below for applicable deductible levels and coinsurance percentages.  The coinsurance percent is the rate at which AHCCCSA will reimburse the Contractor for covered inpatient services incurred above the deductible.  The deductible is the responsibility of the Contractor.  Per diem rates paid for nursing facility services provided within 30 days of an acute hospital stay, including room and board, provided in lieu of hospitalization for up to 90 days in any contract year shall be eligible for reinsurance coverage.

The following table represents deductible and coinsurance levels for CYE ’04:

	Annual Deductible*	Title XIX Waiver Group Annual Deductible
Statewide Plan Enrollment	Prospective Reinsurance	Combined PPC and Prospective Reinsurance	Coinsurance
0-34,999	$20,000	$15,000	75%
35,000-49,999	$35,000	$15,000	75%
50,000 and over	$50,000	$15,000	75%

*applies to all members except for Title XIX Waiver Group members

a)  Prospective Reinsurance: This coverage applies to prospective enrollment periods.  The deductible level is based on the Contractor’s statewide AHCCCS acute care enrollment (not including SOBRA Family Planning Extension services) as of October 1st each contract year for all rate codes and counties, as shown in the table above.  AHCCCSA will adjust the Contractor’s deductible level at the beginning of a contract year if the Contractor’s enrollment changes to the next enrollment level.  A Contractor at the $35,000 or $50,000 deductible level may elect a lower deductible prior to the beginning of a new contract year.  These deductible levels are subject to change by AHCCCSA during the term of this contract.  Any change will have a corresponding impact on capitation rates.

b)  Prior Period Coverage Reinsurance:  Effective October 1, 2003, AHCCCSA will no longer cover PPC inpatient expenses under the reinsurance program for any members except Title XIX Waiver Group members.  See section c) below for additional information.

Capacity Analysis/Planning and Development

                8.             Provide a copy of the Offeror’s Network Development and Management Plan.  (No page limit)
                                Reference: Section D, Paragraph 27, Network Development (Provider Network Development and
                                Management Plan)

                9.             Provide a synopsis of the Offerer’s Disaster Recovery Plan as it relates to the provider network.
                                (No  page limit) Reference:  Section D, Paragraph 73, Business Continuity Plan

III.  Capitation

Capitation is a fixed (per member) monthly payment to contractors for the provision of covered services to members.  It is an actuarially sound amount to cover expected utilization and costs for the individual risk groups in a risk-sharing managed care environment.  The Offeror must demonstrate that the capitation rates proposed are actuarially sound.  In general terms, this means that the Offeror who is awarded a contract should be able to keep utilization at or near its proposed levels and that it will be able to contract for unit costs that average at or near the amounts shown on the Capitation Rates Calculation Sheet (CRCS).  This requirement also applies to bids submitted in best and final offer rounds.

Prior Period Coverage (PPC) and HIV/AIDS Supplement rates will be set by AHCCCS’ actuaries and not bid by the Contractor.  Due to the lack of complete historical data, the Title XIX Waiver Group and HIFA Parents' rates will also be set by AHCCCS’ actuaries, rather than bid by the Contractor.  See Section D, Paragraph 53, Compensation, for information regarding risk sharing for the Title XIX Waiver Group and PPC time period.  All other rate codes, including the Delivery Supplemental Payment, will be subject to competitive bidding.

To facilitate the preparation of its capitation proposals, AHCCCSA will provide each Offeror with a Data Supplement.  This data source should not be used as the sole source of information in making decisions concerning the capitation proposal.  Each Offeror is solely responsible for research, preparation and documentation of its capitation proposal.

Required Submission:   Capitation

                10.           The Offeror must submit its capitation proposal using the AHCCCSA bid web site.  Instructions for accessing and using the web site will be issued by March 1, 2003.  The Offeror must have an actuary who is a member of the American Academy of Actuaries certify that the bid submission is actuarially sound.  This certification must be done with subsequent submissions in Best and Final Offer rounds
                                (if applicable).  The Offeror must also submit hard copy print outs of the web site CRCS.  Refer to
                                Section B and Attachment E for more details.

                                The Offeror must prepare and submit its capitation proposal assuming a $20,000 deductible level for regular reinsurance, for all rate codes, in all counties.  AHCCCSA will provide a table of per member per month reinsurance adjustments to be made to capitation rates for those Contractors whose actual deductible level exceeds $20,000.

                                Capitation rates shall be submitted two ways:  first, assuming all medical services are included in the capitation rates, and second, assuming that prescription drugs will be carved out of the capitation rates.  Prescription drugs are defined as “FDA approved legend or over the counter (OTC) products provided upon receipt of a valid prescription order and dispensed by a pharmacist in an outpatient setting.”  When bidding with prescription drugs carved out, please factor the impact to the other medical service and administrative categories.  AHCCCSA anticipates that in the event that prescription drugs are carved

PROGRAM CHANGES

The following program changes should be considered when reviewing the Encounter Utilization Reports and financial information provided in the data supplement for preparation of the capitation rate bid submissions.  There are also program changes that are not included in this data supplement.  These changes are either effective after the time period for which encounters and claims have been gathered, or will be effective on or after October 1, 2003.  Below is a brief description of the AHCCCS acute program changes and their effective dates:

Geographic Service Areas

AHCCCSA has regrouped Arizona counties into the following GSA’s:

Geographic Service Area (GSA)	Maximum Number of Contracts
2. Yuma, La Paz	2
4. Mohave, Coconino, Apache, Navajo	2
6. Yavapai	2
8. Pinal, Gila	2
10. Pima, Santa Cruz	5/2
12. Maricopa	6
14. Graham, Greenlee, Cochise	2

Contracts will be awarded by GSA.  For GSA #10, up to five contracts will be awarded for Pima County, and up to two of those five contracts will include an award for Santa Cruz County.

The data supplement information has been revised to regroup counties into the GSA’s proposed for October 1, 2003.

2nd Newborn Screen (PKU) Testing

Effective February 1, 2002, the Arizona Department of Health Services ADHS) requires that a 2nd Newborn Screen test be done on all Arizona Newborns.  The code for the testing is S3620.  The cost of the test is $20.  In addition to the cost of the test, there are associated handling fees that Contractors are required to pay to the providers collecting the test.  The AHCCCS fee for service schedule for handling fees is $4.25 for tests performed in physicians’ offices, and $10.00 for tests performed in contracted laboratory facilities.  These services are not included in the data supplement due to lag in capturing encounter data.

Circumcisions

Effective October 1, 2002 elective circumcisions are no longer a covered service.   Circumcision services have been removed from the Encounter Utilization Reports.

Hospital Pilot Program

The hospital pilot program in Maricopa and Pima counties was terminated for CYE ’01 and reinstated for CYE ’02 and CYE ’03.  The pilot program states that if a health plan in Maricopa and Pima counties is unable to contract with a hospital for inpatient services, then the health plan reimbursement rate is 95% of the AHCCCS Tier Per Diems.  Health plan cost information for inpatient stays in Maricopa and Pima counties will reflect the termination of the pilot program for CYE ’01.  Even though the program is scheduled to terminated CYE ’04, bidders should assume that the pilot program will be reinstated through legislation.

Title XIX Waiver Group

Effective April 1, 2001, AHCCCS received a waiver from CMS that converted the Medically Needy/Medically Indigent (MNMI) population from a state funded only population to a Title XIX funded population.  This group was renamed the Title XIX Waiver Group (TWG).

This population has two components.  First, effective October 1, 2001, the eligibility criteria changed to increase the Federal Poverty Level (FPL) for determining Title XIX eligibility to incomes at or below 100% of the FPL (non-MED’s) from 40% of the FPL.  The second group of members is the Medical Expense Deduction (MED).  These members have incomes above 100% of the FPL, but incur sufficient medical costs that cause them to “spend down” to below 40% of the FPL.

Due to the historical high percentage of MNMI members becoming eligible while hospitalized, AHCCCSA created a hospitalized supplemental payment as a method of risk adjustment for this population.  After monitoring the actual percentages of members who become eligible while hospitalized, effective October 1, 2003, AHCCCSA will no longer pay a hospitalized supplement for the non-MED portion of the Title XIX Waiver Group.

Due to uncertainly of the risk of this population, AHCCCSA will continue to set the capitation rates and reconcile the medical expenditures for CYE ’04.  The reconciliation will include a 2% risk band.  Refer to the Title XIX Waiver Group Reconciliation Policy in the Bidder’s Library for more details.

Prior Period Coverage

For CYE ’03, AHCCCS placed health plans at full risk for medical service expenditures incurred during the Prior Period Coverage (PPC) time period.  There will not be a reconciliation for CYE ’03 PPC expenditures.

Effective CYE ’04, AHCCCS will set the capitation rates for the PPC time period and reconcile PPC medical expenses to service revenues per the PPC Reconciliation Policy found in the bidder’s library.   The reconciliation will include a 2% risk band.

Breast and Cervical Cancer Treatment Program

Effective January 1, 2002, AHCCCS implemented the Breast and Cervical Cancer Treatment Program.  For CYE ’02, all medical costs associated with this population were paid through the AHCCCS reinsurance program.  In addition, health plans were paid the TANF 14-44F capitation rate on a monthly basis.  For years beginning with CYE ’04, the plans will be at full risk for this population.  AHCCCSA will no longer pay for medical services through reinsurance.  The encounter utilization reports for CYE ’02 include the rate codes and medical experience for the BCCTP population in the TANF 14-44F and TANF 45+ risk groups.

HIFA Parents

Effective January 1, 2003, AHCCCSA implemented its HIFA waiver with CMS that permits using excess Title XXI funds to the cover the parents of KidsCare and SOBRA Children eligible members who are not otherwise eligible.  This program has a limit on the enrollment due to the availability of excess funding.  Because there are currently no encounters for this population, AHCCCSA will set the rates for CYE ’04.

KidsCare/TANF (1931) Combining

Effective October 1, 2002, AHCCCSA blended the cost and utilization experience of the health plans for the purpose of establishing one capitation rate for TANF (1931)/ SOBRA/ and KidsCare members.  The Encounter Utilization Reports have been restated to include the KidsCare rate codes in the TANF/SOBRA risk groups.

Population Growth

With the passage of Proposition 204 in October 2001 that increased the Medicaid eligibility level to 100% of the FPL, AHCCCS population has grown dramatically.  In addition to Proposition 204, AHCCCS’ membership has grown due to the downturn in the economy as well as new efficiencies in the eligibility process.  This growth is represented in member month and enrollment information presented in this supplement.

Reinsurance Payments for CYE ‘01

This section presents the statewide reinsurance paid per member per month to health plans for the period October 1, 2000 through September 30, 2001.  When estimating reinsurance, the bidder should consider all changes to the reinsurance program effective October 1, 2003.  The bidder should also consider changes in rates and utilization from year to year.

See Section B, Program Changes, for reinsurance deductible level changes effective October 1, 2003.  The bidder should note that all bids should be prepared assuming the deductible levels for statewide enrollment of 0-35,000 members ($20,000).  If the health plan’s statewide enrollment exceeds 35,000 members, their capitation rates will be adjusted upwards where applicable, to offset the higher deductible levels.

AHCCCS LOGO	SOLICITATION AMENDMENT Solicitation Number: RFP YH04-0001 Amendment Number Two Solicitation Due Date: March 31, 2003, 3:00 PM (MST)	Arizona Health Care Cost Containment System Administration (AHCCCSA) 701 East Jefferson, MD 5700 Phoenix, Arizona 85034 Michael Veit, (602) 417-4762

A signed copy of this amendment shall be included with the proposal, which must be received by AHCCCSA no later than the Solicitation due date and time.  This solicitation is amended as follows:

1.         Finalized version of the Question and Answers distributed at the Bidder’s Conference on February 21,
            2003.  The following questions had amended answers:  8, 12, 18, 63, 142-163, 179, 218b, 230b

2.         Guidance for bidding capitation rates with the prescription drug benefit excluded in the rates.

3.         Revised Attachment H(1) and H(2)

4.         Section H, Page 103, Required Submission Claims, #38.  Please add “Limit 5 pages” after the submission requirement text.

5.         Section H, Page 101, Submission #22.  This should be changed to read, “Describe how utilization of family planning services for all members is monitored.

6.         Attachment B, Page 115.  Last paragraph should read, “In Tucson (GSA 10) and Metropolitan Phoenix
            (GSA 12), the Contractor must demonstrate its ability to provide PCP, dental and pharmacy services so that
            95% of members do not have to travel more than 5 miles from their residence.”

7.         Section D, Paragraph 32, Page 43. subpart c:  Add:  “PCP referral is not required for dental service for members under the age of 21.”  Add prior to the last sentence in c.

8.         Medicaid Eligibility Verification System (MEVS).  Names and Addresses of vendors.

9.         Attachment E.  Add Instructions for Web Based Capitation Rate Proposal Application.

10.       Data Supplement Section H – Enrollment and Demographic Information

            ☐         REPLACEMENT - Enrollment and Demographic Information – Replace previous summary sheet
            ☐         ADDITION - Member Growth Projections – Add this chart to the back of the information in this section.
            ☐         ADDITION – Acute Enrollment Activity – Add this report to the back of the information in this section.
            ☐         ADDITION – Acute Member ID Cards – Add this report to the back of the information in this section.

11.       Data Supplement Section N – SOBRA Family Planning Services Member Months

            ☐         REPLACEMENT – Replace entire section with this new information.

12.       Data Supplement Section O – Utilization for SOBRA Family Planning Services

            ☐         REPLACEMENT – Replace entire section with this new information.

13.       Data Supplement Section P – SOBRA Family Planning Services Costs – PMPM

            ☐         REPLACEMENT – Replace entire section with this new information.

14.       Data Supplement Section S – Deliveries – C-Section vs. Vaginal

            ☐         REPLACEMENT – Replace entire section with this new information.

*.         All other terms and conditions remains the same, including the proposal due date and time.

Offeror hereby acknowledges receipt and understanding of this Solicitation Amendment.	This Solicitation Amendment is hereby executed this 28th day of February, 2003, in Phoenix, Arizona.
/s/ Nancy Novick 3/28/03	/s/ Michael J. Veit
Signature Date
Nancy Novick, CEO	Signed Copy in File
Typed Name and Title	Michael Veit
VHS Phoenix Health Plan, Inc.	Contracts and Purchasing Administrator
Name of Company

Quest #r	Page	Sect	Paragraph	Question	Answer
1	6	Sect B	N/A	What format is required for the actuarially sound certification?	A basic actuarial certification letter with a signature. A member of the American Academy of Actuaries must attest that the rates they bid are actuarially sound for that plan.
2	6	Sect B	N/A

What is the definition of “actuarially sound” for the purposes of the actuarial certification?  Is it the general definition as described on page 99 of the RFP or is it the CMS definition of “actuarially sound” or should the certifying actuary refer to the applicable actuarial standards as issued by the Actuarial Standards Board?

					The definition on page 99 of the RFP is adequate at this time.
3	6	Sect B	N/A

How will the Offeror know that the bid submission in the AHCCCSA Web application is correct?  Not that we don’t trust the AHCCCSA systems, but wouldn’t it be better if the rate submitted via print out (that the actuary is certifying and can see) is the prevailing bid rather than the bid submitted via Web application?  The actuary can’t certify to the accuracy of the AHCCCSA systems.

Yes AHCCCSA agrees that the hard copy print out will prevail if there is a difference in what is entered into the web site and what is on the hard copy print out.  This statement corrects the direction in Attachment E of the RFP as issued on February 3, 2003.

If there is a difference, the web site will be adjusted to match the hard copy print out.  All reports that will be used in the scoring are generated from the web site bids; therefore, it is necessary that the web site bids are correct.  Please note that because the bids will be scored using the web site, the Offeror must submit one set of bids only.  Barring AHCCCS system issues, the hard copy and the web bid submissions must be identical.

4	6	Sect B

Please define more specifically what the definition of "Actuarially Sound" means from the Offeror’s perspective.  If a health plan has a sicker than average population for a given rate cell, how should an Offeror reconcile its "actuarially sound" bid when this rate will be above the rate range?

Please refer to the answer in question #2 above for a description of actuarial soundness. Because of concerns regarding adverse selection that an AHCCCCS Contractor had, AHCCCS engaged Mercer to run AHCCCS health plan encounter data through the Chronic Disability Payment System (CDPS) in 2002. Each of the health plans was scored from a risk standpoint. Total reimbursement [capitation, regular reinsurance, catastrophic reinsurance, AIDS/HIV $, maternity payments, etc.]  paid to health plans was also tabulated for comparison purposes. Because this analysis showed almost perfect alignment in the ranking of risk versus payment, AHCCCS felt the actuarial soundness of its current payment methodologies had been confirmed.

5	6	Sect B		Given the BBA's requirement for the rate ranges to be "Actuarially Sound" from the perspective of the State's actuaries, please define more specifically what this means.

CMS has issued an extensive rate-setting checklist that defines in great detail exactly what is meant by actuarially sound rates. Mercer was consulted extensively by CMS in the development of the tool, and supplied much of the material that found its way into the checklist. We do not foresee significant changes in the way rate ranges are established in Arizona. There may be significant changes in the way they are documented and filed with CMS.

Mercer brought the issue of actuarial soundness to the attention of the American Academy of Actuaries. As a result, the Actuarial Standards Board has just begun its own analysis of what it means to make an assertion that capitation rates are actuarially sound. Mercer is also represented on this task force and will take its recommendations into account as they become available.

6	9	Sect C	Definition, Emergency Medical Service

Is the word inpatient referring to admission to the emergency room?

Can we assume that if it refers to admission to the hospital that it would only be related to emergency surgery or ICU status and once the patient is stabilized in the ICU that notification applies?

The definition of emergency medical services includes services provided in both inpatient and outpatient settings.  This definition did not change with BBA.  The notification standards have changed.  Emergency service providers have up to 10 days to notify the health plan. Notice requirements are still being analyzed, and further clarification will be forthcoming.

7	18	Sect D	#3-Enrollment and Disenrollment

The RFP states that contractors are responsible for payments during prior period coverage and may include services provided prior to the contract year. Does AHCCCSA anticipate setting a limit as to  how far back the prior period can go?

					The prior period coverage (PPC) time period is already defined and limited depending upon the eligibility category. Please refer to AHCCCS rule for those limitations.
8	18	Sect D	#3-Enrollment and Disenrollment	Health Plan Choice– Members having fewer than 30 days continuous eligibility remaining will not be placed with a health plan but enrolled in AHCCCS FFS. Please explain when this may occur.

The eligibility source informs AHCCCS that the approved eligibility period will extend into the future less than 30 days (example: member is determined they will be ineligible the following month although they are eligible this month).  However, it is possible to enroll a member with a health plan (member had been anticipated to remain eligible) and then have the member become ineligible before the end of the month (example: the member is incarcerated, dies, or moves out of state).

9	18	Sect D	#3-Enrollment and Disenrollment	Health Plan Choice– What are the “few exceptions” in which the effective date of enrollment for a Title XXI member will not be the first day of the month?	There are unusual situations, usually administrative mistakes, when a TXXI member may be enrolled during the month. These are rare, and will not affect reimbursement.
10	18-19	Sect D	#3-Enrollment and Disenrollment	Health Plan Choice– How long do newly eligible persons have to select a health plan? How long does a mother have to select a health plan for her newborn child? For FES babies?

Members are encouraged to choose a health plan prior to the eligibility approval date.  If not, they are auto-assigned through the algorithm.  For newborns, the members have 16 days to choose a plan for their baby.

11	19	Sect D	#5-Enrollment and Disenrollment	When will open enrollment dates be finalized and shared with contractors?	It is anticipated that Open Enrollment will take place in August, 2003 for enrollment October 1, 2003. The finalized dates will be shared with the Contractors as soon as they are known.
12	19	Sect D	#3- Enrollment and Disenrollment	When does the capitation payment start: When the hospital calls with notification or when the plan calls AHCCCS?

As stated in the RFP, “The Contractor is responsible for notifying AHCCCSA of a child’s birth….” However, a hospital may notify AHCCCSA in lieu of the contractor when the mother is enrolled in AHCCCS FFS.  The plan is required to notify AHCCCS of a birth when the mother is enrolled with the health plan.  Capitation begins the day AHCCCSA is initially notified of the birth by either the Contractor or the hospital.  For babies born to FES mothers, the eligibility is retro to the date of birth and PPC capitation is paid for the date of birth to the date of notification.  For babies of enrolled mothers, there is no PPC capitation and the plan is prospectively capitated from the date of notification forward.

13	20	Sect D	#5—Open Enrollment

How will AHCCCSA handle enrollment in rural GSAs if a contract is awarded to an incumbent and a new Contractor?  If members have not selected a health plan through the open enrollment process, would AHCCCSA weight the auto assignment process to ensure that the non-incumbent health plan has a sound membership base to allow a viable operating base?

Members of the exiting health plan will have an opportunity to choose a new health plan through an open enrollment process.  Per Attachment G, AHCCCSA reserves the right to adjust the algorithm for a Contractor who is awarded contracts in only rural GSA’s.  This will be decided at a later date based on awards.  That adjustment per Attachment G is only applicable to contractors in Maricopa and Pima counties.

14	20	Sect D	# 5—Open Enrollment

Section notes that the algorithm will be adjusted to exclude auto assignments to an exiting contractor:

On what date would the algorithm be adjusted?

When will new contractor names be added to AEC materials?

					The exiting contractor’s enrollment is anticipated to be capped on July 1, 2003. New contractor names will be added to AEC materials for mailing in mid-June.
15	20	Sect D	# 5—Open Enrollment

For successful Offerors, please describe the open enrollment process for incumbent contractors awarded a contract under this procurement.  Will members of a health plan that is being replaced in a given GSA be the only members participating in open enrollment activities, or will all health plans’ members participate?  When an additional health plan is added to a GSA, will members of all existing health plans within that GSA participate in open enrollment activities?

					Open enrollment will only be offered to members of exiting Contractors. Those members will be able to select from all contractors in the GSA for enrollment on October 1.
16	20	Sect D	# 5-- Open Enrollment	If a contractor is purchased by another organization, will AHCCCS hold an open enrollment for those members?	The answer will depend upon details and the timing of the sale and whether an award is received by the continuing plan.
17	20	Sect D	#6—Auto-Assignment Algorithm

Are there specific reasons why AHCCCSA made the statement in the RFP, “Capitation rates may be adjusted to reflect changes to a contractor’s risk due to changes in the algorithm”? Could AHCCCSA describe the kinds of scenarios that would require a change to the algorithm?  How would and what type of notification timeline would future changes to the algorithm methodology be communicated to the health plans?

It is believed that members who are auto assigned through the algorithm have a lower risk that those who choose a health plan.  Those who choose are believed to be already accessing services, or are in the need of services, which is why they are more concerned about the health plan with whom they are enrolled.  Therefore, if a plan is receiving more members though the algorithm through an adjustment, then it is believed by AHCCCSA’s actuaries that the plan’s risk is lower than the other plans.  Therefore, an adjustment is made to all Contractors’ rate to ensure actuarial soundness.

Another scenario is the adjustment that may be made if there is a Contractor in Pima or Maricopa County who has total statewide enrollment of less than 25,000 members.  Another scenario is when a Contractor’s enrollment is capped due to financial performance or sanctions.

The health plans would have at least 30 days notice.  This notification would occur through a contract amendment.

18	20	Sect D	# 7-- AHCCCS Member Identification Cards

Membership cards:

How much will cards cost?

What will the health plans be charged?

What is the frequency of card issuance (one time per member, when the member changes rate codes, when the member changes contractors, etc.)?

Will the invoice provided by AHCCCS be at the member detail level?

If AHCCCS is unsure about any of the above, please provide direction as to how the health plan should account for this new cost in its bid.

The Offerors should budget 75 cents per card.  New cards are issued for the following reasons:  new member, change in RBHA, change in Contractor, lost/stolen cards, significant name change, change in program eligibility, and upon member request.  AHCCCSA issued approximately 40,000 cards per month in the recent months.

AHCCCSA has not yet determined how the invoicing will be handled.

The bidder should use the information provided here in their capitation rate bid submissions.

19	20	Sect D	# 7-- AHCCCS Member Identification Cards	What is the average cost per AHCCCS ID card?	See the answer to #18 above.
20	20	Sect D

a. What are the costs to the health plans on a per card basis?

b. For each GSA, how many ID cards (new and reissued) were issued last year?

c. How many replacement cards were issued last year?

d. For cost control purposes, will the health plans have input regarding the vendor and content of the card?

e. How will AHCCCSA monitor and ensure that health plans are not inadvertently billed for ID cards for other health plans or FFS members?

f. How will ID card costs be handled for members who are retroactively disenrolled (i.e. refunded)?

g. Will postage be charged to the health plan for the mailing of ID cards?

a-c, e, f. See the answer to #18 above.

AHCCCSA will contract with the vendor.   The content of the card is not the discretion of the Contractor.

g. The Contractor will be billed for postage included in the 75 cents.

21	20	Sect D	#8—Mainstreaming of AHCCCS members	Please define “available facility”

This is a facility that would normally be available for use by your members i.e., in-network or when medically necessary.  The intent of the statement is that use of such a facility cannot be denied based on one of the criteria in the previous paragraph in the RFP, payor source, race, color etc.

22	20	Sect D	#8—Mainstreaming of AHCCCS members	What does AHCCCSA consider to be “reasonable steps” to be taken with subcontractors to encourage mainstreaming of members?

The phrase is used in the context that “Contractors must take into account a member’s culture when addressing members and their concerns, and must take reasonable steps to encourage subcontractors to do the same.”  The overall paragraph discusses prohibited discriminatory practices with respect to a member’s rights to receive services in a manner that does not discriminate based on payor source, race, color, gender, etc.  The Offeror should use its own judgment to identify reasonable steps.

23	21	Sect D	#9—Transition of Members	Transition of Members-Acute Care-If we are notified from CRS that a patient is coming in or out, what is the plan's responsibility of transition and to whom?

When a member is enrolled in CRS, the health plan still has the responsibility of providing all covered services for the member that are not included as CRS covered services for the CRS enrolled diagnosis (refer to CRS covered diagnosis list).  CRS and the health plan are expected to coordinate applicable services such as DME, prescriptions, etc as they pertain in the transition.

24	21	Sect D	#9—Transition of Members	Are PCP's still required to have dental service reports in the medical record?

No, dental treatment records are not required in the PCP chart.  However, record of any verbal referrals/recommendations by the PCP for dental services should be documented in the patient record maintained by the PCP.

25	21	Sect D	#10—Scope of Services (CRS-last paragraph

CRS is currently under procurement for a new contractor.  How will that new contract’s operations impact coordination of services with AHCCCSA health plans and what will be the financial impacts of any contract changes to a health plan?

If an award is made to a new CRS contractor, the AHCCCS contractors would be responsible for coordinating care with and referring potentially eligible members to the new contractor.  It is not anticipated that this will have any financial impact to AHCCCS contractors.

26	22	Sect D	#10—Scope of Services (CRS-last paragraph)

Who is financially responsible for services if the CRS eligible and enrolled member does not utilize CRS services?   The AMPM Section 400 references medical care paid by the plan to an eligible, enrolled member when CRS fails to provide timely services. It does not address which entity pays for the medical expenses if the member is an eligible, enrolled CRS patient, but refuses to use their services. Under these circumstances, does the health plan continue to pay for medical services or are we not obligated to pay for the CRS covered services because of CRS eligibility and enrollment?

In this instance the member (family or guardian) is responsible for payment. The member is choosing to go out of network for services.  However, it is AHCCCSA’s expectation that Health Plans assist members in understanding the services delivery system and that plans facilitate the members use of CRS.

27	23	Sect D	#10-- Scope of Services (Emergency Services, last sentence)

Please clarify:  how does this apply to out of state providers who are not contracted with the plan or AHCCCS?  What if a provider refuses to register with AHCCCS?  Can they bill the member?  Is there a statute to protect the member from billing/collections/by out of state providers?  Is there a quick registration process for out-of state providers?

Providers must register with AHCCCS to be eligible for payment. A contract with the health plan is not required.  Registered providers may not bill members for medically necessary covered services.  AHCCCS is not aware of a statute that protects members from billing/collections by unregistered, out of state providers.  State rule prohibits billing of Medicaid members for medically necessary covered services.  AHCCCS does have a simplified registration form for single use providers.

28	23	Sect D	#10-- Scope of Services	EPSDT– What are the health plans’ specific responsibilities in terms of “follow-up” with a RBHA to monitor whether members have received behavioral health services?

When this information has not already been received from the member or the RBHA, the Contractor is expected to contact  the RBHA to ensure that the member has either been scheduled or seen for an appointment or that the member has refused behavioral health services from the RBHA.

29	23-24	Sect D	#10-- Scope of Services (Emergency Services, last sentence)

Emergency Services– Please confirm that the 10 calendar day requirement applies only to the notification of emergency services and not to any inpatient stay admission resulting from an emergency department visit.  Please confirm that the 10 calendar day requirement is unrelated to the 1 hour response time required.

					Analysis re BBA Emergency notification requirements is ongoing and further clarification will be forthcoming.
30	24	Sect D	#10, Scope of Services (Emergency Services, paragraph 2, #2)

In bullet point #2, clarification is needed regarding notification.  Does this mean the emergency room services must have notification to the health plan within 10 days?

By screening and treatment are you including admissions to the hospital and work up and treatment?  If so does the facility have 10 days to notify the health plan of admission?

Does this mean there will be no concurrent review process for any member admitted through the Emergency Room?

Analysis re BBA Emergency notification requirements is ongoing and further clarification will be forthcoming.

The Offerors should assume that there will be no changes to program costs for this provision when developing capitation rate bids.

31	24	Sect D	#10, Scope of Services (Emergency Services, paragraph 3)

“A member who has an emergency medical condition may not be held liable for payment of subsequent screening and treatment needed to diagnose the specific condition or stabilize the patient”.  Does this statement mean that authorization would not be needed for follow up visits resulting from the ER visits?

The issue of authorization is different from that of patient financial responsibility.  Authorization may still be required for follow-up done after the patient is stabilized. Prior Authorization is not a guarantee of payment.

32	24	Sect D	#10-- Scope of Services (Emergency Services)	Emergency services-- How long does a provider of emergency services now have to notify the plan to ensure payment, or is there no time limit?

The new notification requirements per BBA are within 10 calendar days for emergency services.  Analysis regarding BBA Emergency notification requirements is ongoing and further clarification will be forthcoming.

33	25	Sect D	#10—Scope of Services (Hospital)

Observation services may be provided on outpatient basis if determined reasonable…when deciding if member should be admitted for inpatient care. There is no specification of the time frame (prior contracts have indicated up to 24 hours).

Is the absence of a time designation meant that AHCCCS will be following the 48-hour Medicare standard?

If the time frame is expanded from 24 to 48 hours, what criteria are going to be used to determine that the extended stay to 48 hours was appropriate as observation versus inpatient?

					Please see the AMPM Policy 310, Observation Services for clarification.
34	25	Sect D	# 10—Scope of Services (Hospital)	What is meaning/financial impact of removing 24-hour limit from observation services?	Please see the AMPM Policy 310, Observation Services for clarification. The financial impact is unknown at this time.
35	25	Sect D	# 10—Scope of Services (Immunizations)	What are the adult immunization performance standards?	AHCCCS has not established adult immunization performance indicators for the acute care population.
36	26	Sect D	#10—Scope of Services (Nursing Facility)

What would occur when a member no longer requires the skilled services of a convalescent care stay, but a discharge from the facility is deemed inappropriate for a specific reason?  For example, Mr. Smith is admitted to a skilled nursing facility for Rehab Services (OT and PT), after a hip replacement.  A week into his stay, he is discharged from therapies because he is unable or unwilling to participate.  Mr. Smith no longer meets the criteria for a convalescent care stay, but he is still not able to care for himself in his previous living arrangement, and a discharge from the skilled nursing facility is not appropriate because of safely issues.

					The Health Plan is responsible for providing medically necessary covered services. Facility coverage is not limited to the skilled level of care.
37	26	Sect D	#10—Scope of Services (Nursing Facility)

Can this member (see above question) be kept in the facility at a lower level (e.g. a custodial care level) until the discharge is appropriate?  If this is possible, how would AHCCCSA like to be notified, and would the custodial care days still need to be counted toward the 90 day contract year maximum benefit?

There is no prohibition against health plans negotiating rates at a lower level of care. AHCCCS does not require notification. Days at a lower level of care do count toward the 90-day contract year maximum benefit.

38	27	Sect D	#10, Scope of Services (Post-stabilization Care Services Coverage and Payment, paragraph 2, #2.)	In bullet #2, is 1 hour the correct time for approval of post-stabilization care services at non-contracted facilities? Who will determine the 1-hour time frame? Will telephone logs be used to verify?

One hour is the correct time for approval of post-stabilization care services approval requests for all providers both contracted and non-contracted.

Both hospitals and plans will likely document the one-hour timeframe and telephone logs may be one method to accomplish this.

Further clarification regarding BBA requirements will be forthcoming.

39	27	Sect D	#10, Scope of Services (Post-stabilization Care Services Coverage and Payment, paragraph 3, #3.)

In bullet #3 A Contractor’s physician with privileges at the treating hospital assumes responsibility for the member’s care.  What happens when the Contractor’s physician with privileges at the treating hospital is ready and willing to assume the care but the non-contracted Attending physician will not relinquish care?

					AHCCCS expects treating physicians to act in the best interests of the member. Issues such as this should be brought to the plan Medical Director for resolution.
40	27	Sect D	# 10, Scope of Services, (Pregnancy Terminations)	Is there any information on expected financial impact of policy change?	Based upon 18 months of experience with this policy, AHCCCSA believes that the financial impact is not material, and capitation rates will not be adjusted for this policy change.
41	27	Sect D	#10, Scope of Services (Post-stabilization Care Services Coverage and Payment, paragraph 2, #2.)

Post Stabilization– The RFP implies a contractor must respond to authorization requests within one hour.  If not, are services deemed approved?  How will AHCCCSA evaluate health plans’ performance of this requirement?

If authorization is not provided within one hour, services are deemed authorized. Methods to monitor this performance requirement will be developed. Further analysis of BBA will be completed and additional information will be forthcoming.

42	28	Sect D	# 10-- Scope of Services	Omitted…not used as a maintenance regimen…Is this changing or does the phrase "potential for improvement" cover this?	Please clarify and resubmit the question.
43	28	Sect D	# 10—Scope of Services (Prescription Drugs)	Will pharmacy carve-out include OTC items currently being provided by health plans, for example, condoms and nutritional supplements?	The pharmacy carve out will include those OTC items that require a prescription.
44	28	Sect D	#10--Scope of Services (Transportation, first sentence)	Give examples of medically necessary transportation.

Includes but is not limited to transportation for well child care, prenatal appointments, urgent medical appointments, prescription pick-up at pharmacy, ambulance transportation and other services that are medically necessary.

45	29	Sect D	#10—Scope of Services	What is the timeline for new or revised policies in AMPM regarding Special Health Care Needs?	The deadline is October 1, 2003. As clarification is available it will be published.
46	29	Sect D	#12-- Behavioral Health Services, paragraph 1	“AHCCCS members are eligible for comprehensive behavioral health services” – This indicates that Family Planning members would also have this benefit, is this correct?	No, SFP members are not eligible for behavioral health services. This will be clarified in the RFP document at a future date.
47	30	Sect D	#12-- Behavioral Health Services, Medication Management Services, paragraph 1

In previous publications the PCP was allowed to provide medication management for members with diagnoses of mild to moderate depression, mild to moderate anxiety and attention deficit hyperactivity disorder.  Were the words mild to moderate intentionally left out?

Since the inception of the psychiatric medication initiative in October of 1999, which allows health plan PCPs to prescribe for certain behavioral health disorders within the scope of their practice, the contract language has remained the same.  The words “mild”, “minor”, or “moderate” have not been in contract and there is no change in the expectation.  AHCCCS policy (AMPM 310) and the guiding principles published in September 1999 refer to ADD/ADHD, mild depression, and anxiety disorders as those which may be managed by the health plan PCP.

48	30	Sect D	#12—Behavioral Health Services

“The Contractor shall allow PCPs to provide medication management services (prescription, medication monitoring visits, laboratory, and other diagnostic test necessary for diagnosis and treatment of behavioral disorders) to members with diagnoses of depression, anxiety and attention deficit hyperactivity disorder.”

As this statement does not specify that the PCP may treat “mild” or “minor” depression, please clarify whether the expectation has changed from the original guiding principles published Sept 1999.

					Please refer to the answer for question 47.
49	30	Sect D	#12—Behavioral Health Services	Does AHCCCSA have any guidelines for the monitoring of PCP management of behavioral health disorders?	No, AHCCCS does not have guidelines specific to the monitoring of PCPs’ management of behavioral health disorders.
50	31	Sect D	#14-- Medicaid in the Public Schools, last paragraph

Regarding transfer of medical information between the Contractor and the member’s school or school district. …Isn’t that a violation of the HIPAA privacy standard?  Would the Health Plan have to have a Business Associate Contract with the schools or school districts?

The MIPS program provides reimbursement for school districts that are registered providers.  The relationship between a health plan and a provider does not constitute a business associate relationship.  See 65 Fed. Reg. 82476 (Dec. 28, 2000).  Disclosure for purposes of treatment, payment and certain health care operations are permitted by the rules and do not necessarily require a business associate agreement.  45 CFR 164.506.  “Payment” activities include coordination of benefits.  “Treatment” includes activities by a provider to coordinate care with a third party.  45 CFR 164.501

51	31	Sect D	#14-(MIPS)-last paragraph

The RFP states, "Contractors and their providers must coordinate with schools and school districts that provide MIPS services to the Contractor's enrolled members." Is the intent of this new requirement simply to ensure that services are not duplicative? How are contractors notified when a school or school district is working with a special needs child?  Is AHCCCSA going to provide this information on the monthly FYI file?  Are we coordinating with the school or school district or the providers that actually provide the services? Has consideration been given to the HIPAA implications? Have the schools/school districts indicated that they are willing to work with the health plans?

The intent of the policy is to prevent duplication of service. Contractors can be notified via a DDD support coordinator, a parent, a school provider or the school. AHCCCS will not be providing this information on the FYI file. Plans are required to coordinate care with the most appropriate entity to best meet the needs of the members. Please see HIPAA response given previously. Yes, the school districts have expressed a desire to coordinate with the health plans.

52	31	Sect D	#14-(MIPS)-last paragraph	Please clarify responsibilities of both the health plan and a school in sharing/generating appropriate medical record requirements? (i.e. transfers of member medical information)	Please refer to the answers for questions #50 and #51.
53	32	Section D	#16 - Staff Requirements and Support Services, item n.	Define difference between Compliance Officer, contract YH04 vs. Fraud and Abuse Coordinator, and contract YH03?

The staffing requirement for a Compliance Officer is in the current contract.  The difference between the two positions is the Compliance Officer is considered a key position and must be a senior on-site employee.  The function is similar to that of the Fraud and Abuse Coordinator, with the additional responsibility to oversee the implementation of a compliance program as outlined in Paragraph 62 of the RFP.  The Compliance Officer should continue to attend the AHCCCS Fraud and Abuse Workgroup.

54	32	Sect D	#16 - Staff Requirements and Support Services, item m.

This section states that a Grievance Manager is a required position, this is also restated on page 33, however, on page 92, Section G, Offeror’s Key Personnel, and the position is listed as Grievance Coordinator.   Is it the intent of AHCCCSA to require a Grievance Manager or Coordinator?  Are these two titles interchangeable?

The 2 position titles are not interchangeable. As part of the staff requirements in paragraph 16, AHCCCS requires a Grievance Manager who is responsible for the oversight of the contractor’s Grievance System.  The reference to Grievance Coordinator on p. 92 is incorrect and should be changed to Grievance Manager.

55	34	Sect D	#18-- Member Information, last paragraph

The RFP states affected members must be informed of any other changes in the network 30 days prior to the implementation date of the change.  Please define “other” changes in the network and provide examples.

					Other changes include, but are not limited to turnover in DME providers and provider address changes.
56	34	Sect D	#18-- Member Information, last paragraph	Termination of a contracted provider: Does this include specialty providers?	Yes, for members who were seeing the specialist on a regular basis.
57	34	Sect D	#18-- Member Information, last paragraph	What does AHCCCSA consider to be “program changes” that require notification be provided to “affected members”?	Changes in cost sharing or covered services would be examples of program changes.
58	36	Sect D	#22. Advance Directives, last paragraph

In referring to written information to adult enrollees, what is meant by (4): “Changes to State as soon as possible, but no later than 90 days after the effective date of the change?”  Does this requirement conflict with other disseminated information to member approval requirements?

					The sentence should read, “(4) Changes to State law as soon as possible…”
59	37	Sect D	# 24-- Performance Standards, last paragraph

What is the responsibility of the Health Plan when a response is not received from AHCCCS in a timely manner as it states that a corrective action plan “must be approved by AHCCCS prior to implementation”?

Will the health plan be given sufficient time i.e. (6-9 months) after the date of AHCCCS approval to demonstrate improvement?

The Health Plans are responsible for continuing to improve Performance Indicator rates, and it is expected that health plans will develop and implement interventions that will assist them in achieving, at a minimum, the AHCCCS Minimum Performance Standard.   The amount of time a health plan will be given to implement a corrective action plans depends upon the severity of the issue needing correction and the proposed plan.

60	37	Sect D	# 24-- Performance Standards	On what are the minimum performance standards based?	The AHCCCS Minimum Performance Standards are derived from a formula that includes, but is not limited to previous Performance Indicator rates and statewide averages.
61	37	Sect D	# 24-- Performance Standards	As it relates to levels of performance, please define “demonstrable and sustained improvement.”	Demonstrable is statistically significant and sustained is for more than 1 year.
62	39	Sect D	# 24-- Performance Standards	In the current contract, health plans are required to report the results of Provider Turnovers and Interpreter Services. Will this still be required under the new contract?

The current contract states “AHCCCSA will continue to measure and report results for the Performance Measures…”  This measurement and reporting will continue, but because these are not considered Performance Standards, the information was removed from the RFP.

63	40	Sect D	#27—Network Development

“For Maricopa and Pima Counties only, this includes a network such that 95% of its members residing within the boundary area of metropolitan Phoenix and Tucson do not have to travel more than 5 miles to see a PCP, dentist or pharmacy.”

Attachment B, page 115—“In Tucson (GSA 10) and Metropolitan Phoenix (GSA 12), the Contractor must demonstrate its ability to provide PCP dental and Pharmacy services so that the member so not have to travel more than 5 miles from their residence.

There seems to be an apparent conflict between the wording in the Network Development in paragraph 27, and Attachment B, page 115.  Can you please clarify which applies and define metropolitan Tucson?

To clarify, the adjective “metropolitan” is describing Phoenix only.  Metropolitan Phoenix includes other cities as shown on the GSA map for Maricopa County.  In Pima County, this standard applies only to the city of Tucson.

Attachment B, Page 115.  Last paragraph should read, “In Tucson (GSA 10) and Metropolitan Phoenix (GSA 12), the Contractor must demonstrate its ability to provide PCP, dental and pharmacy services to that 95% of members do not have to travel more than 5 miles from their residence.”

64	40	Sect D	# 27 Network Development	“Contractors must provide a comprehensive provider network that ensures its membership has access at least equal to, or better than, community norms.” How will AHCCCS determine community norms?

The Contractor is asked to identify network gaps in its own annual Provider Network Development and Management plan.  In addition, AHCCCSA will utilize information from licensing boards, commercial insurers and other publicly available materials to determine provider availability.

65	40	Sect D	# 27 Network Development	“Access is supposed to be equal or better than community norm.” How will a potential Offeror best demonstrate such access measures/benchmarks in a successful proposal?	The Agency will not advise Offerors about improving their submission.
66	40	Sect D	# 27 Network Development

Provider Network Development and Management Plan– The plan is to consider access of members to specialty care compared to the general population in the community.  How will a potential Offeror best demonstrate such access in a successful proposal?  How will this criterion be measured (i.e. what is the benchmark(s) that will be used?)?

					The Agency will not advise Offerors about improving their submission.
67	40	Sect D	# 27 Network Development	Provider Network Development and Management Plan– What is the time period the health plans should use for “projecting future needs”, e.g., one year?

The Bidder should use its best judgment in deciding how far in the future projected needs should be assessed in order to maintain an accessible network, capable of delivering covered services for the contract period.

68	40	Sect D	# 27 Network Development

How does the requirement to consider providers in neighboring states in terms of network development reconcile with the requirement that health plan providers must be licensed in Arizona?  Also, how does this apply to out-of-state hospitals?

					Providers whose service address is outside of Arizona must be licensed in the state in which they provide services.
69	41	Sect D	# 27 Network Development

Provider Network Development and Management Plan–

How is AHCCCSA defining “specialty populations” for the purpose of this plan, and what type of information does AHCCCSA want addressed regarding specialty populations as it relates to the plan?

The Offeror should use its expertise and judgment to identify those populations with network needs different than the majority of members in the GSA, who would need special consideration in the design of the network.

70	41	Sect D	# 29—Network Management

Re: notifications of significant network changes.  In the past, AHCCCSA stated that it would respond within 14 days.  What will be AHCCCSA’s turnaround time(s) for approvals of corrective actions arising from such notifications?

					The turnaround time will be dependent upon the circumstances, such as complexity of the corrective action plan. As stated in the paragraph, AHCCCSA will expedite the process in an emergency.
71	41	Sect D	# 29—Network Management

For contractor policies, what does “subject to approval” by AHCCCSA mean?  Is AHCCCSA approval limited only to network management policies or all contractor policies?  Will existing plans have to submit their policies for approval?

“Subject to approval” means the Agency has approval authority over the policies during an operational audit.  It is not limited to network policies only.  Contractors will be notified of pending operational audits.

72	42	Sect D	#30—Primary Care Provider Standards	Once the contractor had determined that appointment availability has not been compromised will action still be required should the panel size exceed 1800?

No.  The Contractor, however, is expected to ensure that quality of care standards continue to be met by such providers.  The information may also suggest that the Contractor should recruit additional providers to serve members in that area.

73	43	Sect D	#32-- Referral Procedures and Standards, paragraph 1, item g.	“Referral to Medicare HMO including payment of co-payments”. Please explain this requirement.	The Contractor must have written policies on their Medicare Cost Sharing responsibilities that should include copayment responsibilities when a member is referred to a Medicare HMO.
74	45	Sect D	#35—Provider Manual

The RFP states, "The contractor remains liable for ensuring that all providers, whether contracted or not, meet the applicable AHCCCSA requirements."  What are a health plan’s obligations to non-contracted providers?  Please define or further clarify “applicable requirements.”

There are a number of “applicable” requirements that the health plan is responsible for, regardless of the providers’ contract status.  Examples include, but are not limited to, ensure non-contracted providers do not bill members for covered services, that claims/encounter data is submitted if a financial liability is incurred by the Contractor, and that the health plan coordinates benefits.

75	47	Sect D	# 37—Subcontracts, paragraph 5	Would the “use of provider more than 25 times” include hospitals where members are admitted through the Emergency Department?	Yes, the Contractor would be responsible for contracting with physicians who have admitting privileges. The Contractor would be encouraged to contract with the hospital.
76	47	Sect D	# 37—Subcontracts

"The Contractor must enter into a written agreement with any provider (including out-of-state providers) the Contractor reasonably anticipates will be providing services on its behalf more than 25 times during the contract year."    Can this be applied to one individual receiving 25 services form one provider, or is it for 25 unique members?

					AHCCCSA is requiring a contract for providers used more than 25 times a year, regardless of the number of services provided or members seen.
77	48	Sect D	#39—Specialty Contracts

With the high potential for AHCCCSA to develop specialty contracts going forward, (i.e. pharmacy) can AHCCCSA provide additional details on how the process might work (i.e. health plan involvement, adjustments to capitation rates, reporting requirements (both to and form AHCCCSA), claims payment, recovery/reinsurance, TPL related issues)?

This section refers to contracts that AHCCCSA negotiates on behalf of its Contractors.  Currently, the only specialty contract AHCCCS is negotiating is for transplant services.  These specialty contracts are for services provided through the health plans and should not be confused with a carve out of services.

In the event AHCCCSA carves out the responsibility for certain medical services from its Contractors, AHCCCSA will solicit feedback from its Contractors, capitation rates will be adjusted and other operating issues will be addressed.  Because AHCCCSA is not currently in the process of developing a carve out, it is unknown what impact a carve out would have on health plan reporting and involvement.  That would need to be addressed on a case by case basis depending upon the type of service that is carved out.

78	49	Sect D	#40—Hospital Subcontracting and Reimbursement

For Maricopa and Pima counties, the RFP states that, "The Contractor shall submit all hospital subcontracts and any amendments to AHCCCSA, Office of Managed Care". For all counties EXCEPT Maricopa and Pima it states, "The Contractor is encouraged to obtain subcontracts with hospitals in all GSA's and must submit copies of these subcontracts, including amendments, to AHCCCSA, Office of Managed Care, at least seven days prior to the effective dates thereof". What requirements exist (for incumbents bidding on new GSA’s and new contractors) to have the Maricopa and Pima hospital contracts (or any other contract as required by the RFP) reviewed by AHCCCSA prior to implementation?

The Office of Managed Care will accept hospital subcontracts and amendments for review and approval after contract awards are made.  It is suggested that they be submitted as soon after the award that the contracts and amendments are complete to allow time for the process, prior to implementation.

79	49	Sect D	#40—Hospital Subcontracting and Reimbursement

Hospital Recoupments– Does AHCCCSA have a policy regarding recoupment of capitation from one health plan and paid to another when retroactive enrollment occurs, and the initial health plan has paid claims to a provider who was not aware of the enrollment change until notified of recoupment (which often occurs after claims submission timeframes)?

AHCCCSA is developing an informal policy related to this issue.  Essentially, medical expenditures incurred in these situations should be treated like expenditures incurred during the PPC time period.  That means, claims should not be denied for lack of prior authorization, but may be denied if reviewed for medical necessity, and the second health plan determines that the services were not medically necessary.

80	49 71 116	Sect D	#40—Hospital Subcontracting and Reimbursement

In the Data Supplement, Offerors are instructed to consider the Maricopa/Pima counties contracting pilot project to be extended beyond September 30, 2003.  This is also reiterated in Amendment #1 dated February 10, 2003.  Is the Data Supplement to be considered a part of the contract and RFP, and a valid RFP instruction?

					Instructions given in the data supplement should be considered a valid RFP instruction.
81	49 119 120	Sect D	#40—Hospital Subcontracting and Reimbursement

Out of State Hospitals– Given that Attachment B represents AHCCCSA’s minimum network requirements, how would a potential Offeror successfully address any potential network deficiencies if Offeror is only “strongly encouraged” but not required to contract with these out of state providers? (e.g. regarding out of state providers listed for GSAs 2 and 4)

Although, Contractors are encouraged to contract with hospitals, they are required to have contracts with physicians with admitting privileges to hospitals considered to be a part of the network.  This is true whether the hospital is in-state or out of state.

82	50	Sect D	#42—Physician Incentives

"The Contractor shall disclose to AHCCCSA the information on physician incentive plans listed in 42 CFR 417.479(h)(I) through 417.479(i) upon contract renewal, prior to initiation of a new contract, or upon request from AHCCCSA or CMS."

Question: Is CMS providing the state oversight in respect to physician incentives?

This question needs to be clarified.  Refer to the Physician Incentive Plan regulations for AHCCCSA’s responsibility in monitoring compliance with those regulations.  The annual disclosure reporting requirement is on hold until CMS develops a new disclosure form.  All other provisions will continue to be enforced.

AHCCCS is required to report to CMS on its Contractor’s compliance with those regulations.

83	51	Sect D	#45—Minimum Capitalization Requirements

"Continuing Offerors that are bidding a new GSA must provide the additional capitalization for the new GSA they are bidding."

Question: Is the capitalization requirement for UFC going into Cochise/Graham/Greenlee, the amount for New Contractors or for Existing Contractors?

					A current Contractor is considered an existing offeror in all counties to be bid.
84	51	Sect D	#45-- Minimum Capitalization Requirements

Please clarify what the minimum capitalization requirements are for continuing offerors bidding a new GSA.  Is it the equity per member standard or the capitalization requirements for new contractors presented in the table?

The minimum capitalization requirement for bidders is what is listed in the table.  However, a Contractor must also meet it’s equity per member standard after the contract is awarded.  If the bidder meets its minimum capitalization, but doesn’t meet its equity per member standard, then the bidder must develop a plan to meet that standard should they be awarded a contract.

85	51	Sect D	#45—Minimum Capitalization Requirements

Since the current RFP realigns some counties in new GSA’s, is a contractor that is currently an incumbent in one of the county (s) in the GSA but not the other county (s) considered to be an existing contractor for purposes of the minimum capitalization requirements?  If a contractor uses an irrevocable letter of credit (LOC) to meet its performance bond requirement as described in the RFP, is it correct to say that AHCCCSA will not consider the LOC an encumbrance or a loan subject to repayment (since the LOC is truly an off balance sheet item and has no outstanding balance owed) as described in the minimum capitalization requirements?  Regardless of the number of GSA’s a contractor is awarded, is it correct to say that the maximum amount of capitalization or equity a contractor is required to meet is $10,000,000?

A current Contract is always considered an existing contractor for capitalization purposes.  Refer to the Performance Bond/Equity Per Member Policy for questions regarding encumbrances on equity.  The maximum capitalization that a bidder must have to secure an award is $10,000,000.  However, the Contractor must also meet the equity per member requirement.  If the $10,000,000 does not meet the requirement, then additional capital must be provided.

	51	Sect D	#45—Minimum Capitalization Requirements	Please explain the rationale for the Yavapai County minimum capitalization requirements being the same for both new and incumbent contractors.

The methodology that was used to determine the amount of the “existing offerors” minimum capitalization requirement resulted in an amount in excess of what the equity per member amount would be.  Therefore, the existing offeror’s minimum was limited to the equity per member amount.

86	51	SD	#45—Minimum Capitalization Requirements

If an Offeror is currently an incumbent health plan in a county that is included in a “new” GSA (e.g. for GSA 4, in one county and not all), then will that incumbent health plan be considered an incumbent health plan or a “new” Offeror in that “new” GSA for proposal submission requirement purposes?

					Incumbent.
87	52	Sect D	#47—Amount of Performance Bond

For the Performance Bond specifications it indicates that it must be effective for 15 months following the effective date of the contract…should this be 15 months from the termination date of the contract?

					This does mean termination date, and that clarification will be made in the document at a future date.
88	52	Sect D	#47 Amount of Performance Bond	Will you allow one performance bond from Yavapai County listing both Yavapai County Long Term Care and the acute care program?	Yes.
89	53	Sect D	#49—Advances, Distribution, Loans and Investments	When does AHCCCSA anticipate making changes to the “AHCCCSA Reporting Guide for Acute Care Contractors”?	OMC anticipates that the revised guide will be available by May 2003. Please note that reporting requirements will not change.
90	53	Sect D	#50—Financial Viability Standards/Performance Guidelines	What is the AHCCCSA definition of “liquid assets”?	Cash or investments that can be converted to cash within 3 business days.
91	53-54	Sect D	#50—Financial Viability Standards/Performance Guidelines

How can AHCCCSA be assured that the positive financial performance of a health plan is not the result of not providing all necessary covered services, or limiting access to sub-specialists, thereby causing the more expensive members to select another health plan?

					AHCCCSA monitors several areas of health plan operations to ensure that members are receiving appropriate services including, types of member grievances for denied services.
92	54	Sect D	#50—Financial Viability Standards/Performance Guidelines	How many incumbent health plans in each of the past three (3) years have had Medical Expense Ratios of less than 85%?	Because this ratio varies from quarter to quarter, several plans have had Medical Expense Ratios of less than 85% at various times.
93	54	Section D	#50—Financial Viability Standards/Performance	Provide clarification on what is meant by “on balance sheet” performance bond.	Assets that are set aside on the balance sheet for the stated purpose of a performance bond,
94	54	Sect D	#51—Separate Incorporation

Is it the intent of the separate incorporation requirement that a separate corporation be established for various lines of AHCCCSA business (i.e. Acute Care, ALTCS and Health Care Group) or may these lines of AHCCCSA business be part of one corporate entity as long as separate mandated reporting can be done for each line of AHCCCSA business?

					All lines of AHCCCS business must be included in one separate corporation—not separately incorporated. Separate reporting to AHCCCS for these lines of business will continue to be required.
95	54 150	Sect D	#50—Financial Viability Standards/Performance Guidelines	What is AHCCCSA’s intent in lowering the Medical Expense Ratio requirement to 80%? Please explain the potential impacts on capitation rates.

Because successful medical management and the implementation of disease management programs can contribute to lower Medical Expense Ratios, AHCCCSA felt that its Contractors should not be discouraged from pursuing these managed care avenues by potential failure to be in compliance with a financial standard.  This does not impact capitation rate development.

96	55	Sect D	#53—Compensation

Related to the reconciliation process for PPC costs, what administration percentage does AHCCCSA intend to use in the reconciliation calculation?  In the PPC Reconciliation Policy, the calculation includes a reduction for reinsurance. Should this not be deleted from the policy as explained in paragraph 58 on page 58 of the RFP  “Effective October 1, 2003, AHCCCSA will no longer cover PPC inpatient expenses under the reinsurance program…” Or are there medical expenditures related to PPC members that still qualify for the reinsurance program?

					AHCCCSA will use the administrative percentage that is built into the capitation rates. The policy will be updated to reflect the elimination of PPC reinsurance in the future.
97	55	Sect D	#53—Compensation

Would “programmatic changes that affect reimbursement” include the anticipated increase in in-patient stays or other associated medical expenditures associated with carve out of pharmacy benefit?

Will AHCCCS be making adjustments in cap for increase in malpractice insurance that is being passed on through increases in contract rates with providers?

Yes, programmatic changes include all service categories impacted due a prescription drug In the event that prescription drugs are carved out,

AHCCCS will factor in the increases to provider payments due to malpractice insurance premium increases.

98	55	Sect D	#53—Compensation

  In determining the various components of health plan reimbursement, how will AHCCCSA take into account the significant trends that have occurred since January 1, 2002?  For example, population changes have increased medical costs.

The encounter utilization reports have six months of CYE ’02 data and financial data as reported by health plans have the full CYE ’02 data.  This data is used in the development of capitation rates.  The information contained in this data plus adjustments for trend and program changes should account for increased utilization.

99	55	Sect D	#53—Compensation

Given that C-section rates have increased to almost 30% in the past 6 months, and are expected to continue increasing due to malpractice concerns and changing provider practices (caused, among other things, by VBACs being limited), how will AHCCCSA take into account these factors in health plan capitation rate range development?

The rate development will be based upon recent actual delivery experience. Information provided by current Contractors will also be utilized in developing future c-section / vaginal delivery percentages. It is anticipated that there will be an increase to the assumed percentage of babies delivered by C-section.

101	55	Sect D	#53—Compensation

Given that AHCCCSA’s historical rate increases have been well below actual health plan and market trends, how will future capitation rate increases be developed?  Will AHCCCSA adjust its capitation rate increases to a targeted Medical Expense Ratio?  For example, if the average of all health plans’ profitability is 5%, and expense trends are increasing at 8% annually, then will AHCCCSA pass along to the health plans 8% or 3%?

The first statement is subjective, and conflicts with the audited financial information OMC collects from its contractors. [We also note with interest that the example chosen seems to conflict with the first part of the question.] While health plan profitability is an important input to rate-setting development, other factors must also be considered before reaching the conclusion rates are actuarially sound.

102	55	Sect D	#53—Compensation

When will all reimbursement rates that Offerors are not bidding on (by RFP instruction) be made available to potential Offerors? (e.g. prior period coverage, hospital supplemental payments, HIV/AIDS supplemental payments, Title XIX Waiver Group capitation, Title XIX Waiver Group hospital supplemental payment etc.)

					AHCCCSA anticipates that the “set rates” will be available by April 1, 2003.
103	55	Sect D	#53—Compensation

Prior Period Coverage– Please explain AHCCCSA’s rationale for discontinuing reinsurance for the PPC population.  Will AHCCCSA be taking this circumstance into account when developing the PPC capitation rates being developed (that the Health plans are not bidding on)?

With the transition of the MNMI population to the Title XIX Waiver Group, very little reinsurance is paid through PPC.  Therefore, it did not seem cost effective to maintain the large administrative burden that it puts on the agency.  The small amount of reinsurance paid for PPC claims will be factored into the capitation rates.

104	55	Sect D	#53—Compensation	Prior Period Coverage– What is the rationale for putting a retrospective period at risk, and on what basis are AHCCCSA’s actuaries developing rates for this program?

AHCCCSA believes that putting the PPC time period at risk will encourage health plans to review claims for medical necessity.

AHCCCSA’s actuaries will use actual claims paid data from the reconciliations to develop the capitation rates.  Furthermore, the rates are reconciled.

105a	55	Sect D	#53—Compensation	Prior Period Coverage– What assumptions regarding length of enrollment, enrollee choice, and utilization and cost trends have been made regarding this population?	The assumptions will be released with the capitation rates.
105b	55	Sect D	#53—Compensation

Prior Period Coverage Reconciliation– Why is AHCCCSA putting the health plans at 2% risk when the health plans have no ability to manage this utilization and related costs?  Please explain how this will be accomplished when current PPC capitation rates may not be adequate.

					AHCCCSA believes that putting the PPC time period at risk will encourage health plans to review claims for medical necessity. AHCCCSA has no evidence that the current PPC rate is not adequate.
107	56	Sect D	#53—Compensation	“Risk sharing for PPC reimbursement” – is the elimination of reinsurance also factored into the rates?	Yes.
108	55	Sect D	#53—Compensation	Since PPC rates are done by AHCCCS actuaries and not by the plans, what profit/loss did AHCCCS build in to the rate structure?	Profit/loss is not build into capitation rates. Mercer builds a 2.0% risk contingency into the PPC rates.
109	56	Sect D	#53—Compensation

Please provide a detail definition of the services included in the delivery supplemental payment.  Please provide detailed information on the DRGs, revenue codes, and CPT/HCPCS codes included in the definition

					Additional data will be distributed at the Offeror’s Conference. Please refer to the service matrix for coding and service category.
110	56	Sect D	#53—Compensation	Please provide details on how the hospitalized supplemental payment is calculated.

The hospital supplemental payment will be calculated based on the costs of the first hospitalization for members who were hospitalized on the date of application.  Encounter data will be used to determine these costs.

111	56	Sect D	#53—Compensation

Title XIX Waiver Group Rates– Will the existing member choice selection adjustment percentages remain in effect for Title XIX Waiver Group members, and will those ranges apply to both the AHCCCSA Care and MED groups?  What assumptions underlie the ranges assigned for capitation rate adjustments under this methodology?

AHCCCSA anticipates that it will continue with the choice adjustment.

The TWG rates, including the hospitalized supplemental payment, will be set by Mercer. Rate ranges will not be developed for this group. A risk corridor will be built around these rates.

112	56	Sect D	#53—Compensation

Title XIX Waiver Group Rates– Will AHCCCSA share its assumptions regarding development of the hospital supplemental payment?  Will AHCCCSA provide application dates to the health plans in order to allow them to track the receivables for these payments?

					AHCCCS will provide the assumptions regarding the development of the hospital supplemental payment at the time they are released. No, AHCCCSA does not have the application dates to provide.
113	56	Sect D	#53—Compensation

The RFP indicates that AHCCCSA may evaluate the cost experience of choice members versus those who are auto-assigned.  Has AHCCCSA completed any such analysis, and will that analysis be shared with Offerors prior to the proposal due date?

					The analysis has not been completed. AHCCCS will continue to pursue this analysis.
114	56	Sect D	#53—Compensation	Delivery Supplement – What specific cost components comprise the delivery supplement payment? What period of time preceding and subsequent to the birth event should be included?

An ad-hoc delivery report will be distributed to all potential contractors at the bidders’ conference to be held on Friday February 21, 2003. The delivery supplemental payment covers costs from six months prior to the delivery date, the actual delivery, and two months post delivery.  The offset in the CRCS should be eight months of capitation for the member.

115	57	Sect D	#55-- Capitation Adjustments, paragraph 2, item b.	If a member is hospitalized with a police guard, are they considered incarcerated? If not, please provide the definition that is used by AHCCCS to qualify a member as “incarcerated.”

If the member meets any of the following criteria, they will be considered incarcerated.

The following are considered inmates:

1.     an inmate in a DOC prisoner

2.     an inmate of a county, city or tribal jail

3.     an inmate of a prison or jail prior to conviction

4.     an inmate of a prison or jail prior to sentencing

5.     an inmate of a prison or jail who can leave prison or jail on work release or work furlough and must return at specific
        intervals

6.     an inmate of a prison or jail who can leave prison or jail on work release or work furlough and must return at specific
        intervals

7.     an inmate who receives outpatient medical services outside of the prison or jail setting.

116	57	Sect D	#56-- Incentives, Use of Website, last paragraph	As contractors will be required to post clinical performance indicators on the Health Plan web site, are these indicators AHCCCS generated numbers or health plan internal data?	Contractors must post AHCCCS generated performance indicators. These will not be posted prior to receiving Contractor feedback.
117	57	Sect D	#56-- Incentives, Use of Website, last paragraph	Use of Web Site– Please confirm when this data must be posted to a health plan’s web site.	AHCCCS will inform the plans when this information is required to be posted. Available information will be posted in CYE ’04.
118	57	Sect D	#56-- Incentives, Use of Website, last paragraph

On what contract year will the clinical performance indicator results be based to adjust the auto-assignment algorithm?  When will these clinical performance indicator results be made available to the health plans?

					As soon as reported by AHCCCS in 2005, for Contract Year 10/1/03 through 9/30/04.
119	57	Sect D	#56-- Incentives, Use of Website, last paragraph

49. For prenatal care in the first trimester, what definition of “trimester” will be used in calculating the performance measures that will impact the auto-assignment algorithm, and how will it be benchmarked?  Examples to consider for clarification include: first time seen for this pregnancy, whether or not on AHCCCS; first time seen on AHCCCS, whether or not by current health plan or provider, and first time seen by current health plan or provider.

					AHCCCS uses the HEDIS specifications for definition of trimester. Healthy People 2010 is the benchmark. Further clarification will be forthcoming.
120	58	Sect D	#56—Incentives

Related to the incentive fund (it is understood that the incentives would not take place until after the CYE 9/30/04), however, what type and or amount of capitation is AHCCCSA considering retaining?  AHCCCSA has previously discussed incorporating incentives and performance outcomes into the reimbursement to contractors but has not previously implemented a process. How much input will AHCCCSA solicit from the contractors in developing incentives and/or the performance measured outcomes?  If contractors are required to develop/submit actuarially sound capitation rates how can AHCCCSA retain a portion of the capitation for an incentive fund? Would this action cause the capitation rates to not be actuarially sound?

AHCCCSA is not considering a financial incentive program at this time—but may in the future.  Contractor input into the process will be solicited.

Any amounts withheld from capitation would be small enough so as to not impact the actuarial soundness of the capitation rates.

121	58	Sect D	#57—Reinsurance

Related to inpatient reinsurance and nursing facility service expenditures in lieu of hospitalization, can AHCCCSA be more specific on what expenditures would qualify for reinsurance reimbursement as described in the RFP?  The definition of what qualifies as “…provided in lieu of hospitalization…” has been an issue in the past.

					Please refer to the Reinsurance Claims Processing Manual, Chapter 2, Section 2, Chapter 3, Section 2, and Chapter 6, Section 4.
122	58	Sect D	#57--Reinsurance	What are the reinsurance premiums in regards to the reinsurance table on page 58?	This will be published by the end of February.
123	58	Sect D	#65 Incentives

Incentive Fund – What performance measures does AHCCCSA intend to use in administering the Incentive Fund?  Will such incentive fund measurements be linked to the accessibility and quality of covered services coordinated by the health plan, or to the Medical Expense Ratio?

					AHCCCSA has not developed a methodology for the incentive fund at this time.
124	60	Sect D	#57--Reinsurance	What does "certify" mean as it references "verify and certify" encounters?	Per the BBA all encounter submissions must be certified as accurate by the submitter. OMC EPARS unit has issued a format for that certification.
125	61	Sect D	# 57--Reinsurance, Reinsurance Audits, Audit Considerations, first paragraph	Please give a clearer explanation of “Pre-hearing and/or hearing penalties discoverable during the review process will not be reimbursed under reinsurance.”	AHCCCS will not reimburse for penalties assessed to Contractors through reinsurance. Contractors have sole financial responsibility for penalties that are awarded through the grievance process.
126	61	Sect D	# 58-- Coordination of Benefits, paragraph 2, Cost Avoidance	Is CRS considered a third party?

CRS meets the definition as a third party.  However, this does not mean that this entire section applies appropriately to CRS coverage.  Contractors are required to coordinate service with CRS per Paragraph 10, page 22.

127	61	Sect D	# 58-- Coordination of Benefits, paragraph 2, Cost Avoidance

AHCCCSA is currently under procurement for a new TPL contractor.  How will that new contract’s operations impact coordination of services with AHCCCS health plans and what will be the financial impacts of any contract changes to a health plan?

					The new contractor will perform the same functions as the current contractor. Therefore, there are no financial impacts anticipated.
128	64	Sect D	# 62-- Corporate Compliance

This health plan is a part of a larger corporation; this larger corporation has a defined Corporate Compliance Program and Officer.  This Officer is located in Washington D.C.; This health plan additionally has a Fraud and Abuse Officer on site.  This section appears to mingle the two together.  Are we meeting the guideline if we have an Off-site Compliance Officer and Committee, if we have a local on site Fraud and Abuse officer?

					Please refer to the answers for questions #53 and #54.
129	65	Sect D	#63—Records Retention

“The Contractor shall preserve and make available all records for a period of five years from the date of final payment under this contract.”

As the statement does not differentiate for age, does the same limit apply to pediatric patient (<21) records?

					All member records, regardless of the age of the member must be maintained and available as delineated in this paragraph.
130	66	Sect D	Page 66, Section 64, Data Exchange Requirements, first paragraph

Upon request, the Contractor shall provide updated, date-sensitive PCP assignments: Does AHCCCS anticipate requiring this during the upcoming contract year?  If so, when will the file layout be provided?

					We do not anticipate that this information will be required in the upcoming contract year.
131	66	Sect D	# 64, Data Exchange Requirements	Are security code/data transmissions already in effect with the AHCCCS VPN and PMMIS systems or is this something new?	The security code/data transmissions have been in effect with the AHCCCS VPN and PMMIS systems since October of 2002.
132	66	Sect D	# 64, Data Exchange Requirements	Does the Health Plan have to obtain a business associate contract with AHCCCS for the release of member information to AHCCCS under the HIPAA privacy standards?

The AHCCCS Administration is not aware of any covered functions that it performs on behalf of Health Plans under this RFP that would require the Health Plans to consider the Administration to be a business associate of the Health Plan.  Furthermore, it is the AHCCCS Administration’s position that neither will Health Plans, under this RFP, be required to perform covered functions on behalf of the AHCCCS Administration that would require the AHCCCS Administration to consider the Health Plans to be business associates of the AHCCCS Administration.  Neither does the AHCCCS Administration consider a business associate agreement to be a prerequisite for the exchange of protected health information between health plans and the AHCCCS Administration.  For example, covered entities may disclose protected health information to another covered entity for purposes of treatment, payment or certain health care operations.  See 45 CFR 164.506.  There are also a number of disclosures permitted by 45 CFR 164.512 that pertain to the relationship between the health plans and the AHCCCS Administration.  Neither of these rules mandates that a business associate agreement be executed as a precondition for disclosures pursuant to these rules.

133	66	Sect D	# 64, Data Exchange Requirements	Do we need to state specifically in our notice of privacy practices that information can and will be released to AHCCCS for the purposes of oversight?

It is the position of the AHCCCS Administration that it falls within the regulatory definition of a health oversight agency as set forth at 45 CFR 164.501.  The Privacy Rule, at 45 CFR 164.520(b)(ii)(B), requires that the notice of privacy practices include a description of the purposes for which a covered entity is permitted to disclose protected health information.  Disclosures for health oversight activities are permitted by the rule.  See 45 CFR 164.512(d).  Determining the precise contents of the contractor’s notice of privacy practices is the contractor’s responsibility.  Any advice or direction provided by the Administration is not binding on the federal agency responsible for enforcement of the HIPAA Privacy requirements.

134	66	Sect D	# 64, Data Exchange Requirements	Will AHCCCS have a notice of privacy practices that addresses sending information to the Health Plans?	Yes.
135	70	Sect D	# 72—Sanctions	When will the Sanctions policy be available?	The policy will be available prior to October 1, 2003 in order to be in compliance with the BBA. OMC will make every effort to finalize it well in advance of that date.
136	70	Sect D	# 73-- Business Continuity Plan	When will the Business Continuity Plan policy be available?	A draft of the Business Continuity Plan Policy is in the bidder’s library and on the AHCCCS web site.
137	70 70 72-73	Sect D	# 73-- Business Continuity Plan

When will draft AHCCCSA policies or AHCCCSA policies in revision as referenced in RFP be ready and how will they be distributed?  If not by website, how will potential Offerors be notified?  (e.g. Sanctions policy; Current Health plan Change policy; Member Transition for Annual Enrollment Choice policy, Open Enrollment and Other Plan Changes, and Business Continuity Plan policy.)

These policies will all be posted on the web site when completed.  Most of these are currently posted there.  It is the bidder’s responsibility to regularly review the web site or physical bidder’s library for updates.

138	71	Sect D	#75—Pending Legislative/Other Issues

Relating to the inpatient pilot program, if legislation is not enacted to extend the pilot program in Maricopa and Pima counties beyond 9/30/03, will AHCCCSA adjust the capitation rates it pays to contractors?

					Yes.
139	71	Sect D	#75—Pending Legislative/Other Issues	When will all of the pending issues listed on page 71 of the RFP (e.g., transplants) be resolved and will those issues be resolved before the bid due date?	AHCCCSA is unable to determine the exact date the pending issues will be resolved. It is unlikely that they will be resolved prior to the bid submission due date.
140	71	Sect D	#76—Balanced Budget Act of 1997 (BBA)	What is the timeline for new or revised policies in AMPM regarding Balanced budget Act of 1997 (BBA)?	October 1, 2003
141	71	Sect D	#76—Balanced Budget Act of 1997 (BBA)	When will policies be completed regarding Special Health care needs and Emergency Services according to BBA?	October 1, 2003
142	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Has AHCCCSA or the Governor’s Office prepared a position or policy paper that outlines the pros and cons of carving out pharmacy services from the AHCCCS program?  If yes, when will this be made available to potential Offerors?

AHCCCSA is in the process of hiring a consultant to determine if cost savings can be achieved with carving out prescription drugs from the Contractors.  The result of that study is anticipated to be finalized in the Summer of 2003.  The report should include both pros and cons of a prescription drug carve out.

143	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– Given the complexity of a pharmacy services carve out, is the October 1, 2003 implementation date feasible?	If implemented, AHCCCSA anticipates that the prescription drug carve out would be effective October 1, 2004.
144	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– How much in PMPM dollar savings does AHCCCSA anticipate to realize if pharmacy services are carved out from the health plans?

AHCCCSA is in the process of hiring a consultant to determine the potential cost savings of carving out prescription drug costs from the Contractors.  The result of that study is anticipated to be finalized in the Summer of 2003.  The report should include both pros and cons of a prescription drug carve out.

145	71	Sect D	#75—Pending Legislative/Other Issues

  Prescription Drugs – Will AHCCCSA implement quantity limits per month and per prescription, prescriptions per period of time and dosage limits to manage utilization problems that could affect medical costs?  (Over-utilization of antibiotics causing resistance – a CDC effort is underway to address this problem as well as under-utilization of statins in diabetics and CAD, and asthma as mentioned above. Higher than recommended or safe doses result in adverse effects).

					AHCCCSA does not anticipate implementing any additional type of quantity limit at this time. Please refer to the AMPM, Chapter 300 for current limits.
146	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– Will AHCCCSA identify and work with health plan case management to restrict members to prevent drug-seeking behavior and help them get proper treatment of their condition?	PBM’s have these types of edits and AHCCCSA expects that this information will be made available to the Contractors.
147	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Will AHCCCSA provide the health plans concurrent access to the pharmacy database for their respective membership to allow them to do reviews that impact care plans, disease management, and health outcomes?

					Yes, AHCCCSA anticipates that real time data will be made available to its Contractors.
148	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Will AHCCCSA assign responsibility to the PBM to perform all of the management of these pharmacy issues?  Will AHCCCSA or the PBM hire staff to address health plan interests and data integration requirements?

					The responsibility will be shared by the PBM and the Contractors, not unlike the current system. Yes there will be staff to coordinate the administration of the program.
149	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– In the event that pharmacy services are carved out of the AHCCCSA program, please delineate which drugs will be carved out.  Examples include:

Injectables
Enterals
Infusion drugs / Hemo factor
Chemotherapy
Family Planning drugs
Pharmacy dispensed in a physician or hospital
setting
Psychotropic drugs currently being provided by
RBHAs

The bidder should assume that all outpatient pharmacy services will be carved out.  Any of the listed drugs when administered in an outpatient setting will be carved out. If any of the listed drugs are administered in an inpatient setting, then they are covered under the AHCCCS tier per diem reimbursement.

Prescriptions administered in a Skilled Nursing Facility will be carved out.

150	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– If injectables are not carved out, will there be compensation to the plans for the increased costs associated with obtaining them on the medical side?  The discount obtained running them through the retail pharmacy benefit will be lost if they are not. (MC)

					Injectables will be carved out.
151	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– Will AHCCCSA carve out all transplant related therapy and manage the coordination of benefits with Medicare?	Yes, prescription drugs associated with transplants will be carved out, and the PBM will be responsible for coordinating benefits with Medicare.
152	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Given certain members’ complex pharmacy regimens designed to control or improve chronic and costly medical conditions, how will AHCCCSA adjust capitation rates for such identified members’ increased non-pharmacy utilization costs if pharmacy services are carved out of the AHCCCS program?  For example, what may be the pharmacy prior authorization requirements that will need to be coordinated among the “statewide” pharmacy benefits manager and the health plans to achieve cost savings and consistency in application of clinical criteria?

					One prior authorization policy will be developed by AHCCCSA with input from its Contractors. The plans should factor the impact of the prescription drug carve out to other service categories.
153	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– If pharmacy management is carved out, what does AHCCCSA intend to do with over-prescribing physicians?  How will such issues be coordinated with health plans?  Will this data be made available by health plan?

					The Contractors will continue to receive real time information that will permit provider profiling. This will be the responsibility of the Contractor to monitor.
154	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– If pharmacy management services are carved out, how will AHCCCSA deal with prescriptions for health plan members that are written by physicians who are not contracted with the member’s health plan?

					All prescriptions will most likely be filled unless the pharmacy is not in the PBM’s network.
155	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– Who will be responsible for reporting and monitoring pharmacy fraud and abuse issues?	Both the Contractor and the PBM will be responsible for monitoring fraud and abuse issues.
156	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Given federal Medicaid drug rebate requirements and recent lawsuits limiting the use of a formulary, how will AHCCCSA restrict the usage of high cost and inappropriate pharmaceuticals?

CMS has recently interpreted the Medicaid Drug Rebate Prgram as permitting the use of a formulary that encourages management of the pharmacy benefit.  States with formularies have recently prevailed in the courts.

157	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Rebates are based on increased utilization of brand name medications, not cost-effective management, thus resulting in higher cost of the pharmacy benefit.  The logic of doing this, to get back a greater percentage of rebate dollars, is flawed.  If one is spending $100 to get back $4 (4%), and keeping generic utilization in the 60%-plus range, how would it benefit to treat the same condition for $200 to get back $36 (18%) and drive up the average cost per prescription, since the use of generics would most likely decline 15-25 percentage points?

					Noted. The study will address this question.
158	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– If AHCCCSA decides to carve out the pharmacy benefit, any gain from increased rebates will be offset by increased health plan costs (PMPM and $/Rx).  The current requirements to obtain Federal Rebates are contradictory to the ability to manage over-, under- and mis-utilization of the pharmacy benefit and ultimately affect patient care in a positive manner.  The carve out of pharmacy services from the health plans could result in misinformed decisions, increased hospitalizations, emergency room visits and physician visits.  What are the assumptions of AHCCCSA’s actuaries regarding the impact on other health care costs if pharmacy management is carved out of the program?

The study will address the question.  Additionally, the Contractors will continue to receive data as the currently do from the PBM to perform the “back end” utilization management.  Each plan must make its own determination of the impact that the prescription drug carve out will have to other service categories.  AHCCCS’ actuaries have not made final determinations of the impact to other service categories.

159	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– If pharmacy management is carved out, how will AHCCCSA handle requests for non-formulary drugs?	AHCCCS will work with its Contractors to develop a prior authorization process for non-formulary drugs.
160	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Managing the pharmacy benefit at the health plan level with closed formularies allows for more effective case management, concurrent review and disease management, to name a few activities that positively impact member health outcomes and reduce overall program costs.  An open formulary focused on obtaining rebates will ultimately result in increased medical service and pharmacy costs, and hinder health plans’ abilities to implement effective medical management programs that readily influence member behaviors and health outcomes.  Will AHCCCSA be establishing an open or closed formulary?  Will it be a uniform statewide formulary?  What will be AHCCCSA’s assumptions in developing health plan capitation rates for open and closed formularies?

There will not be an open formulary.  CMS is flexible with the states in establishing formularies that have effective management procedures.

There will be no impact to the capitation rates for open or closed formularies.

161	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– One of the most effective ways to control pharmacy costs is to conduct academic detailing and profiling of physicians’ prescribing behaviors.  Who from AHCCCSA will be responsible for these initiatives?  How will this information be conveyed to providers?  How often?

					As mentioned previously, the Contractors will receive data that will permit them to continue their provider profiling.
162	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– With pharmacy services carved out of the AHCCCSA program, how does AHCCCSA intend to address the issuance and payment of prescriptions written in an inpatient setting that are reimbursed on a per diem basis?  Will AHCCCS adjust facility tiered per diem rates?

					These will continue to be included in the tier per diems. The rates will be adjusted as provided for in Arizona statute.
163	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– With pharmacy services carved out of the AHCCCS program, how does AHCCCSA intend to handle prescriptions written in an emergency room?  Will only short-term prescriptions be issued, with written instructions for the member to follow up with his/her PCP?  How will the information about such prescriptions written in the emergency room be communicated/transmitted to the member’s PCP?  Which provider will be responsible for effecting such information transfers?

					This detail has not been worked out yet.
164	71	Sec D	#75—Pending Legislative/Other Issues

Hospital Pilot Program– Even though AHCCCSA instructs Offerors to bid as if this program is extended beyond September 30, 2003, does AHCCCSA anticipate that such extension will actually occur?  And what will be the impacts if the pilot program is not extended?

					Yes, AHCCCSA anticipates that the pilot will be extended.
165	71	Sect D	#76-- BBA	When is it anticipated that AHCCCSA’s final decision regarding the BBA requirement to have an expedited hearing process through the State Medicaid agency be made available to potential Offerors?	AHCCCSA will have that decision as soon as possible. When a final decision is made. Offerors will be informed immediately through the web site and in written form.
166	72	Sect D	#77-- Healthcare Group of Arizona	Does agreement to participate in the HCG program provide any weight in award decisions for the acute care program?

In the case of negligible differences between two or more competing proposals for a particular GSA, in the best interest of the State, AHCCCSA may consider an Offeror, who participates satisfactorily in other lines of AHCCCS business, as a factor in awarding the contract..

167	89	Sect G	Related Party Transactions	Are questions 1 & 2 specific to the health plans board and staff or do these questions relate to the health plan’s parent company?	These questions are specific to the Offeror’s board and staff.
168	90	Sect G	Related Party Transactions

Furnishing of goods or services – does this include payments made to brother/sister organizations made in the normal course of business, i.e., payment to a hospital for inpatient services when the plan and hospital are owned by the same organization?

					Yes, this applies to payments made to related party organizations in the normal course of business.
169	92	Sect G

Please define “AHCCCSA program” as to be used in the final column of this table?  Is this meant to include responsibilities pertaining to other AHCCCSA programs as well, such as the ALTCS and Premium Sharing programs?

					The AHCCCS acute care line of business.
170	93	Sect H		What percentages/values will be assigned to each of the five scoring categories?	This information is not being shared with Offerors.
171	93	Sect H		Can AHCCCSA define “negligible differences” in the contents of the sentence, “In the case of negligible differences between two or more competing proposals for a particular GSA…”	The definition is not being shared with Offerors.
172	93	Sect H

If a Letter of Intent (AHCCCSA mandated LOI format for CYE 9/30/04 approved version) does not include language to address the amount of reimbursement to be paid a provider for services rendered, how can the determination of a capitation rate based on such LOI’s be considered to be actuarially sound? If CMS has mandated that all capitation rates be actuarially sound, how can AHCCCSA consider an LOI with no negotiated fee schedule to have the same weight as fully executed contract?

Capitation rates will not be based on LOI’s, but rather on historical cost and utilization data provided by health plans.

Historical experience with appropriate trends that are applied to the historical data are sufficient to develop actuarially sound capitation rates.

173	94	Sect H

The RFP addresses the situation when an offeror submits a capitation bid below the actuarial rate range, what will AHCCCSA do if the offeror’s capitation bid is above the actuarial rate range?  Will AHCCCSA place the offeror within the range and if so, at point within the range?

If the Offeror’s bid is above the top of the rate range,   AHCCCSA may elect to initiate a BFO process to guide the bidder into the rate range, or may set the rate at some point below the mid point of the rate range.  The exact placement is confidential.

174	94	Sect H

What are the maximum and minimum number of points possible for the capitation bids by GSA and risk group? If a bid is between the minimum and maximum rate within the actuarial rate range, will points be awarded on a linear basis or some other method?

					The scoring methodology for capitation bids is proprietary and confidential.
175	97	Sect H		Is AHCCCSA anticipating that Offerors will submit policies with their proposals? If yes, what policies are to be submitted in Offerors’ proposals?	No.
176a	97	Sect H

In responding to questions presented in this section of the RFP, may potential Offerors provide attachments that further illustrate their narrative responses?  Will such attachments be counted toward (i.e. included as part of) the three (3) or five (5) page limit instructions?

It is anticipated that the narrative will fully address the submission requirement.  Only specified attachments may be included per the submission instructions.  The narrative may include a description of policies, handbooks, manuals, newsletters or other documents, but the documents should not be included in the submission unless specifically requested.

176b		Sect H		Please clarify the award of points for the extra credit submissions.

The first full paragraph on page 95 of the RFP which begins, "The Offeror may submit up to three programs/initiatives, ..."  should be changed to read, "There are a specific number of points available for each category.  In order to receive the full number of points available, an initiative/program must be submitted for each category.  If multiple submissions in a single category are received, they will be considered one initiative/program.  Offerors should be aware that the points earned through extra credit responses may be significant enough to determine the outcome of contract awards."

177	98	Sect I		May the bidders submit the provider network on a CD as opposed to a 3.5" floppy disk?	Yes.
178	98	Sect I		What is the intent of “network hospital?” Does this include the hospitals that are listed in Attachment B, or the hospitals for whom the contractor has obtained a LOI?

Each hospital the bidder considers to be a part of the network, whether there is a contract, LOI or not.  Please note that in Maricopa and Pima Counties where the Pilot Program exists, Offerors are required to have contracts or LOI’s with hospitals.

179	98	Sect I

If the provider is currently contracted with our long term care program, is he considered a provider currently contracted for purposes of this database? If we have both a contract for LTC and a LOI for acute care, how do we indicate it?

					A contract covering the participation of a provider in the LTC program solely does not constitute a contract for the Acute Care program. The LOI should be reflected in the submission.
180	98	Sect I

How would you like multiple addresses of providers entered in the database?  If a provider has multiple service addresses how do you wish us to list them by line item - the Access 2000 database will not accept multiple entries of the same ID number, and we would need to modify the number somehow.

AHCCCS has successfully entered multiple entries with the same ID number and had them accepted by Access 2000.  Perhaps the Offeror is using the primary key on the ID number.  If this is the problem, removal should allow acceptance.  Or they may be indexing and set their index to not accept duplicates.

181	98	Sect I	Question 1

Should a printed copy of the Provider Network File be submitted with the 3.5’ disk?  Due to size of the file can the Provider network File be submitted on CD?  How many copies of the disk (or CD) should be submitted with the response?  Should the Provider Network File be sorted by GSA and Provider Type?  Please Clarify.

It is not necessary to submit a printed copy.  The file may be submitted on a CD.  Three copies of the disk (CD) should be submitted.  Sorting of the data will be done after receipt of the file by AHCCCS.

182	98	Sect I	Question 2

What format is required for the contracted physicians who have admitting privileges to the network hospitals?  Is the response limited to three pages?  Are there preferred column formats and/or length limit on data fields?

					This information should be submitted on hard copy. There is no page limit. Please sort by hospital with provider ID and name.
183	98	Sect I	Question 3	Is the response limited to three pages?	No.
184	98	Sect I		If the Plan does a group contract, do you need to have a letter of Intent for each provider/location for a group practice?	No. Proof of authority of signatory must be available if requested.
185	98	Sect I		If the Plan has evergreen contracts with an existing provider in a GSA they already occupy, do you have to have a Letter of Intent for those providers?	No.
186	98	Sect I

If the Plan currently contracts with a provider in a specific county in which the Plan currently has membership and that provider also services other counties, does the Plan need a LOI for counties in which the Plan is bidding but does not currently have membership?  Or is the current contract for the county sufficient?

					There must be a contract or LOI that covers the pertinent GSA and time period.
187	98	Sect I		Can potential Offerors submit their responses to this question on a CD-ROM instead of floppy disks?	Yes.
188	99	Sect I		When will the rates being calculated by AHCCCS for PPC, HIV, T19, and HIFA be available? Are the bidders to include these rates in the projections they prepare or should they be carved out?

AHCCCSA anticipates that the capitation rates in question will be available April 1, 2003.  Because the PPC and TWG rates are reconciled, the Offeror should estimate what their profitability will be for the TWG and PPC experience and build that into their financial projections.  For the HIFA parents, assume a rate that is 10% greater than the applicable TANF rates.

189	100	Sect I

How can AHCCCSA deem that the rate proposal includes the cost of administrative adjustments required during the term of the contract when of the financial impact of several major issues is unknown and contingent on pending legislation?  Is AHCCCSA prepared to adjust capitation rates and or the administrative component due the resolution of pending legislation?

					AHCCCSA will adjust the capitation rates after the pending items are resolved, if necessary. Contractor feedback will be solicited.
190	100	Sect I	Capitation Last paragraph on page 100

“The offeror’s rate proposal will be deemed by AHCCCSA to include the costs of administrative adjustments required during the term of this contract.

Please define what is meant by “administrative adjustments.”

					Examples of administrative adjustments include BBA costs, HIPAA costs, member ID card costs, and the impact to administrative costs due to the carve out of pharmacy (pharmacy bid only).
191	101	Sect I		What does benchmarking Family Planning Services mean?	The submission requirement regarding Family Planning has been modified. Benchmarking is deleted as a submission requirement.
192	101	Sect I		Will AHCCCS have goals and benchmarks set as in the performance standards as relates to Family Planning services?	None are planned at this time.
193	101	Sect I		Please define “other hard to reach populations.”	The health plan should define this based upon the geographic areas served.
194	102	Sect I		How far back should I go to indicate an average speed for resolution? (the last quarter, last contract year, calendar year)	Please use the last complete contract year.
195	103	Sect I	Grievance and Appeals

This item asks for both a flowchart and a written description of the grievance and appeals process.  Due to the many contingencies of the grievance and appeal process, may responses include the requested flowchart as an attachment to the three-page response?  Or is the flowchart to be included within the three-page response?

					The narrative should be three pages; the flow chart should not be included in the 3 page limit.
196	103	Sect I	Question 36

Requests a description of the grievance and appeal process, including “both the informal and formal processes.”—is there a mandated informal process and if so what are the parameters given the administrative code and the process set forth in Attachment H?

No.  With the new Balanced Budget Act regulations, there is no mandated informal process.  We are amending the submission requirement to:  Provide a flow chart and written description of the grievance and appeals processes; include general timeframes.  Identify the staff that will be involved at each phase and provide their qualifications.  (Limit 3 pages plus a flowchart)

197	103	Sect I		Is this “informal” process the expedited appeal process in response to the Notice of Action described in Attachment H, or some part of that process?

Please refer to the answer in question # 196.

198	103	Sect I	Question 40.	How must this requirement be met for a new offeror? As a current LTC PC, must we submit claims aging data from our LTC program?	A new Offeror, currently acting as an MCO, must submit their claims aging for the current line of business used throughout the submission.
199	103	Sect I	Question 40	What format is required for the claims aging report – detail or summary?	This bid submission requirement is eliminated.
	104

The health plan compiles quarterly financial information for AHCCCS.  Will a copy of the quarterly financial statements submitted to AHCCCS meet this requirement?  If yes, which schedules should be submitted?  If no, please provide more details as to what specific financial schedules are required.

					Yes. Please provide the Balance Sheet and Income Statement, and notes to financial statements.
200	104	Sect I

In answering the questions in Section I of the bid, specifically financial forecasts (items #48) and financial viability calculations (item #49), how should the offeror incorporate the fact that; capitation rates have to be submitted with and without (carved out) the pharmacy component, and capitation rates for several risk groups are unknown and will be set by AHCCCSA?  These items will have a direct impact on an offeror’s forecasted financial results.

Only submit financial statements assuming the prescription drug benefit remains the responsibility of the Contractor.

AHCCCSA anticipates that the capitation rates in question will be available April 1, 2003.  Because the PPC and TWG rates are reconciled, the Offeror should estimate what their profitability will be for the TWG and PPC experience and build that into their financial projections.  For the HIFA parents, assume a rate that is 10% greater than the applicable TANF rates.

201	104	Sect I	Question 52

Can programs initiated prior to 10/1/2003 be used for extra credit?  Is the total page limit for the response 9 pages (limit of three programs/initiatives/limit of three pages each) plus the timeline for each program/initiative?  Please clarify.

Yes, programs initiated and expected to continue in the new contract period may be submitted for extra credit.  The total page limit is 9 pages, a limit of 3 per program/initiative.  The timelines are in addition to the 9 pages.

202	104	Sect I

The RFP calls for financial forecasts in "at least the level of detail specified for annual audited financial statements". Does this mean that we need to submit the income statement at the risk code category level as well as a combined income statement for the entire county?

					No—just the Balance Sheet and Income Statement and notes to the financial statements. This information should be statewide rather than by county or GSA.
203	104	Sect I		We are preparing two sets of capitation rates, one with and one without prescriptions. Do we need to prepare two sets of financial projections also?	No—just one assuming that the prescription drug benefit remains the responsibility of the Contractors.
205	104	Sect I		Will AHCCCS determine which set of capitation rates we should use in our projections?	The Offeror should use the capitation rates that assume prescription drug will continue to be the responsibility of the health plans in their projections.
206	104	Sect I		Who is considered to be within "community involvement"? Members, Agencies, Community Providers, Hospitals, etc.	The entities mentioned could be considered a part of the community, but community is not limited to these entities.
207	104	Sect I		Please clarify whether the entire response to this section is three (3) pages maximum or three (3) pages maximum per each initiative selected?	Please refer to the answer to question #104.
208	105	Sect I		What would cause AHCCCSA to not have a Best and Final Offer (BFO) process?

BFOs can be time consuming and resource intensive for both the state, as well as the bidders. If the initial bids for a given GSA fall generally within the established rate ranges, the state has reserved the right to finish scoring the proposals and to make tentative awards. Rate offers to the successful bidders would then be made to the extent necessary to ensure all rates fall within the established rate ranges.

209	106	Sect I

Capitation Rates Offered after BFOs– Please further clarify the following, “At this point, should the Offeror have a rate code(s) without an accepted capitation rate, AHCCCSA shall offer a capitation rate to the Offeror.  Note that all rates offered in this manner shall be identical for all Offerors in the same GSA and rate code.”  Please further clarify the meaning of “all Offerors” in this context.  Is this only to be applied to those Offerors not having acceptable rates?

					Yes.
210	107	Sect I

In the RFP amendments about Pima/Santa Cruz, 5 contracts will be awarded in Pima but only 2 will get Santa Cruz County.  When bidding in Santa Cruz Co., should we bid as blended rates or separate per county?

The Offeror must submit a bid for the entire GSA.  Capitation scoring will be based upon the blended capitation rate.  After all RFP scoring is completed, the two bidders with the highest overall scores will receive an award for both Pima and Santa Cruz counties.  The next highest scorers will receive an award in Pima County only.  The Pima County only Contractors will be offered a rate that is their bidded rate for both counties as adjusted based upon a percentage difference between the risk of the two counties combined and Pima County only as determined by Mercer.  If the Pima County awardee does not accept the offered rate, then the next highest scorer will be offered a rate until all available Contractor slots are awarded.

211	109	Sect I		Will all Bidders Library items be posted on AHCCCSA’s web site? If not, how will potential Offerors be notified that new materials are available in the Bidders Library?	It is AHCCCSA’s intention to have virtually all bidders’ items posted on the web site. Potential Offerors should review the web site on a regular basis to receive updates.
212	115	Attach B

In terms of assessing and evaluating a health plan’s network of providers, are PCPs, dentists, pharmacies, hospitals and specialty care providers all assessed equally?  If not, how are they assessed or evaluated in the scoring process?  How are ancillary providers assessed or evaluated in the scoring process?

					This information is not being shared with bidders.
213		Attach B

Please clarify this statement - “if outpatient specialty services (OB, family planning, internal medicine and pediatrics) are not included in the primary care provider contract, at least one subcontract is required for each of these specialties in the service sites specified.”

Contracted providers able to deliver these specialty services, should be available in the service sites specified.  If the services are not available, this information should be included in the Network Development and Management plan, along with the steps to be taken to provide the services to members.

214	115	Attach B	Instructions

May a prospective bidder include in their floppy disk containing their provider network, an existing network developed for a line of business other than AHCCCS? Would the prospective bidder be required to notify the providers that make up that network of the intent to include them in their proposal to meet the minimum network standards for that GSA? If so, if they’re current contracts do not contain the AHCCCSA minimum subcontract provisions can they be considered "contracted" for the AHCCCS line of business?

We do not believe that a provider is a member of an Offeror’s network, when they are unaware of this fact.  In order for a contract to be considered for a submitted provider it must contain all required components.

215	119 120 124	Attach B

Will AHCCCSA waive pharmacy minimum network standard requirements for the following communities that currently do not have a pharmacy: Ash Fork (GSA 4), Carefree (GSA 12), Seligman (GSA 4) and San Luis (GSA 2)?

Please be aware that a slash mark (/) between two geographic service sites, indicates that the service must be available in at least one of the sites.  The GSA 2 service site list for pharmacies should read San Luis/Somerton.  With this correction there are pharmacies in these sites.

216	125	Attach B	Map

For GSA 14, the map indicates that PCP, Dentists and Pharmacies are a minimum requirement for both Morenci and Clifton.  However, the list on the left side of the page indicates that Morenci and Clifton are together.  Are Clifton and Morenci considered one in the same for this requirement, or do you need these services in both cities?

Please refer to the answer to question #215.

217		Attach B

Page 49 states, “all counties except Maricopa and Pima contractor is encouraged to obtain subcontracts with hospital” and Attachment B lists hospitals a minimum network requirement in all counties.  Is it required or encourages to obtain and LOI in counties other than Maricopa and Pima in order to meet minimum network requirements?

					It is required that the Offeror have either contracts or LOIs with physicians with admitting privileges to hospitals in the Offerors network. Offerors are encouraged to contract with hospitals.
218a	126	Attach C	Instructions

Could AHCCCSA further define or add additional clarity to what it considers “any administrative function or service for the Contractor” as it relates to the term “Management Services Subcontractor”? For example, would our PBM and GACCP (Credentialing Primary Source Verification) be considered Management Services Subcontractors?

A Management Services Subcontractor is defined in the opening paragraph of Attachment C.  For purposes of responding to the RFP, the subcontractor is an individual or firm who is responsible for day today operations of the health plan.

218b	126	Attach C	Instructions

Page 126, Attachment C, Management Services Subcontractor Statements.  Based  upon the answers to the Bidders' questions released at the Bidders' Conference and the feedback from the past two years' Operational and    Financial Reviews, there seems to be conflicting definitions and  interpretations around management services subcontractors.  Based on OFR feedback, we believe that subcontractors for services such as data   information systems, pharmacy benefit managers (PBM), management services and any other organization to which day-to-day operations are delegated (such as recoveries and clinical evaluations) are required to complete a management services subcontractor statement.  Please clarify.

For purposes of Attachment C, the opening definition is applicable.  Therefore, data information systems, PBM, etc. are not included.  However,  clarification for which sub contractors require and audit submission will be clarified in the revised acute care reporting guide.

219	126	Attach C		Attachment C is not included on the Offeror’s Checklist. For submission purposes, should Attachment C be submitted following completion of Section G in General Matters?	Yes.
220	126	Attach C		Please provide additional examples of what Constitutes a “Management Services Subcontractor”.	See answer to #218 above.
221	126	Attach C

Please identify whether the following meets the requirement for a management services subcontract:

Organization which coordinates purchasing of health insurance for health plan employees

Organization which coordinates purchasing of other insurance (such as liability) for the health plan organization which manages the health plan’s data center operations but does not have decision making authority in areas such as methodology for claims processing, authorization processing, etc.; it would, however, be involved in implementing changes to the health plan’s information systems based on direction by health plan employees provides legal services to the health plan

acts as the Human Resources/Payroll department for the health plan to assist with hiring, addressing employee questions regarding benefits, processing payroll, etc.

Would any of the answers to the above be different if the services were provided by a related party?  If yes, which ones and why?

					None of these listed meet the requirement.
222	126	Attach C

Most of the current AHCCCS plans are owned by larger organizations which provide some administrative services to the health plans, but are not actively involved in the normal operations of the plan.  In this case, would a management services subcontract be required between the health plan and its parent company?

					These would not qualify.
223	126	Attach C		Does AHCCCS consider a Pharmacy Benefit Manager contract, which has as one of the contractual responsibilities, the processing of retail pharmacy claims, a Management Service Subcontractor?	No.
224	126	Attach C		Does a specialty provider delegated for limited prior auth, i.e. approvals only, qualify as a management services contract?	More information is needed.
225	126	Attach C		Is Medifax EDI considered a Management Services Subcontractor? They provide electronic claims clearinghouse and member eligibility verification services.	No.
226	126	Attach C		Management Services Subcontractor Statement – Please clarify which subcontractors AHCCCSA anticipates to be included with an Offeror’s proposal?	Any organization that is hired by a parent company to run the operations of the health plan. A subcontractor that provides all of the operations of a medical service, i.e. family planning services.
227	127	Attach C		Management Services Subcontractor Statement—Is this required on an LOI provider?	No.
228	129	Attach C		Will a copy of the organization’s most recent Form 10-K be acceptable in lieu of a copy of the audited financial statements?	The two most recent audited financial statements must be included. If the 2002 has not been completed, then please submit the most recent 10-K for 2002.
229	132	Attach D(1)		In a group practice - does each physician need a separate LOI or can a group administrator sign for all physicians within group?	Please refer to the answer to question # 184.
230a	138	Attach D(2)		If a provider is in the process of obtaining an AHCCCS ID number, how should they be reported on the LOI file?	The provider ID field should be filled with zeros.
230b	138	Attach D(2)

Page 138, Attachment D(2), Service Provider Name - If an individual provider  has a last name which is hyphenated, how should the name be listed?  Example:  Smith-Jones/John A. (hyphen without spaces); Smith - Jones/John A. (hyphen with spaces); Smith Jones/John A. (without hyphen or spaces).  Please clarify.

Page 138, Attachment D(2), Service Provider Name - Should the Plan try to  match first names to the AHCCCS Provider File registered name even though the provider may utilize a different name?  Example:  AHCCCS Provider File list the provider's name as Charles G. Jones; the physician actually goes by his middle name and APIPA has him registered as C. George Jones, or should the name be listed as Charles George Jones?  Please clarify.

Q1.  The plan should give AHCCCS the hyphenated name without spaces (Smith-Jones).

Q2.  For this submission, it is not necessary to match the name with the AHCCCS Provider File.  However, the health plan may do so if they wish.

231	150	Attach E

For Pima and Santa Cruz – in that not all contractors who receive an award for the GSA will be active in Santa Cruz County, should the rates be bid as a blended rate or as stand-alone rates for each county?

The Offeror must submit a bid for the entire GSA.  Capitation scoring will be based upon the blended capitation rate.  After all RFP scoring is completed, the two bidders with the highest overall scores will receive an award for both Pima and Santa Cruz counties.  The next highest scorers will receive an award in Pima County only.  The Pima County only Contractors will be offered a rate that is their bidded rate for both counties as adjusted based upon a percentage difference between the risk of the two counties combined and Pima County only as determined by Mercer.  If the Pima County awardee does not accept the offered rate, then the next highest scorer will be offered a rate until all available Contractor slots are awarded.

232	150	Attach E

Is AHCCCS providing any alternatives to the Web Based Capitation Rate Proposal should the web site being down?  What assurances is AHCCCS providing that its web site will be up and accessible and that the response time will not be compromised when a significant number of Contractors might be attempting to access it at the same time?

OMC has received many assurances from ISD that the web traffic will not prevent bidders from completing their bids via the web application.  Offerer’s are required to submit a hard copy of their bids that will be used as back up should the web application fail.

233	150	Attach E

What will be the recourse for material errors and omissions in the development of rate ranges by AHCCCSA?  Errors or omissions may be identified by the health plans, AHCCCSA or AHCCCSA’s actuary.  Furthermore, what is the recourse if the development of the rate ranges does not meet with CMS' approval subsequent or concurrently to the bid process?

Material errors and omissions would be disclosed and corrected. To the extent rate ranges were modified, awarded rates would be adjusted by the same percentage(s). Beyond that, it would depend on the nature of CMS’ concerns. As long as the covered services and populations in the contracts have not changed, the rates would probably stand. The bidder’s actuary would have already certified that the rates were actuarially sound for the bidder, and AHCCCS’ actuaries will have done the same for the rate ranges. Issues related to federal match or CMS requirements for documentation should not affect the acute care contracts.

234	150	Attach E		Please explain AHCCCSA’s decision to not use a diagnostic-based risk adjuster, given that CMS lists it as a requirement to actuarially sound rates, and explain why it is not applicable if omitted.	Refer to question 1. The rate setting methodology is in compliance with CMS regulations.
235	150	Attach E

Please explain the methodology that will be used to develop the upper and lower bounds of the capitation rate ranges.

- a. What fee schedule assumptions will be used to price encounter data for the upper and lower bounds of the rate range?

- b. What percentage of the Medicaid Fee schedule will be used for inpatient given that AHCCCSA states that the average reimbursement is 97% in their most recently submitted budget to the JLBC?

- c. What are the assumptions related to the average dispensing fees, AWP, and rebate assumptions for retail pharmacy?

- d. What percentage of the fee schedule will be assumed in rural counties where contracting requires payments that exceed the AHCCCSA fee schedules?

- e. How will outpatient encounters be priced given that plans must contract at a percentage of billed charges at multiple facilities?

- f. What assumptions were made for pricing encounters for typically sub-capitated costs such as PCP, laboratory and DME, regarding under-submission of encounter data by the providers?

- g. What administrative component will be priced into the upper and lower bound of the rate range?

- h. What time periods are the State’s actuary using as their base rate assumptions?  What time period(s) will AHCCCSA use as its base for developing the rate ranges?  If this varies by GSA or rate cell, please provide to potential Offerors.

a.  The state’s reimbursement schedules, and the health plan paid amounts.

b. The inpatient component of the capitation rate is based upon cost and utilization information from health plan reported encounters and financials.  AHCCCS will inflate the component by the inflation used for the tier per diems for 10/1/03.

c. The PMPM assumptions will closely match the blended experience of the current contractors, adjusted for trends and changes in approved drugs.

d.  Rate ranges will be established for 3 different zones, or groupings of counties, based on the encounters priced out by the health plan paid amounts. This should reflect health plans’ contracting issues as closely as possible. This pricing of encounters by health plan paid amounts has been cross-walked against their audited financial experience for 3 years.

e. For clarification, health plans are not required to contract at a percentage of billed charges.  Health plan paid amount is used for pricing.

f. As discussed in the data supplement, subcapitated encounters, if no value is assigned by the health plan, will be priced at the AHCCCS FFS schedule.

g. The Offerors should bid what they expect their administration component to be.

h.  !0/1/99-3/31/02

236	150	Attach E		Will AHCCCSA share its trend assumptions with Offerors? How do the 5% trend assumptions in the State Legislative budget for the AHCCCS program relate to this process?	Trends assumptions used to develop the State Legislative budget were their own best estimates. AHCCCSA’s actuaries will make their own trend estimates.
237	150	Attach E		When will AHCCCSA make available information regarding program changes?	Information is provided in Section B of the data supplement. Potential contractors will be made aware of any additional program changes, as they become available.
238	150	Attach E

How will financial data be used given changes in reserves for other prior period adjustments that skew actual results?  For instance, if a health plan releases reserves or recognizes revenue from older periods, the health plan’s experience will look more favorable than their “run rate” for that period.

Financial statements are revised and restated for adjustments, and are audited on a periodic basis. Financials represent one supplemental data source used in the development of actuarially sound rates.  These revised financial statements are not provided in the data supplement.

239	150	Attach E

If the Legislature eliminates eligibility groups (e.g., KidsCare, HIFA parents), will AHCCCSA adjust the capitation rates, given that the prospective bidders are bidding rates assuming continued coverage of all groups?  And if so, how will the adjustment be made?  If adjustments are made in the rates, how will this impact the algorithm?

Any material change within a rate cell, such as the elimination of one subset of a category of aid will be adjusted for in the capitation rates.

The Offeror should assume that all current eligibility groups will continue to exist in CYE ’04.

240	151	Attach E

Since the Web application for submitting capitation rates has not been issued yet, will offerors have the opportunity to formally ask questions and receive responses after the February 14, 2003 deadline to submit questions?

					Yes. A presentation of the web site will be forthcoming at the bidder’s conference. A second set of technical questions will be issued by AHCCCSA by due March 7, 2003.
241	153	Attach F		Please describe what the health plans will be required to report on the newly required “Prescription Drug Utilization Report”?

Contractor submitted pharmacy encounters are still the "official" documentation for AHCCCS.  However, contractors will be asked to provide standard monthly production reports of aggregate pharmacy cost and utilization data in a mutually agreeable format .

242	157	Attach H

Is the “Notice of Action” considered the same as an initial organization determination?  Also, normally, a member has 60 days following an adverse action to file an appeal.  The timeframe listed in this section of the RFP is different.  Has this timeframe changed and, if so, when?

42 CFR 438.404 delineates Notice of Action requirements.  State statute ARS §36-2903.01 specifies a 60-day timeframe for filing non claim related grievances. However,  the BBA provisions have will have a major impact on the existing AHCCCS/Contractor  grievance process.  These changes shall be communicated through regulation and/or formal policy.

243	157	Attach H

It refers to the Notice of Action and the situations in which that must be generated, including notice to members when a claim is denied—does this mandate and EOB to be sent to a member?  If it does, can the member ask for an expedited appeal in that situation?

The BBA regulations require that notice be given enrollees for denial of payment, in whole or in part.  Expedited resolution of an appeal applies to situations when taking the time for standard resolution could seriously jeopardize the enrollee’s life or health or ability to attain, maintain, or regain maximum function.  It does not appear that appeals of this nature would satisfy the criteria for expedited resolution.  Moreover, it is anticipated that most of these appeals will be withdrawn once the MCO explains to the enrollee, as part of its resolution process,  that the enrollee will not be not financially responsible for payment.

244	157	Attach H

It refers to a “standard appeal”—what is this?  A non-expedited appeal as described in previous paragraphs?  A grievance as set forth in the current administrative code?  If it is the latter, are the timeframes for response changed from 30 days to 45 days with extension of 2 weeks without member agreement, but only notice?

42 CFR 438.408 delineates requirements for standard and expedited resolution of appeals.  The existing AHCCCS/Contractor grievance process will be amended to ensure compliance with the BBA provisions.  These changes will be communicated through regulation, contract, and/or formal policy.

245	157	Attach H		Are there member grievances as previously provided for in the administrative code? If so, under what circumstances, and what rules, etc applies?	Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
246	157	Attach H

Is the process of requesting a “fair hearing” the same as the current process of appealing a decision from a member grievance?  Does this still exist in its current form, and if so, under what circumstances?

					Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
247	157	Attach H		Can a member appeal from the process set forth in Attachment H (either standard or expedited), beyond the fair hearing process or is that the full and final process?	As in the current scheme, a member may file a Petition for Judicial Review in Superior Court.
248	157	Attach H

Attachment H provides that the enrollee is to be given no less than 20 days and no more than 90 days from date of Notice of Action to file an appeal—does this apply to expedited grievances (appeals) under Article 13 or to “standard” grievance which currently have 60 days limit?

					The 20/90 day requirement for appealing a Contractor Notice of Action is delineated in 42 CFR 438.402 and applies to both expedited and standard appeals.
249	157	Attach H (1)	Entire Attachment H (1)

This section uses the terms grievance, appeal, expedited appeal, State fair hearing and expedited hearing. Contractors currently utilize the AHCCCSA definitions of the terms grievance and expedited hearing.  May Contractors assume that the definitions and requirements will stay the same for these two terms?  Please provide more information, definitions and processes for appeal, expedited appeal and State fair hearing.

Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA.  This attachment prevails over rule and statute effective October 1, 2003.  The BBA has defined specific terms which pertain to the Grievance System; any current terms which do not conform to the BBA must be amended to ensure compliance.  As an example, refer to the definition of “action,” “appeal”, and “grievance” as defined in 438.400.

250	157	Attach H (1)	Paragraph 3

Currently, we rely on the language in the Member Information section of the contract.  Therefore, vital materials, including Notices for Denials, Reductions, Suspensions or Terminations of Services are translated when we are aware that a language is spoken by 1,000 or,  5% of our members. We also inform our members of their right to interpretation and translation services when we are aware that 1,000 or 5% of the members speak a specific language and have LEP.  Attachment H of the RFP states, "Written documents, including but not limited to the Contractor's Notice of Action, the Notice of Contractor's Appeal/Grievance Resolution, ... shall be translated in the enrollee's language if information is received by the Contractor, orally or in writing, indicating that the enrollee has Limited English Proficiency." We are interpreting this to say that we must print the stated documents in a member's chosen language if the member tells us that he/she has LEP.  Is this correct?

If the Contractor is aware that the enrollee has a limited English proficiency in a prevalent non English language,  the Contractor  must translate the written material , e.g. the Contractor resolution notice, in the prevalent non English language-rather than simply including language in the document advising the enrollee that the information is available in the prevalent non English language.

251	157	Attach H (1)	Bullet 2	This bullet requires a contractor to define appeal. Please provide a definition and the context that AHCCCSA is using the term appeal.	”Appeal” is defined in 42 CFR 438.400.
252	157	Attach H (1)	Bullet 4

This bullet allows for an enrollee to file both a grievance and an appeal orally.  Currently, enrollees that dispute a grievance decision must submit a request for hearing in writing.  Does this oral request include the appeal of a grievance decision?

					42 CFR 438.402 delineates requirements for oral and written appeals. The BBA does not mandate a hearing process for grievances as defined in 438.400.
253	157	Attach H (1)	Bullet 5

The RFP states that an enrollee shall be given no less than 20 days (and no more than 90 days) to file an appeal.  Is it the intent of AHCCCSA to allow individual health plans choose the time frame for filing grievances and appeals, or is AHCCCSA going to define the timeline?

					AHCCCS anticipates establishing a specific timeframe for appealing through regulation and/or formal policy.
254	157	Attach H (1)	Bullet 6 Item 2

This bullet indicates that a contractor shall notify enrollees at the time of any action affecting the claim when there has been a denial of payments.  Is it the intent of AHCCCSA to require Contractors to notify enrollees when provider claims have been denied?  Is it the intent of AHCCCSA to allow enrollees to appeal provider claim denials?  If so what level of appeal is meant by this section?

					Please refer to the answer to question # 243.
255	157	Attach H (1)	Bullet 6

As this statement does not specify working or calendar days, can we assume it is calendar days?  This statement would imply that the Notice of Action is sent out 10 days before the date of the action.  Is this to mean the “effective” date of the action?

Please refer to Subpart F.  Notice of  Action mailing requirements are found in 438.404.  The timeframes generally refer to calendar days although he expedited timeframe is stated in terms of working days.

256	157	Attach H (1)		Are there set definitions of the terms Appeal, grievance and complaint?	Yes, please refer to 438.400.
257	157	Attach H (1)

Are the terms appeals and grievances being used interchangeably or Are you allowing the Health Plan to define these terms or Do we use CFR 438 subpart F to define the terms? Note – CFR 438 does not recognize the term “complaint”.

					Please refer to the definitions found in Subpart F. These terms are not used interchangeably and must conform to the BBA definitions.
258	157	Attach H (1)		Where it states “inquiries appealing an action are treated as appeals and are confirmed in writing….” Please clarify who is “confirming in writing” -the Health Plan or the enrollee?	Please refer to 42 CFR 438.406(b).
259	158	Attach H (1)	Bullet 7 Item 3	This item refers to the enrollee’s right to file an appeal with the contractor. Does this mean the enrollee's right to file a grievance?	No, the terms “grievances” and “appeals” have distinct meanings as defined in Subpart F.
260	158	Attach H (1)	Bullet 7 Item 4

This bullet refers to the enrollee’s right to file a request for State fair hearing.  May we take this to mean the enrollees right to file a request for expedited hearing?  If not, from whom does the enrollee request a State fair hearing?

The BBA permits enrollees to file requests for hearing with the State concerning  “actions” which are not resolved solely in favor of the enrollee by the Contractor.  Some of these actions may qualify as “expedited” matters.

261	158	Attach H (1)	Bullet 7 Item 6

In this item it refers to the enrollee’s right to file an expedited resolution.  Please provide a definition of expedited resolution in this context and the circumstances in which an enrollee can utilize or request the expedited resolution.  With whom does the enrollee request an expedited resolution?

					Expedited resolution is discussed in 438.408 and 438.410.
262	158	Attach H (1)	Bullet 10

This bullet uses the term standard appeal.  Does this terminology refer to what is currently called a grievance?  Or is this a new appeal process?  This bullet allows the contractor to respond to standard appeals within 45 days, if this is referring to the current grievance process, is the AHCCCSA eliminating the 30 day time frame currently used for processing grievances?

					Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
263	158	Attach H (1)	Bullet 14 Item 3

This bullet indicates that an enrollee can appeal the denial in whole or in part of payment for service.  Is this to mean the enrollees can appeal provider claim denials?  If so, what level of appeal is meant by this section?

					Subpart F delineates MCO requirements for appeals of “actions” which include the denial of payment for a service, in whole or in part. Also refer to response number 243.
264	158	Attach H (1)	Bullet 21 Item 2 b

This bullet indicates that a health plan has to provide written notice of the enrollee's right to receive benefits pending the hearing and how to request continuation of benefits.  Bullet 15, on page 158, indicates that benefits shall continue if the enrollee meets all five criteria.  Should the health plan include this information only if all of the criteria in Bullet 15 had been previously met?  Or is it the intent of AHCCCSA to have the health plans include this language in every letter?

					42 CFR438.408 delineates the content requirements which must be included in the Contractor’s written notice of resolution. The right to receive continued benefits must be included.
265	158	Attach H

Attachment H provides that the Contractor shall permit both oral and written appeals and grievances and those oral inquiries appealing an action are treated as appeals and are confirmed in writing unless expedited resolution is requested.  Please clarify what an “expedited resolution” is?  Is this is referring to an Article 13 request for expedited appeal?

					Please refer to the answer to question #261.
266	158	Attach H

Attachment H refers to the Contractor resolving all expedited appeal within 3 working days and making reasonable efforts to provide oral notice to an enrollee regarding an expedited appeal resolution—is this effort to provide notice regarding an appeal of the expedited appeal?  Is that same as Article 13?  Does this mean after the Contractor makes decision on expedited that the member then can access the expedited, or non-expedited, appeal process in either Article 13 or 8?

					Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
267	158	Attach H

Attachment H1 refers to right of enrollee to file appeal of “failure to provide services in timely manner”—is this a grievance filed with Contractor about provider’s car, e.g., quality of care complaint, that is a “standard appeal” (with 45? Days to resolve and right of appeal?) or a “traditional” grievance under Article 8?

					Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
268	161	Attach H(2)	Item J

“If the contractor’s decision is appealed and a request for hearing is filed……….” .  Is that 1 step or 2 steps?  Can the provider appeal the Health Plan grievance decision to be relooked at and if not satisfied, request a hearing or is “appeal and request for hearing” saying the same thing which would be an appeal to AHCCCS?

					The terms “appeal and request for hearing” in this context represent one action and refers to appealing the Contractor decision to the State.
269		Data Supp	General Question

Upon reviewing the data supplement, it appears that in general the medical expenses for the TANF/KidsCare under 1 age category show a decrease in medical expenses from 2001 to 2002.  Please explain any pertinent issues that may cause a decrease in medical expenses during these time periods.

					AHCCCSA is unaware of any pertinent issues that contributed to a decrease in medical expenses. This information is based upon health plan self-reported data.
270		Data Supp	Section A Overview	Please provide additional details on how Mercer will develop the mid-point and rate ranges for the contract period?	This information will be presented at the Bidder’s Conference
271		Data Supp	Section A Overview	Please provide information on any medical trend analysis that was completed using the data in the data supplement.	The information in the data supplement is not directly used in the development of medical trends. The encounter utilization reports are used to aid in the development of utilization trends.
272		Data Supp	Section A Overview	Please provide additional details on capitation offset on the CRCS form for Delivery Supplement.

  Health plans receive monthly capitation for the pregnant women enrolled in their plan. Currently, the assumed duration of a pregnant woman in the program is 8 months including the post partum time period. Therefore, in order to avoid double paying the plans, the maternity payment is reduced for the eight months of capitation dollars that the plans will received.

273		Data Supp	Section D and F

How do the Provider Type and Category of Service drive the rate setting?  Please clarify the relationship of the service matrix which includes Provider Type and Category of Service to the Capitation Rate Setting worksheets.

The Provider type and Category of Service make up the criteria for developing general service categories that are the basis of the capitation rates.  The crosswalk between the service matrix to the CRCS is provided so you can use the encounter utilization reports for developing your capitation bids by those service categories.

274		Data Supp

When evaluating utilization for rate setting, how do codes with global rates billed with TC, 26 modifier get handled? Are the professional (26) component in physician services and the technical (TC) portion in lab, radiology, etc.?    If they are split, what are the percentages of splits that will apply?

Both the professional component and technical component for lab and radiology services are included in the lab and radiology services category.  See the service matrix in Section D of the Data Supplement for further information.

275		Data Supp		What is the 4/1/03 AHCCCS fee schedule status? How will adjustments to that fee schedule be factored into the rate setting?

AHCCCS will increase the hospital tier per diems based on the 3rd quarter DRI.  An estimate of this will be used in developing the capitation rates.  AHCCCS will continue to freeze its fee schedule for all other rates.  This will be factored into the capitation rate development.

276		Data Supp	Capitation Rate Calculation Sheet (CRCS)	Can you give an example of a “Miscellaneous” service? There are no AHCCCSA Service Matrix Categories that crosswalk to this line in the CRCS.	This is a service that does not fit any of the categories that are contained in the service matrix.
277		Data Supp	Service Matrix	In the Service Matrix of the data set, non-emergency transportation is counted as number of encounters. Should this not be number of units?	It should be the number of units that is defined as a trip for transportation services.
278		Gen quest		How many disease management programs need to be in place and are there specific diseases that are mandated?

AHCCCS has not established a standard for the number of disease management programs a plan must offer. The development and implementation of disease management programs should be based on the needs of the health plan's members.

279		Gen quest		What is meant by “disease management programs”? Do they include management of diseases within the realm of case management, or are they looking for “disease-specific” programs?	Disease Management Programs are disease specific programs designed to assist persons with chronic illnesses improve their self-management skills. Case management can be one tool of disease management.
280		Gen quest		Will they accept referrals to current HIHS programs as disease management, i.e. MMC’s/CHC CHF Program, Diabetes Education & Coagulation Clinic, informal asthma education, etc?	Disease management programs can be provided in many different methods. It is up to the Contractor to determine what is effective for their population.
281		Gen quest

If they truly mean specific “disease management programs”, with tracking of CLINICAL Indicator, (in addition to Utilization Monitoring which can be easily done by the HP), is there a date by which these programs must be in place?

					AHCCCS will monitor the implementation of Disease Management programs at the first round of Operational and Financial Reviews conducted under the new contract.
282		Gen quest		Does AHCCCSA intend to now, or at any time during the contract term, install geographic access standards for specialists?

In lieu of specific standards by geographic area, AHCCCS is utilizing the community access standard as the guideline for network development.  Essentially, this means that services that are generally available to the population of a given community, should be equally available to the AHCCCS members residing in that same community.  Additional specific requirements are not currently anticipated.

283		Gen quest		Will the performance bond and capitalization levels remain consistent during the period of the financial statement forecast?	The Offeror should assume that they will remain constant.
284		Gen quest		What years’ growth assumptions should be used of the overall AHCCCS population growth in the financial statement forecast?	AHCCCSA will provide the estimates used by the AHCCCS budget office at the bidder’s conference.
285		Gen quest		Should we assume our same mixture of membership by rate group as of now as our mixture in the financial statement forecast?	This is a decision that the Offeror will need to make based upon its estimates.
		Gen quest		Should the margin on Financial Statement Forecast rates set by AHCCCS’ actuaries be included in the financial statement forecast?	The contractor should not factor the “margin” (risk/contingency) that is included in the capitation rate development. They should report their actual expected margin.
286		Gen quest		When setting the rates without pharmacy, will all administrative costs related to the pharmacy benefit be borne by another entity?	Yes, some portion of the administrative costs will be borne by another entity. It is unknown at this point the amount.
287		Gen quest

For the capitation rates set by AHCCCS’ actuaries (PPC, HIV/AIDS, Title XIX Waiver, HIFA Parents, etc.) when will that data be available?  What are the inflationary assumptions used for the contract period?

AHCCCSA anticipates that the capitation rates in question will be available April 1, 2003.  Because the PPC and TWG rates are reconciled, the Offeror should estimate what their profitability will be for the TWG and PPC experience and build that into their financial projections.  For the HIFA parents, assume a rate that is 10% greater than the applicable TANF rates.

288		Gen quest		When will the reinsurance adjustment table for plans with a deductible greater than $20,000 be available? Will this be consistent through out the contract period?

The reinsurance offsets will be available by the end of February.  Those offsets will be adjusted annually when additional date is analyzed including inpatient rate adjustments, program changes, and actual reinsurance claims paid.

289		Gen quest		Will the bidder be able to modify the capitation rates after they are input into the web site? If so, when will they no longer be available for modification?	The bidder can modify their capitation rate bids until 3:00 pm, March 31, 2003.
290		Gen quest		Does AHCCCSA have any enrollment projections for the acute care program over the next 1-5 years split by GSA and/or eligibility category? If so, please provide copies of what is available.	AHCCCSA will provide the estimates used by the AHCCCS budget office at the bidder’s conference.
291		Gen quest		Upon bidding for GSA 10, will separate capitation rates be quoted for Pima County and Santa Cruz County?

The Offeror must submit a bid for the entire GSA.  Capitation scoring will be based upon the blended capitation rate.  After all RFP scoring is completed, the two bidders with the highest overall scores will receive an award for both Pima and Santa Cruz counties.  The next highest scorers will receive an award in Pima County only.  The Pima County only Contractors will be offered a rate that is their bidded rate for both counties as adjusted based upon a percentage difference between the risk of the two counties combined and Pima County only as determined by Mercer.  If the Pima County awardee does not accept the offered rate, then the next highest scorer will be offered a rate until all available Contractor slots are awarded.

292		Gen quest		Will AHCCCSA make available experience information regarding Third Party Recoveries?	The TPL experience is included in the current health plan financial statements.
293		Gen quest		Will AHCCCSA make available experience information regarding member co pays?	The amount of the copayments will be hard coded into the CRCS.
294		Gen quest		Is there a preferred form for the actuarial certification?	Please refer to the answer to question #1.
295		Gen quest

Can AHCCCSA provide guidance as to how CYE ’04 reimbursement rates will vary from CYE ’03, specifically identifying percentage changes to inpatient hospital tiered per diems, outpatient hospital reimbursement, and other fee-for-service reimbursement?

AHCCCS will increase the hospital tier per diems based on the 3rd quarter DRI.  An estimate of this will be used in developing the capitation rates.  AHCCCS will continue to freeze its fee schedule for all other rates.  This will be factored into the capitation rate development.

296		Gen quest		How many hospital supplement payments per 1,000 non-MED members occurred in historical contract years?	AHCCCS will provide total hospital supplemental payments for CYE ’02 when the rates are provided.
297		Gen quest		What aid code groups do the $15,000 and $20,000 deductibles correspond to in Exhibit U of the data supplement?

The $15,000 applies to Title XIX Waiver Group rates categories.  The $20,000 applies to all other rate categories.  See further definitions of risk groups in the data supplement and paragraph 2 of the RFP.

298		Gen quest		Will elements of the Capitation Rate Calculation sheet be set by AHCCCS? If so, please describe them.	AHCCCS will set the following items in the CRCS: 1. reinsurance offsets 2. copayment amounts
299		Gen quest		Per instruction, all responses should be limited to three pages unless indicated otherwise. Does this three page limitation include attachments, i.e. manual, sample reports, handbooks, etc?

Please refer to the answer to question #176.

300		Gen quest		Can attachments be marked as such in the 1/2 inch margin around the page?	Where attachments are permitted, yes.
302		Gen quest		Is the response page limit to narrative only? Do you want response attachments to be included?	Page limits apply to the narrative. Attachments which are specifically requested do not count toward the limit.
303		Gen quest		How do you want attachments that are not within the 8 ½ x 11 requirements to be displayed? I.e. electronic file (if available), Xerox copy of material, in sleeves, in separate binder?	Attachments, which are specifically requested, may be submitted in hard copy form in a sleeve, following the applicable narrative.
304		Gen quest		May we have a BID Rating Tool?	No.
305		Gen quest		Does AHCCCS intend to adjust its FFS schedule to reflect the Medicare Fee schedule in 2003/2004	No. AHCCCS will freeze its rate schedule.
306		Gen quest		When using the rate worksheets on the web, are bidder's able to change them up until 3/31/03, 3pm?	Yes. After that, the bidder will be locked out.
307		Gen quest		When using the rate worksheets on the web, are these secured and confidential from other bidders?	Yes. More information will be provided at the bidder’s conference.

ATTACHMENT H (1): ENROLLEE GRIEVANCE SYSTEM STANDARDS AND POLICY

The Contractor shall have a written policy delineating its Grievance System which shall be in accordance with applicable Federal and State laws, regulations and policies, including, but not limited to 42 CFR Part 438 Subpart F.  The Contractor shall provide the Enrollee Grievance System Policy to all providers and subcontractors at the time of contract.  The Contractor shall also furnish this information to its enrollees within a reasonable time after the Contractor receives notice of the recipient’s enrollment.  Additionally, the Contractor shall provide written notification of any significant change in this policy at least 30 days before the intended effective date of the change.

The written information provided to enrollees describing the Grievance System including the grievance process, enrollee rights, grievance system requirements and timeframes, shall be in each prevalent non-English language occurring within the Contractor’s service area and in an easily understood language and format.  The Contractor shall inform enrollees that oral interpretation services are available in any language, that additional information is available in prevalent non-English languages upon request and how enrollees may obtain this information.

Written documents, including but not limited to the Contractor’s Notice of Action, the Notice of Contractor’s Appeal/Grievance Resolution, Notice of Contractor Extension for Resolution, and Notice of Contractor Extension of Notice of Action shall be translated in the enrollee’s language if information is received by the Contractor, orally or in writing, indicating that the enrollee has a limited English proficiency.  Otherwise, these documents shall be translated in the prevalent non-English language(s) or shall contain information in the prevalent non-English language(s) advising the enrollee that the information is available in the prevalent non-English language(s) and in alternative formats along with an explanation of how enrollees may obtain this information.  This information must be in large, bold print appearing in a prominent location on the first page of the document.

At a minimum, the Contractor’s Grievance System Standards and Policy shall specify:

                °              That the Contractor shall maintain records of all grievances and appeals.

                °              Information describing the grievance, appeal, and fair hearing procedures and timeframes describing the right to hearing, the method for obtaining a hearing, the rules which govern representation at the hearing, definitions of “action,” “grievance,” and “appeal,” the right to file grievances and appeals and the requirements and timeframes for filing a grievance or appeal.

                °              Information explaining that a provider acting on behalf of an enrollee and with the enrollee’s written consent, may file an appeal or grievance.

                °              The availability of assistance in the filing process and the Contractor’s toll-free numbers that an enrollee can use to file a grievance or appeal by phone if requested by the enrollee.

                °              That an enrollee shall be given no less than 20 days (and no more than 90 days) from the date of the Contractor’s Notice of Action to file an appeal.

                °              That the Contractor shall mail a Notice of Action:  1) at least 10 days before the date of a termination, suspension or reduction of previously authorized AHCCCS services (include exception situations, fraud, move out of state); 2) at the time of any action affecting the claim when there has been a denial of payments; 3) within 14 calendar days from receipt of a request for a standard service authorization which has been denied or reduced unless an extension is in effect; 4)
                                within three working days from receipt of an expedited service authorization request unless an extension is in effect.

                                                                                                -157-

                °              That the Notice of Action must explain:  1) the action the Contractor has taken or intends to take,
                                2) the reasons for the action, 3) the enrollee’s right to file an appeal with the Contractor, 4) the enrollee’s right to request a State fair hearing if no exhaustion of the Contractor’s appeal process is required, 5) the procedures for exercising these rights, 6) circumstances when expedited resolution is available and how to request it and 7) the enrollee’s right to request continued benefits pending resolution of the appeal, how to request continued benefits and the circumstances under which the enrollee may be required to pay for the cost of these services.

                °              That the Contractor shall permit both oral and written appeals and grievances and that oral inquiries appealing an action are treated as appeals and are confirmed in writing unless expedited resolution is requested.

                °              That the Contractor shall acknowledge receipt of each grievance and appeal, in writing, within five working days of receipt, except for appeals which meet the criteria for expedited resolution.  The
                                 Contractor shall acknowledge receipt of appeals, which meet the criteria for expedited resolution, in writing, within one working day.

                °              The definition of a standard appeal and that the Contractor shall resolve standard appeals no later than 45 days from the date of receipt of the appeal.

                °              The definition of an expedited appeal and that the Contractor shall resolve all expedited appeals not later than three working days from the date the Contractor receives the appeal where the
                                Contractor determines, or the provider in making the request on the enrollee’s behalf indicates, that standard resolution timeframe could seriously jeopardize the enrollee’s life or health or ability to attain, maintain or regain maximum function.  The Contractor shall make reasonable efforts to provide oral notice to an enrollee regarding an expedited resolution appeal.

                °              The standard and expedited resolution timeframes may be extended up to 14 calendar days if the enrollee requests the extension or if the Contractor establishes a need for additional information and that the delay is in the enrollee’s interest.

                °              That if the Contractor extends the timeframe for resolution of a grievance or appeal when not requested by the enrollee, the Contractor shall provide the enrollee with written notice of the reason for the delay.

                °              That an enrollee may file an appeal of:  1) the denial  or limited authorization of a requested service including the type or level of service, 2) the reduction, suspension or termination of a previously authorized service, 3) the denial in whole or in part of payment for service, 4) the failure to provide services in a timely manner, 5) the failure of the Contractor to comply with the timeframes for dispositions of grievances and appeals and 6) the denial of a rural enrollee’s request to obtain services outside the Contractor’s network when the Contractor is the only Contractor in the rural area.

                °              That benefits shall continue only if:  1) the enrollee files an appeal before the later of a) 10 days from the mailing of the Notice of Action or b) the intended date of the Contractor’s action, 2) the appeal involves the termination, suspension, or reduction of a previously authorized course of treatment, 3) the services were ordered by an authorized provider, 4) the original period covered by the original authorization has not expired, and 5) the enrollee requests a continuation of benefits.

                                                                                                -158-

                °              That the Contractor continues extended benefits originally provided to the enrollee until any of the following occurs:  1) enrollee withdraws appeal, 2) enrollee has not specifically requested continued benefits pending a hearing decision within 10 days of MCO/PIHP mailing appeal resolution notice, 3) State hearing office issues decision adverse to enrollee or 4) time period or service limits of a previously authorized service has been met.

                °              That for appeals, the Contractor provides the enrollee a reasonable opportunity to present evidence and allegations of fact or law in person and in writing and that the Contractor informs the enrollee of the limited time available in cases involving expedited resolution.

                °              That for appeals, the Contractor provides the enrollee and his representative the opportunity before and during the appeals process to examine the enrollee’s case file including medical records and other documents considered during the appeals process.

                °              That if the Contractor denies a request for expedited resolution, it must make reasonable efforts to give the enrollee prompt oral notice and follow-up within two calendar days with a written notice of the denial of expedited resolution.

                °              That the Contractor shall ensure that individuals who make decisions regarding grievance and appeals are individuals not involved in any previous level of review or decision making and that individuals who make decisions regarding:  1) appeals of denials  based on lack of medical necessity, 2) a grievance regarding denial of expedited resolution of an appeal or 3)
                                grievances or appeals involving clinical issues are health care professionals as defined in 42 CFR
                                438.2 with the appropriate clinical expertise in treating the enrollee’s condition or disease.

                °              That the Contractor shall provide written notice of the disposition of each appeal which must contain:  1) the results of the resolution process and the date it was completed, 2) for appeals not resolved wholly in favor of enrollees:  a) the enrollee’s right to request a State fair hearing and how to do so, b) the right to receive benefits pending the hearing and how to request continuation of benefits and c) information explaining that the enrollee may be held liable for the cost of benefits if the hearing decision upholds the Contractor.

                °              That if the Contractor’s decision is appealed and a request for hearing is filed, the Contractor must ensure that all supporting documentation is received by the AHCCCSA, Office of Legal
                                Assistance, no later than five working days from the date the Contractor receives the verbal or written request from AHCCCSA, Office of Legal Assistance.  The file sent by the Contractor must contain a cover letter that includes:

                                                1.             Complainant’s name
                                                2.             Complainant’s AHCCCS I.D. number
                                                3.             Complainant’s address
                                                4.             Complainant’s phone number (if applicable)
                                                5.             date of receipt of grievance or appeal
                                                6.             summary of the Contractor’s actions undertaken to resolve the grievance and basis of the determination

                                                                                                -159-

                °              The following material shall be included in the file sent by the Contractor:

                                                1.             written request of the Complainant asking for the request for hearing
                                                2.             copies of the entire file which includes the investigations and/or medical records;
                                                                and the Contractor’s resolution other information relevant to the resolution of the
                                                3.             grievance or appeal

                °              That if the Contractor or the State fair hearing decision reverses a decision to deny, limit or delay services not furnished while the appeal was pending, the Contractor shall authorize or provide the services promptly and as expeditiously as the enrollee’s health condition requires.

                °              That if the Contractor or State fair hearing decision reverses a decision to deny authorization of services and the disputed services were received pending appeal, the Contractor shall pay for those services.

                                                                                                -160-

ATTACHMENT H (2):   PROVIDER GRIEVANCE SYSTEM STANDARDS AND POLICY

The Contractor shall have in place a written grievance system policy for providers regarding adverse actions taken by the Contractor.  The policy shall be in accordance with applicable Federal and State laws, regulations and policies.  The grievance policy shall include the following provisions:

a.             The grievance policy shall be provided to all subcontractors at the time of contract.  For providers without a contract, the grievance policy may be mailed with a remittance advice, provided the remittance is sent within 45 days of receipt of a claim.

b.             The grievance policy must specify that all grievances, with the exception of those challenging claim denials, must be filed with the Contractor no later than 60 days from the date of the adverse action.
                Grievances challenging claim denials must be filed in writing with the Contractor no later that 12 months from the date of service, 12 months after the date of eligibility posting or within 60 days after the date of a timely claim submission, whichever is later.

c.             Specific individuals are appointed with authority to require corrective action and with requisite experience to administer the grievance process.

d.             A log is maintained for all grievances containing sufficient information to identify the Complainant, date of receipt, nature of the grievance and the date the grievance is resolved.  Separate logs must be maintained for provider and member grievances

e.             Within five working days of receipt, the Complainant is informed by letter that the grievance has been received.

f.              Each grievance is thoroughly investigated using the applicable statutory, regulatory, contractual and policy provisions, ensuring that facts are obtained from all parties.

g.             All documentation received and mailed by the Contractor during the grievance process is dated upon receipt.

h.             All grievances are filed in a secure designated area and are retained for five years following the
                Contractor’s decision, the Administration’s decision, judicial appeal or close of the grievance, whichever is later.

i.              A copy of the Contractor’s decision will be communicated in writing to all parties.  (struck text): either hand delivered or delivered by certified mail to all parties whose interest has been adversely affected by the decision.  The decision shall be mailed to all other individuals by regular mail.  The date of the decision shall be the date of personal delivery or, if mailed, the postmark date of the mailing.  The decision must include and describe in detail, the following:

                1.             the nature of the grievance
                2.             the issues involved
                3.             the reasons supporting the Contractor’s decision, (struck text): explained in easy to understand terms for members, including references to applicable statute, rule, applicable contractual provisions, policy and procedure
                4.             the Complainant’s right to request a hearing by filing the request for hearing to the
                                Contractor no later than 30 days after the date of the Contractor’s decision.

j.              If the Contractor’s decision is appealed and a request for hearing is filed, the Contractor must ensure that all supporting documentation is received by the AHCCCSA, Office of Legal Assistance, no later than five working days from the date the Contractor receives the verbal or written request from AHCCCSA, Office of
                Legal Assistance.  The file sent by the Contractor must contain a cover letter that includes:

                1.             Complainant’s name
                2.             Complainant’s AHCCCS ID number
                3.             Complainant’s address
                4.             Complainant’s phone number (if applicable)
                5.             the date of receipt of grievance
                6.             a summary of the Contractor’s actions undertaken to resolve the grievance and basis of the determination

                                                                                -161-

k.             The following material shall be included in the file sent by the Contractor:

                1.             written request of the Complainant asking for the request for hearing
                2.             copies of the entire file which includes the investigations and/or medical records; and the
                                Contractor’s decision
                3.             other information relevant to the resolution of the grievance

                                                                                -162-

GENERAL GUIDANCE ON BIDDING CAPITATION RATES
WITH THE PRESCRIPTION DRUG BENEFIT CARVED OUT

The following information is provided as guidance to bidders for submitting a capitation rate proposal with the prescription drug benefit carved out.  AHCCCS is currently in the process of hiring a consultant to perform an analysis of the potential carve out.  Part of that analysis will include a recommendation for the design that will be used in the event that the benefit is carved out.  AHCCCS anticipates that the analysis will be completed in the Summer of 2003.  Therefore, the following should be considered a guide for preparing the capitation rate bid submissions; however, it is subject to change.  In any event this information will help ensure that bidders are all using most of the same assumptions when developing their capitation rate proposals for the carve out option.

✓   Due to recent guidance from CMS, AHCCCS fully expects that there will be a closed formulary.
      AHCCCS will solicit Contractor input in developing the formulary as well as input from other required parties as defined in the federal Medicaid Drug Rebate Program.

✓   AHCCCS in conjunction with its Contractors will develop statewide prior authorization criteria for the Pharmacy Benefits Manager (PBM) that is awarded a contract.  It is anticipated that the prior authorization requirements will be as effective as those currently used at the health plans.

✓   In the Pharmacy RFP, AHCCCS will incorporate the requirement for the PBM to send real time data to the Contractors.  This process should be similar to AHCCCS’ current Contractor’s data exchange protocols and requirements with their PBM’s.

✓   The real time access to data should ensure that the Contractor’s will continue to receive real time data for use in utilization management, disease management programs, identification of drug-
      seeking members, care coordination, case management, and provider profiling, etc.

✓   AHCCCS believes that there is a potential for a prescription drug carve out to have an impact on the utilization of other services.  This impact will vary by plan and type of program (acute versus long term care).  Each bidder should factor its unique integration of pharmacy management into their operations when determining secondary impacts.  AHCCCS expects that each plan will have a different estimate. They should factor that into their capitation rate bidding.

✓   The bidder should also consider the impact the prescription drug carve out will have to their administrative costs.  For example, if the PBM does all prior authorizations, how would that impact the Contractor staffing?  Conversely, because the plans will continue to perform utilization management based upon PBM data, there may be no staffing impact.

Please refer to the Question and Answer document that will be issued in the 2nd RFP Amendment for further information on the potential prescription drug carve out.

Medicaid Eligibility Verification System (MEVS)
Contract Awards under
RFP YH03-0005

Contract # YH03-0005-01
Company:         WebMD-Envoy
Contact:            Wheeler Foster, Client Manager
Address:           26 Century Blvd., Suite 601
                           Nashville, TN  37214

Phone:              (805) 496-3155
Fax:                   (805) 496-3077
E-mail:              wfoster@webmd.net

Contract # YH03-0005-02
Company:         Health Data Exchange (HDX)
Contact:            Jonas Dahlen, Area Manager
Address:           467 Creamery Way
                           Exton, PA  19341

Phone:              (610) 219-9099
Fax:                   (619) 219-1384
E-mail:              JonasDahlen@siemens.com

Contract # YH03-0005-03
Company:         Medifax EDI
Contact:            Tommy Lewis, VP of Marketing
Address:           1283 Murfreesboro Road
                           Nashville, TN  37217

Phone:              (615) 565-2158
Fax:                   (615) 565-2858
E-mail:              tommy.lewis@medifax.com

AHCCCS LOGO	SOLICITATION AMENDMENT Solicitation Number: RFP YH04-0001 Acute Care Services - CYE 04 Amendment Number Three Solicitation Due Date: March 31, 2003, 3:00 PM (MST)	Arizona Health Care Cost Containment System Administration (AHCCCSA) 701 East Jefferson, MD 5700 Phoenix, Arizona 85034 Michael Veit, (602) 417-4762

A signed copy of this amendment shall be included with the proposal, which must be received by AHCCCSA no later than the Solicitation due date and time.  This solicitation is amended as follows:

1.         As part of the Data Supplement that was previously issued, an Encounter Utilization Reports binder and
            CD was also issued.  The information in the Encounter Utilization Reports did not previously include
            Per Member Per Month (PMPM) cost information.  That information was being reviewed internally and also by Mercer and has now been authorized to be released.  As a result, the summary information included in the previous binder has been updated and the reports and a CD have been generated with this additional information.  This information is attached to this Amendment.

2.         Please refer to Section C of the Data Supplement for information about the contents and layout of the
            CD.

3.         The PMPM cost information will be used in addition to the health plan financial information in the development of the capitation rate ranges for CYE04.

4.         All other terms and conditions remains the same, including the proposal due date and time.

Offeror hereby acknowledges receipt and understanding of this Solicitation Amendment.	This Solicitation Amendment is hereby executed this 14th day of March, 2003, in Phoenix, Arizona.
/s/ Nancy Novick 3/28/03	/s/ Michael J. Veit
Signature Date
Nancy Novick, CEO	Signed Copy in File
Typed Name and Title	Michael Veit
VHS Phoenix Health Plan, Inc.	Contracts and Purchasing Administrator
Name of Company

Historical Utilization Data for Capitated Members
Encounter Utilization Reports

The following reports present historical encounter utilization information for capitated enrollees for contract year 18 (10/99-9/00), contract year 19 (10/00-9/01) and the first six months of contract year 20 (10/01-3/02 annualized).  Utilization is shown for each risk group and age/sex category by county, GSA, and statewide.   All of the column totals, GSA information, and statewide information have been weighted.  These utilization reports are for prospective enrollment only.

Before utilizing this information, the bidder should review Section D, Service Matrix/ Selection Criteria.  The Service Matrix defines and describes the selection criteria used for each of the service categories shown in this section.  The bidder should also review Sections F and G providing the CRCS screen layouts for bidding and the Crosswalk from the Service Matrix to the CRCS screen layouts.

Units per 1000

The first set of reports in this section present utilization information by county and GSA.  These detailed reports are sorted by contract year and then service categories within each year.   The second set of reports in this section present statewide utilization.  The statewide reports are sorted by service category first and then contract year under each service category.

The utilization information presented in this section represents historical annual utilization per 1,000 members.  With the exception of the average length of stay information, the utilization statistics have been calculated by dividing the total number of the units/encounters counted, by the total number of member months in the rate code and age/sex categories, and multiplying the result by 12,000 (1,000 members for 12 months). The member months used in the denominator of the calculation can be found in Section I, Acute Capitated Member Months Paid.

Unit Cost

The first set of reports in this section present unit cost information by county and GSA.  These detailed reports are sorted by contract year and then service categories within each year.   The second set of reports in this section present statewide unit costs.  The statewide reports are sorted by service category first and then contract year under each service category.

The unit cost information presented in this section represents historical annual unit costs for medical services.  With the exception of the average length of stay information, the unit cost statistics have been calculated by dividing the total price of encounters (health plan paid, or valued at the AHCCCS FFS schedule if the provider is subcapitated) , by the total number of encounters.

Cost PMPM

The first set of reports in this section present cost PMPM information by county and GSA.  These detailed reports are sorted by contract year and then service categories within each year.   The second set of reports in this section present statewide costs PMPM.  The statewide reports are sorted by service category first and then contract year under each service category.

The cost PMPM information presented in this section represents historical annual costs PMPM for medical services. The cost PMPM statistics have been calculated by dividing the total cost of the encounters (health plan paid, or valued at the AHCCCS FFS schedule if the provider is subcapitated) by the total number of member months in the rate code and age/sex categories.

Page 1 of *
AHCCCS LOGO	SOLICITATION AMENDMENT Solicitation Number: RFP YH04-0001 Acute Care Services - CYE 04 Amendment Number Four Solicitation Due Date: March 31, 2003, 3:00 PM (MST)	Arizona Health Care Cost Containment System Administration (AHCCCSA) 701 East Jefferson, MD 5700 Phoenix, Arizona 85034 Michael Veit, (602) 417-4762

A signed copy of this amendment shall be included with the proposal, which must be received by AHCCCSA no later than the Solicitation due date and time.  This solicitation is amended as follows:

The questions and answers document has been updated for the round two questions.  The new questions are shaded for easy identification.

*.         All other terms and conditions remains the same, including the proposal due date and time.

Offeror hereby acknowledges receipt and understanding of this Solicitation Amendment.	This Solicitation Amendment is hereby executed this 14th day of March, 2003, in Phoenix, Arizona.
/s/ Nancy Novick 3/28/03	/s/ Michael J. Veit
Signature Date
Nancy Novick, CEO	Signed Copy in File
Typed Name and Title	Michael Veit
VHS Phoenix Health Plan, Inc.	Contracts and Purchasing Administrator
Name of Company

Quest #	Page	Sect	Paragraph	Question	Answer
1	6	Sect B		What format is required for the actuarially sound certification?	A basic actuarial certification letter with a signature. A member of the American Academy of Actuaries must attest that the rates they bid are actuarially sound for that plan.
2	6	Sect B

What is the definition of “actuarially sound” for the purposes of the actuarial certification?  Is it the general definition as described on page 99 of the RFP or is it the CMS definition of “actuarially sound” or should the certifying actuary refer to the applicable actuarial standards as issued by the Actuarial Standards Board?

					The definition on page 99 of the RFP is adequate at this time.
3	6	Sect B

How will the Offeror know that the bid submission in the AHCCCSA Web application is correct?  Not that we don’t trust the AHCCCSA systems, but wouldn’t it be better if the rate submitted via print out (that the actuary is certifying and can see) is the prevailing bid rather than the bid submitted via Web application?  The actuary can’t certify to the accuracy of the AHCCCSA systems.

Yes AHCCCSA agrees that the hard copy print out will prevail if there is a difference in what is entered into the web site and what is on the hard copy print out.  This statement corrects the direction in Attachment E of the RFP as issued on February 3, 2003.

If there is a difference, the web site will be adjusted to match the hard copy print out.  All reports that will be used in the scoring are generated from the web site bids; therefore, it is necessary that the web site bids are correct.  Please note that because the bids will be scored using the web site, the Offeror must submit one set of bids only.  Barring AHCCCS system issues, the hard copy and the web bid submissions must be identical.

4	6	Sect B

Please define more specifically what the definition of "Actuarially Sound" means from the Offeror’s perspective.  If a health plan has a sicker than average population for a given rate cell, how should an Offeror reconcile its "actuarially sound" bid when this rate will be above the rate range?

Please refer to the answer in question #2 above for a description of actuarial soundness. Because of concerns regarding adverse selection that an AHCCCCS Contractor had, AHCCCS engaged Mercer to run AHCCCS health plan encounter data through the Chronic Disability Payment System (CDPS) in 2002. Each of the health plans was scored from a risk standpoint. Total reimbursement [capitation, regular reinsurance, catastrophic reinsurance, AIDS/HIV $, maternity payments, etc.]  paid to health plans were also tabulated for comparison purposes. Because this analysis showed almost perfect alignment in the ranking of risk versus payment, AHCCCS felt the actuarial soundness of its current payment methodologies had been confirmed.

5	6	Sect B

In the response to this question in the last round, AHCCCSA indicated that a CDPS analysis had been performed on all current contractors.

Supplementary revenue sources such as reinsurance should be correlated to risk selection. However rank does not ensure rate adequacy. A plan may have 6% higher acuity but only 3% more from supplementary revenue sources. Will AHCCCS use the CDPS risk factors developed last year to appropriately move the rate range up or down for each existing plan? New plans can be assumed to attract an average "1.00" population.

The results of running the CDPS model will not be used in developing capitation rate ranges.

The analysis showed that plans with higher acuity tended to collect proportionately more in supplementary revenue. The purpose of rebasing the capitation rates and the supplementary revenue sources is to ensure that reimbursement and risk adjusters are adequate.

6	6	Sect B		Given the BBA's requirement for the rate ranges to be "Actuarially Sound" from the perspective of the State's actuaries, please define more specifically what this means.

CMS has issued an extensive rate-setting checklist that defines in great detail exactly what is meant by actuarially sound rates. Mercer was consulted extensively by CMS in the development of the tool, and supplied much of the material that found its way into the checklist. We do not foresee significant changes in the way rate ranges are established in Arizona. There may be significant changes in the way they are documented and filed with CMS.

Mercer brought the issue of actuarial soundness to the attention of the American Academy of Actuaries. As a result, the Actuarial Standards Board has just begun its own analysis of what it means to make an assertion that capitation rates are actuarially sound. Mercer is also represented on this task force and will take its recommendations into account as they become available.

7	6	Sect B

Will AHCCCSA accept a “qualified” certification of actuarial soundness? For example, if a current contractor is expanding into a new GSA and letters of intent are included for the network, the actuary will be required to qualify the opinion with an assumption as to what the final reimbursement might be.  Is this acceptable to AHCCCSA? Also, will AHCCCSA require a certification of actuarial soundness after a BFO?  What happens if the actuary can’t certify to actuarial soundness if the bidder is asked to accept lower rates during the BFO process?

Yes, we would accept a certification based on the best data and information available at the time that the certification is made. Presumably the actuary has satisfied himself or herself that the letters of intent will evolve into signed contracts at the assumed reimbursement levels. The actuary for each offeror will need to certify that the rates submitted for initial bids are actuarially sound for that offeror. Subsequent certifications are required after the BFOs (if applicable). If at any time an actuary does not feel the proposed rates are actuarially sound for his or her client, the bidder should not sign a contract with AHCCCSA

8	9	Sect C	Definition, Emergency Medical Service

Is the word inpatient referring to admission to the emergency room?

Can we assume that if it refers to admission to the hospital that it would only be related to emergency surgery or ICU status and once the patient is stabilized in the ICU that notification applies?

The definition of emergency medical services includes services provided in both inpatient and outpatient settings.  This definition did not change with BBA.  The notification standards have changed.  Emergency service providers have up to 10 days to notify the health plan. Notice requirements are still being analyzed, and further clarification will be forthcoming.

9	18	Sect D	#3-Enrollment and Disenrollment

The RFP states that contractors are responsible for payments during prior period coverage and may include services provided prior to the contract year. Does AHCCCSA anticipate setting a limit as to how far back the prior period can go?

					The prior period coverage (PPC) time period is already defined and limited depending upon the eligibility category. Please refer to AHCCCS rule for those limitations.
10	18	Sect D	#3-Enrollment and Disenrollment	Health Plan Choice – Members having fewer than 30 days continuous eligibility remaining will not be placed with a health plan but enrolled in AHCCCS FFS. Please explain when this may occur.

The eligibility source informs AHCCCS that the approved eligibility period will extend into the future less than 30 days (example: member is determined they will be ineligible the following month although they are eligible this month).  However, it is possible to enroll a member with a health plan (member had been anticipated to remain eligible) and then have the member become ineligible before the end of the month (example: the member is incarcerated, dies, or moves out of state).

11	18	Sect D	#3-Enrollment and Disenrollment	Health Plan Choice – What are the “few exceptions” in which the effective date of enrollment for a Title XXI member will not be the first day of the month?	There are unusual situations, usually administrative mistakes, when a TXXI member may be enrolled during the month. These are rare, and will not affect reimbursement.
12	18-19	Sect D	#3-Enrollment and Disenrollment	Health Plan Choice – How long do newly eligible persons have to select a health plan? How long does a mother have to select a health plan for her newborn child? For FES babies?

Members are encouraged to choose a health plan prior to the eligibility approval date.  If not, they are auto-assigned through the algorithm.   For newborns, the members have 16 days to choose a plan for their baby.

13	19	Sect D	#5-Enrollment and Disenrollment	When will open enrollment dates be finalized and shared with contractors?	It is anticipated that Open Enrollment will take place in August, 2003 for enrollment October 1, 2003. The finalized dates will be shared with the Contractors as soon as they are known.
14	19	Sect D	#3- Enrollment and Disenrollment	When does the capitation payment start: When the hospital calls with notification or when the plan calls AHCCCS?

As stated in the RFP, “The Contractor is responsible for notifying AHCCCSA of a child’s birth….” However, a hospital may notify AHCCCSA in lieu of the contractor when the mother is enrolled in AHCCCS FFS.  The plan is required to notify AHCCCS of a birth when the mother is enrolled with the health plan.  Capitation begins the day AHCCCSA is initially notified of the birth by either the Contractor or the hospital.  For babies born to FES mothers, the eligibility is retro to the date of birth and PPC capitation is paid for the date of birth to the date of notification.  For babies of enrolled mothers, there is no PPC capitation and the plan is prospectively capitated from the date of notification forward.

15	20	Sect D	#5—Open Enrollment

How will AHCCCSA handle enrollment in rural GSAs if a contract is awarded to an incumbent and a new Contractor?  If members have not selected a health plan through the open enrollment process, would AHCCCSA weight the auto assignment process to ensure that the non-incumbent health plan has a sound membership base to allow a viable operating base?

Members of the exiting health plan will have an opportunity to choose a new health plan through an open enrollment process.  Per Attachment G, AHCCCSA reserves the right to adjust the algorithm for a Contractor who is awarded contracts in only rural GSA’s.  This will be decided at a later date based on awards.  That adjustment per Attachment G is only applicable to contractors in Maricopa and Pima counties.

16	20	Sect D	# 5—Open Enrollment

Section notes that the algorithm will be adjusted to exclude auto assignments to an exiting contractor:

On what date would the algorithm be adjusted?

When will new contractor names be added to AEC materials?

					The exiting contractor’s enrollment is anticipated to be capped on July 1, 2003. New contractor names will be added to AEC materials for mailing in mid-June.
17	20	Sect D	# 5—Open Enrollment

For successful Offerors, please describe the open enrollment process for incumbent contractors awarded a contract under this procurement.  Will members of a health plan that is being replaced in a given GSA be the only members participating in open enrollment activities, or will all health plans’ members participate?  When an additional health plan is added to a GSA, will members of all existing health plans within that GSA participate in open enrollment activities?

					Open enrollment will only be offered to members of exiting Contractors. Those members will be able to select from all contractors in the GSA for enrollment on October 1.
18	20	Sect D	# 5-- Open Enrollment	If a contractor is purchased by another organization, will AHCCCS hold an open enrollment for those members?	The answer will depend upon details and the timing of the sale and whether an award is received by the continuing plan.
19	20	Sect D	#6—Auto-Assignment Algorithm

Are there specific reasons why AHCCCSA made the statement in the RFP, “Capitation rates may be adjusted to reflect changes to a contractor’s risk due to changes in the algorithm”? Could AHCCCSA describe the kinds of scenarios that would require a change to the algorithm?  How would and what type of notification timeline would future changes to the algorithm methodology be communicated to the health plans?

It is believed that members who are auto assigned through the algorithm have a lower risk that those who choose a health plan.  Those who choose are believed to be already accessing services, or are in the need of services, which is why they are more concerned about the health plan with whom they are enrolled.  Therefore, if a plan is receiving more members though the algorithm through an adjustment, then it is believed by AHCCCSA’s actuaries that the plan’s risk is lower than the other plans.  Therefore, an adjustment is made to all Contractors’ rate to ensure actuarial soundness.

Another scenario is the adjustment that may be made if there is a Contractor in Pima or Maricopa County who has total statewide enrollment of less than 25,000 members.  Another scenario is when a Contractor’s enrollment is capped due to financial performance or sanctions.

The health plans would have at least 30 days notice.  This notification would occur through a contract amendment.

20	20	Sect D	#6—Auto-Assignment Algorithm

In the first Q & A, AHCCCS indicated that members who are auto assigned through the algorithm have a lower risk than those who choose a health plan….if a plan is receiving more members through the algorithm through an adjustment, then it is believed by AHCCCSA’s actuaries that the plan’s risk is lower than the other plans.  Can AHCCCS provide the data on why this is believed to be true?

This determination was based on comparing the financial experience of two AHCCCS contractors before and after one plan’s enrollment was capped.  AHCCCS also pulled a small sample of data that supports this contention.  AHCCCS is working on pulling a larger more statistically sound data sample to continue to verify this belief.

It is also a widely held belief that those who choose a health plan are already receiving medical services, or have an investment in their health due to untreated health problems.  Those who do not choose are therefore not believed to have the same level of health issues.

21	20	Sect D	# 7-- AHCCCS Member Identification Cards

Membership cards:

How much will cards cost?

What will the health plans be charged?

What is the frequency of card issuance (one time per member, when the member changes rate codes, when the member changes contractors, etc.)?

Will the invoice provided by AHCCCS be at the member detail level?

If AHCCCS is unsure about any of the above, please provide direction as to how the health plan should account for this new cost in its bid.

The Offerors should budget 75 cents per card.  New cards are issued for the following reasons:  new member, change in RBHA, change in Contractor, lost/stolen cards, significant name change, change in program eligibility, and upon member request.  AHCCCSA issued approximately 40,000 cards per month in the recent months.

AHCCCSA has not yet determined how the invoicing will be handled.

The bidder should use the information provided here in their capitation rate bid submissions.

22	20	Sect D	# 7-- AHCCCS Member Identification Cards	Request on question 18: Please provide the number of ID cards distributed by GSA.	The information AHCCCS has regarding the number of ID cards distributed was included in an amendment to the data supplement. The information was not available by GSA, but by health plan.
23	20	Sect D	# 7-- AHCCCS Member Identification Cards	What is the average cost per AHCCCS ID card?	See the answer to #21 above.
24	20	Sect D

a. What are the costs to the health plans on a per card basis?

b. For each GSA, how many ID cards (new and reissued) were issued last year?

c. How many replacement cards were issued last year?

d. For cost control purposes, will the health plans have input regarding the vendor and content of the card?

e. How will AHCCCSA monitor and ensure that health plans are not inadvertently billed for ID cards for other health plans or FFS members?

f. How will ID card costs be handled for members who are retroactively disenrolled (i.e. refunded)?

g. Will postage be charged to the health plan for the mailing of ID cards?

a-c, e, f. See the answer to #21 above.

AHCCCSA will contract with the vendor.   The content of the card is not the discretion of the Contractor.

g. The Contractor will be billed for postage included in the 75 cents.

25	20	Sect D	#8—Mainstreaming of AHCCCS members	Please define “available facility”

This is a facility that would normally be available for use by your members i.e., in-network or when medically necessary.  The intent of the statement is that use of such a facility cannot be denied based on one of the criteria in the previous paragraph in the RFP, payor source, race, color etc.

26	20	Sect D	#8—Mainstreaming of AHCCCS members	What does AHCCCSA consider to be “reasonable steps” to be taken with subcontractors to encourage mainstreaming of members?

The phrase is used in the context that “Contractors must take into account a member’s culture when addressing members and their concerns, and must take reasonable steps to encourage subcontractors to do the same.”  The overall paragraph discusses prohibited discriminatory practices with respect to a member’s rights to receive services in a manner that does not discriminate based on payor source, race, color, gender, etc.  The Offeror should use its own judgment to identify reasonable steps.

27	21	Sect D	#9—Transition of Members	Transition of Members-Acute Care-If we are notified from CRS that a patient is coming in or out, what is the plan's responsibility of transition and to whom?

When a member is enrolled in CRS, the health plan still has the responsibility of providing all covered services for the member that are not included as CRS covered services for the CRS enrolled diagnosis (refer to CRS covered diagnosis list).  CRS and the health plan are expected to coordinate applicable services such as DME, prescriptions, etc as they pertain in the transition.

28	21	Sect D	#9—Transition of Members	Are PCP's still required to have dental service reports in the medical record?

No, dental treatment records are not required in the PCP chart.  However, record of any verbal referrals/recommendations by the PCP for dental services should be documented in the patient record maintained by the PCP.

29	21	Sect D	#10—Scope of Services (CRS-last paragraph

CRS is currently under procurement for a new contractor.  How will that new contract’s operations impact coordination of services with AHCCCSA health plans and what will be the financial impacts of any contract changes to a health plan?

If an award is made to a new CRS contractor, the AHCCCS contractors would be responsible for coordinating care with and referring potentially eligible members to the new contractor.  It is not anticipated that this will have any financial impact to AHCCCS contractors.

30	22	Sect D	#10—Scope of Services (CRS-last paragraph

Transition of Members-If a member transitions "enrolls or discharges" from CRS, is CRS responsible for sending timely notice to the health plan?  CRS provides a monthly list of members accepted and discharged from CRS.  This time frame of "Notification" to a plan doesn't coincide with transition policy 520 in the AMPM.

					Yes, CRS must notify contractors of enrollments and disenrollments in accordance with the transition policy. Your concern regarding transition time frames is noted.
31	22	Sect D	#10—Scope of Services (CRS-last paragraph)

Who is financially responsible for services if the CRS eligible and enrolled member does not utilize CRS services?   The AMPM Section 400 references medical care paid by the plan to an eligible, enrolled member when CRS fails to provide timely services. It does not address which entity pays for the medical expenses if the member is an eligible, enrolled CRS patient, but refuses to use their services. Under these circumstances, does the health plan continue to pay for medical services or are we not obligated to pay for the CRS covered services because of CRS eligibility and enrollment?

In this instance the member (family or guardian) is responsible for payment. The member is choosing to go out of network for services.  However, it is AHCCCSA’s expectation that Health Plans assist members in understanding the services delivery system and that plans facilitate the members use of CRS.

32	23	Sect D	#10-- Scope of Services (Emergency Services, last sentence)

Please clarify:  how does this apply to out of state providers who are not contracted with the plan or AHCCCS?  What if a provider refuses to register with AHCCCS?  Can they bill the member?  Is there a statute to protect the member from billing/collections/by out of state providers?  Is there a quick registration process for out-of state providers?

Providers must register with AHCCCS to be eligible for payment. A contract with the health plan is not required.  Registered providers may not bill members for medically necessary covered services.  AHCCCS is not aware of a statute that protects members from billing/collections by unregistered, out of state providers.  State rule prohibits billing of Medicaid members for medically necessary covered services.  AHCCCS does have a simplified registration form for single use providers.

33	23	Sect D	#10-- Scope of Services	EPSDT– What are the health plans’ specific responsibilities in terms of “follow-up” with a RBHA to monitor whether members have received behavioral health services?

When this information has not already been received from the member or the RBHA, the Contractor is expected to contact the RBHA to ensure that the member has either been scheduled or seen for an appointment or that the member has refused behavioral health services from the RBHA.

34	23-24	Sect D	#10-- Scope of Services (Emergency Services, last sentence)

  Emergency Services – Please confirm that the 10 calendar day requirement applies only to the notification of emergency services and not to any inpatient stay admission resulting from an emergency department visit.  Please confirm that the 10 calendar day requirement is unrelated to the 1 hour response time required.

					Analysis re BBA Emergency notification requirements is ongoing and further clarification will be forthcoming.
35	23-24	Sect D	#10-- Scope of Services (Emergency Services, last sentence)	When will further clarification be forthcoming on the BBA Emergency Notification requirements?

Further clarification for bidding purposes is not forthcoming; however, AHCCCS is pursuing a waiver with CMS from this provision.

BBA states that a health plan may not deny payment to a provider of an emergency service for failure to notify the health plan of the service within 10 calendar days. This does not preclude a contractor from conducting retro review or working with hospitals to maintain current notification time frames.  AHCCCS does not expect contractors to experience an increase in utilization due to this change.

36	24	Sect D	#10, Scope of Services (Emergency Services, paragraph 2, #2)

In bullet point #2, clarification is needed regarding notification.  Does this mean the emergency room services must have notification to the health plan within 10 days?

By screening and treatment are you including admissions to the hospital and work up and treatment?  If so does the facility have 10 days to notify the health plan of admission?

Does this mean there will be no concurrent review process for any member admitted through the Emergency Room?

Analysis re BBA Emergency notification requirements is ongoing and further clarification will be forthcoming.

The Offerors should assume that there will be no changes to program costs for this provision when developing capitation rate bids.

37	24	Sect D	#10, Scope of Services (Emergency Services, paragraph 3)

“A member who has an emergency medical condition may not be held liable for payment of subsequent screening and treatment needed to diagnose the specific condition or stabilize the patient”.  Does this statement mean that authorization would not be needed for follow up visits resulting from the ER visits?

The issue of authorization is different from that of patient financial responsibility.  Authorization may still be required for follow-up done after the patient is stabilized. Prior Authorization is not a guarantee of payment.

38	24	Sect D	#10-- Scope of Services (Emergency Services)	Emergency services-- How long does a provider of emergency services now have to notify the plan to ensure payment, or is there no time limit?

The new notification requirements per BBA are within 10 calendar days for emergency services.  Analysis regarding BBA Emergency notification requirements is ongoing and further clarification will be forthcoming.

39	25	Sect D	#10—Scope of Services (Hospital)

Regarding observation - no specific time frame in RFP versus 24 hours in the contracts.  Are you changing the AMPM policy to something other than the 24 hour or do we presume it will stay as per policy?

					Observation services are defined in the AMPM Policy 310. There is no anticipated change to this policy.
40	25	Sect D	#10—Scope of Services (Hospital)

Observation services may be provided on outpatient basis if determined reasonable…when deciding if member should be admitted for inpatient care. There is no specification of the time frame (prior contracts have indicated up to 24 hours).

Is the absence of a time designation meant that AHCCCS will be following the 48-hour Medicare standard?

If the time frame is expanded from 24 to 48 hours, what criteria are going to be used to determine that the extended stay to 48 hours was appropriate as observation versus inpatient?

					Please see the AMPM Policy 310, Observation Services for clarification.
41	25	Sect D	# 10—Scope of Services (Hospital)	What is meaning/financial impact of removing 24-hour limit from observation services?	Please see the AMPM Policy 310, Observation Services for clarification. The financial impact is unknown at this time.
42	25	Sect D	# 10—Scope of Services (Immunizations)	What are the adult immunization performance standards?	AHCCCS has not established adult immunization performance indicators for the acute care population.
43	26	Sect D	#10—Scope of Services (Nursing Facility)

What would occur when a member no longer requires the skilled services of a convalescent care stay, but a discharge from the facility is deemed inappropriate for a specific reason?  For example, Mr. Smith is admitted to a skilled nursing facility for Rehab Services (OT and PT), after a hip replacement.  A week into his stay, he is discharged from therapies because he is unable or unwilling to participate.  Mr. Smith no longer meets the criteria for a convalescent care stay, but he is still not able to care for himself in his previous living arrangement, and a discharge from the skilled nursing facility is not appropriate because of safely issues.

					The Health Plan is responsible for providing medically necessary covered services. Facility coverage is not limited to the skilled level of care.
44	26	Sect D	#10—Scope of Services (Nursing Facility)

Can this member (see above question) be kept in the facility at a lower level (e.g. a custodial care level) until the discharge is appropriate?  If this is possible, how would AHCCCSA like to be notified, and would the custodial care days still need to be counted toward the 90 day contract year maximum benefit?

There is no prohibition against health plans negotiating rates at a lower level of care. AHCCCS does not require notification. Days at a lower level of care do count toward the 90-day contract year maximum benefit.

45	27	Sect D	#10, Scope of Services (Post-stabilization Care Services Coverage and Payment, paragraph 2, #2.)	In bullet #2, is 1 hour the correct time for approval of post-stabilization care services at non-contracted facilities? Who will determine the 1-hour time frame? Will telephone logs be used to verify?

One hour is the correct time for approval of post-stabilization care services approval requests for all providers both contracted and non-contracted.

Both hospitals and plans will likely document the one-hour timeframe and telephone logs may be one method to accomplish this.

Further clarification regarding BBA requirements will be forthcoming.

46	27	Sect D	#10, Scope of Services (Post-stabilization Care Services Coverage and Payment, paragraph 3, #3.)

In bullet #3 A Contractor’s physician with privileges at the treating hospital assumes responsibility for the member’s care.  What happens when the Contractor’s physician with privileges at the treating hospital is ready and willing to assume the care but the non-contracted Attending physician will not relinquish care?

					AHCCCS expects treating physicians to act in the best interests of the member. Issues such as this should be brought to the plan Medical Director for resolution.
47	27	Sect D	# 10, Scope of Services, (Pregnancy Terminations)	Is there any information on expected financial impact of policy change?	Based upon 18 months of experience with this policy, AHCCCSA believes that the financial impact is not material, and capitation rates will not be adjusted for this policy change.
48	27	Sect D	#10, Scope of Services (Post-stabilization Care Services Coverage and Payment, paragraph 2, #2.)

Post Stabilization– The RFP implies a contractor must respond to authorization requests within one hour.  If not, are services deemed approved?  How will AHCCCSA evaluate health plans’ performance of this requirement?

If authorization is not provided within one hour, services are deemed authorized. Methods to monitor this performance requirement will be developed. Further analysis of BBA will be completed and additional information will be forthcoming.

49	28	Sect D	# 10-- Scope of Services	Omitted…not used as a maintenance regimen…Is this changing or does the phrase "potential for improvement" cover this?	Please clarify and resubmit the question.
50	28	Sect D	# 10—Scope of Services (Prescription Drugs)	Will pharmacy carve-out include OTC items currently being provided by health plans, for example, condoms and nutritional supplements?	The pharmacy carve out will include those OTC items that require a prescription.
51	28	Sect D	#10--Scope of Services (Transportation, first sentence)	Give examples of medically necessary transportation.

Includes but is not limited to transportation for well child care, prenatal appointments, urgent medical appointments, prescription pick-up at pharmacy, ambulance transportation and other services that are medically necessary.

52	28	Sect D	# 10-- Scope of Services

In previous contracts, physical therapy for all members and occupational and speech therapies for members under the age of 21 are covered on both an inpatient and outpatient basis if not used as a maintenance regimen.  The underlined words are omitted in the RFP.  Is there a change in coverage?

There is no change in the coverage due to the deletion of the phrase “if not used as a maintenance regimen”. Rehabilitation Therapies are covered when there is an expectation of improvement in the member’s condition.

53	29	Sect D	#10—Scope of Services	What is the timeline for new or revised policies in AMPM regarding Special Health Care Needs?	The deadline is October 1, 2003. As clarification is available it will be published.
54	29	Sect D	#12-- Behavioral Health Services, paragraph 1	“AHCCCS members are eligible for comprehensive behavioral health services” – This indicates that Family Planning members would also have this benefit, is this correct?	No, SFP members are not eligible for behavioral health services. This will be clarified in the RFP document at a future date.
55	30	Sect D	#12-- Behavioral Health Services, Medication Management Services, paragraph 1

In previous publications the PCP was allowed to provide medication management for members with diagnoses of mild to moderate depression, mild to moderate anxiety and attention deficit hyperactivity disorder.  Were the words mild to moderate intentionally left out?

Since the inception of the psychiatric medication initiative in October of 1999, which allows health plan PCPs to prescribe for certain behavioral health disorders within the scope of their practice, the contract language has remained the same.  The words “mild”, “minor”, or “moderate” have not been in contract and there is no change in the expectation.  AHCCCS policy (AMPM 310) and the guiding principles published in September 1999 refer to ADD/ADHD, mild depression, and anxiety disorders as those which may be managed by the health plan PCP.

56	30	Sect D	#12—Behavioral Health Services

“The Contractor shall allow PCPs to provide medication management services (prescription, medication monitoring visits, laboratory, and other diagnostic test necessary for diagnosis and treatment of behavioral disorders) to members with diagnoses of depression, anxiety and attention deficit hyperactivity disorder.”

As this statement does not specify that the PCP may treat “mild” or “minor” depression, please clarify whether the expectation has changed from the original guiding principles published Sept 1999.

					Please refer to the answer for question 55.
57	30	Sect D	#12—Behavioral Health Services	Does AHCCCSA have any guidelines for the monitoring of PCP management of behavioral health disorders?	No, AHCCCS does not have guidelines specific to the monitoring of PCPs’ management of behavioral health disorders.
58	30	Sect D	#12—Behavioral Health Services

The RFP states," For Prior Period Coverage, the Contractor is responsible for payment of all claims for medically necessary covered behavioral health services to members who are not ADHS behavioral health recipients."  Does this mean that if someone is Non-TXIX RBHA enrolled, the RBHA is responsible for Behavior Health emergency services during prior period coverage?  Is the Contractor responsible for outpatient stabilization services during PPC until the member is RBHA enrolled?

No, the contractor is not responsible the payment of behavioral health services during a PPC time period for non TXIX RBHA enrolled members.

Yes, the contractor is responsible all behavioral health services if the member was not RBHA enrolled.

59	31	Sect D	#14-- Medicaid in the Public Schools, last paragraph

Regarding transfer of medical information between the Contractor and the member’s school or school district. …Isn’t that a violation of the HIPAA privacy standard?  Would the Health Plan have to have a Business Associate Contract with the schools or school districts?

The MIPS program provides reimbursement for school districts that are registered providers.  The relationship between a health plan and a provider does not constitute a business associate relationship.  See 65 Fed. Reg. 82476 (Dec. 28, 2000).  Disclosure for purposes of treatment, payment and certain health care operations are permitted by the rules and do not necessarily require a business associate agreement.  45 CFR 164.506.  “Payment” activities include coordination of benefits.  “Treatment” includes activities by a provider to coordinate care with a third party.  45 CFR 164.501

60	31	Sect D	#14-(MIPS)-last paragraph

The RFP states, "Contractors and their providers must coordinate with schools and school districts that provide MIPS services to the Contractor's enrolled members." Is the intent of this new requirement simply to ensure that services are not duplicative? How are contractors notified when a school or school district is working with a special needs child?  Is AHCCCSA going to provide this information on the monthly FYI file?  Are we coordinating with the school or school district or the providers that actually provide the services? Has consideration been given to the HIPAA implications? Have the schools/school districts indicated that they are willing to work with the health plans?

The intent of the policy is to prevent duplication of service. Contractors can be notified via a DDD support coordinator, a parent, a school provider or the school. AHCCCS will not be providing this information on the FYI file. Plans are required to coordinate care with the most appropriate entity to best meet the needs of the members. Please see HIPAA response given previously. Yes, the school districts have expressed a desire to coordinate with the health plans.

61	31	Sect D	#14-(MIPS)-last paragraph	Please clarify responsibilities of both the health plan and a school in sharing/generating appropriate medical record requirements? (i.e. transfers of member medical information)	Please refer to the answers for questions #59 and #60.
62	32	Section D	#16-- Staff Requirements and Support Services, item n.	Define difference between Compliance Officer, contract YH04 vs. Fraud and Abuse Coordinator, and contract YH03?

The staffing requirement for a Compliance Officer is in the current contract.  The difference between the two positions is the Compliance Officer is considered a key position and must be a senior on-site employee.  The function is similar to that of the Fraud and Abuse Coordinator, with the additional responsibility to oversee the implementation of a compliance program as outlined in Paragraph 62 of the RFP.  The Compliance Officer should continue to attend the AHCCCS Fraud and Abuse Workgroup.

63	32	Section D	#16-- Staff Requirements and Support Services, item n.

From the first Q & A, it appears that AHCCCS sees the Compliance Officer and the Fraud and Abuse Coordinator to be two different individuals.  If a health plan has a Compliance Officer with its parent organization that is off-site, can this person be a part of the health plan’s compliance program, in cooperation with the on-site compliance/fraud and abuse program?  AHCCCS used our compliance program as an example of what is expected from health plans during a recent Fraud and Abuse meeting, but it appears that these two similar, but separate programs have become one under the RFP.  The purpose of an off-site Compliance Officer is to allow freedom for the employee to report any individual including fellow employees, supervisors, or managers if they believe there is unethical behavior within the health plan.  The fraud and abuse program is more likely to look for and report suspected fraud outside the company, such as with members or providers.  This program with both of its separate components works well.  However, if we are required to merge them, the employees may feel uncomfortable reporting internal issues.  Is it possible to maintain both programs without co-mingling?

The requirement for a fraud and abuse coordinator does not appear in the RFP.  The corporate compliance officer must be a senior, on-site official. The Offeror is responsible for designing a system in which its employees do feel comfortable reporting internal issues to the C.C. officer.  This, however, does not preclude cooperation and coordination with a compliance officer in the parent organization.

64	32	Sect D	#16-- Staff Requirements and Support Services, item m.

This section states that a Grievance Manager is a required position, this is also restated on page 33, however, on page 92, Section G, Offeror’s Key Personnel, and the position is listed as Grievance Coordinator.   Is it the intent of AHCCCSA to require a Grievance Manager or Coordinator?  Are these two titles interchangeable?

The 2 position titles are not interchangeable. As part of the staff requirements in paragraph 16, AHCCCS requires a Grievance Manager who is responsible for the oversight of the contractor’s Grievance System.  The reference to Grievance Coordinator on p. 92 is incorrect and should be changed to Grievance Manager.

65	33-34	Sect D	#18-- Member Information

According to the revised Member Information Policy, it appears that the content requirements for the informational brochure to prospective members has changed, i.e., adding specialists, telephone numbers and languages spoken. Are there plans to change the format to allow for the required content changes?

					No. This information can be in summary form. Space constraints may result in fewer pictures and other text being used in the brochures.
66	34	Sect D	#18-- Member Information, last paragraph

The RFP states affected members must be informed of any other changes in the network 30 days prior to the implementation date of the change.  Please define “other” changes in the network and provide examples.

Other changes include, but are not limited to turnover in DME providers and provider address changes.

67	34	Sect D	#18-- Member Information, last paragraph	Termination of a contracted provider: Does this include specialty providers?	Yes, for members who were seeing the specialist on a regular basis.
68	34	Sect D	#18-- Member Information, last paragraph	What does AHCCCSA consider to be “program changes” that require notification be provided to “affected members”?	Changes in cost sharing or covered services would be examples of program changes.
69	36	Sect D	#22. Advance Directives, last paragraph

In referring to written information to adult enrollees, what is meant by (4): “Changes to State as soon as possible, but no later than 90 days after the effective date of the change?”  Does this requirement conflict with other disseminated information to member approval requirements?

					The sentence should read, “(4) Changes to State law as soon as possible…”
70	37	Sect D	# 24-- Performance Standards, last paragraph

What is the responsibility of the Health Plan when a response is not received from AHCCCS in a timely manner as it states that a corrective action plan “must be approved by AHCCCS prior to implementation”?

Will the health plan be given sufficient time i.e. (6-9 months) after the date of AHCCCS approval to demonstrate improvement?

The Health Plans are responsible for continuing to improve Performance Indicator rates, and it is expected that health plans will develop and implement interventions that will assist them in achieving, at a minimum, the AHCCCS Minimum Performance Standard.   The amount of time a health plan will be given to implement a corrective action plans depends upon the severity of the issue needing correction and the proposed plan.

71	37	Sect D	# 24-- Performance Standards	On what are the minimum performance standards based?	The AHCCCS Minimum Performance Standards are derived from a formula that includes, but is not limited to previous Performance Indicator rates and statewide averages.
72	37	Sect D	# 24-- Performance Standards	As it relates to levels of performance, please define “demonstrable and sustained improvement.”	Demonstrable is statistically significant and sustained is for more than 1 year.
73	39	Sect D	# 24-- Performance Standards	In the current contract, health plans are required to report the results of Provider Turnovers and Interpreter Services. Will this still be required under the new contract?

The current contract states “AHCCCSA will continue to measure and report results for the Performance Measures…”  This measurement and reporting will continue, but because these are not considered Performance Standards, the information was removed from the RFP.

74	40	Sect D	#27—Network Development

“For Maricopa and Pima Counties only, this includes a network such that 95% of its members residing within the boundary area of metropolitan Phoenix and Tucson do not have to travel more than 5 miles to see a PCP, dentist or pharmacy.”

Attachment B, page 115—“In Tucson (GSA 10) and Metropolitan Phoenix (GSA 12), the Contractor must demonstrate its ability to provide PCP dental and Pharmacy services so that the member so not have to travel more than 5 miles from their residence.

There seems to be an apparent conflict between the wording in the Network Development in paragraph 27, and Attachment B, page 115.  Can you please clarify which applies and define metropolitan Tucson?

To clarify, the adjective “metropolitan” is describing Phoenix only.  Metropolitan Phoenix includes other cities as shown on the GSA map for Maricopa County.  In Pima County, this standard applies only to the city of Tucson.

Attachment B, Page 115.  Last paragraph should read, “In Tucson (GSA 10) and Metropolitan Phoenix (GSA 12), the Contractor must demonstrate its ability to provide PCP, dental and pharmacy services to that 95% of members do not have to travel more than 5 miles from their residence.”

75	40	Sect D	# 27 Network Development	“Contractors must provide a comprehensive provider network that ensures its membership has access at least equal to, or better than, community norms.” How will AHCCCS determine community norms?

The Contractor is asked to identify network gaps in its own annual Provider Network Development and Management plan.  In addition, AHCCCSA will utilize information from licensing boards, commercial insurers and other publicly available materials to determine provider availability.

76	40	Sect D	# 27 Network Development	“Access is supposed to be equal or better than community norm.” How will a potential Offeror best demonstrate such access measures/benchmarks in a successful proposal?	The Agency will not advise Offerors about improving their submission.
77	40	Sect D	# 27 Network Development

Provider Network Development and Management Plan– The plan is to consider access of members to specialty care compared to the general population in the community.  How will a potential Offeror best demonstrate such access in a successful proposal?  How will this criterion be measured (i.e. what is the benchmark(s) that will be used?)?

					The Agency will not advise Offerors about improving their submission.
78	40	Sect D	# 27 Network Development	Provider Network Development and Management Plan– What is the time period the health plans should use for “projecting future needs”, e.g., one year?

The Bidder should use its best judgment in deciding how far in the future projected needs should be assessed in order to maintain an accessible network, capable of delivering covered services for the contract period.

79	40	Sect D	# 27 Network Development

How does the requirement to consider providers in neighboring states in terms of network development reconcile with the requirement that health plan providers must be licensed in Arizona?  Also, how does this apply to out-of-state hospitals?

					Providers whose service address is outside of Arizona must be licensed in the state in which they provide services.
80	41	Sect D	# 27 Network Development

Provider Network Development and Management Plan–

How is AHCCCSA defining “specialty populations” for the purpose of this plan, and what type of information does AHCCCSA want addressed regarding specialty populations as it relates to the plan?

The Offeror should use its expertise and judgment to identify those populations with network needs different than the majority of members in the GSA, who would need special consideration in the design of the network.

81	41	Sect D	# 29—Network Management

Re: notifications of significant network changes.  In the past, AHCCCSA stated that it would respond within 14 days.  What will be AHCCCSA’s turnaround time(s) for approvals of corrective actions arising from such notifications?

					The turnaround time will be dependent upon the circumstances, such as complexity of the corrective action plan. As stated in the paragraph, AHCCCSA will expedite the process in an emergency.
82	41	Sect D	# 29—Network Management

For contractor policies, what does “subject to approval” by AHCCCSA mean?  Is AHCCCSA approval limited only to network management policies or all contractor policies?  Will existing plans have to submit their policies for approval?

“Subject to approval” means the Agency has approval authority over the policies during an operational audit.  It is not limited to network policies only.  Contractors will be notified of pending operational audits.

83	42	Sect D	#30—Primary Care Provider Standards	Once the contractor had determined that appointment availability has not been compromised will action still be required should the panel size exceed 1800?

No.  The Contractor, however, is expected to ensure that quality of care standards continue to be met by such providers.  The information may also suggest that the Contractor should recruit additional providers to serve members in that area.

84	43	Sect D	#32-- Referral Procedures and Standards, paragraph 1, item g.	“Referral to Medicare HMO including payment of co-payments”. Please explain this requirement.	The Contractor must have written policies on their Medicare Cost Sharing responsibilities that should include copayment responsibilities when a member is referred to a Medicare HMO.
85	45	Sect D	#35—Provider Manual

The RFP states, "The contractor remains liable for ensuring that all providers, whether contracted or not, meet the applicable AHCCCSA requirements."  What are a health plan’s obligations to non-contracted providers?  Please define or further clarify “applicable requirements.”

There are a number of “applicable” requirements that the health plan is responsible for, regardless of the providers’ contract status.  Examples include, but are not limited to, ensure non-contracted providers do not bill members for covered services, that claims/encounter data is submitted if a financial liability is incurred by the Contractor, and that the health plan coordinates benefits.

86	47	Sect D	# 37—Subcontracts, paragraph 5	Would the “use of provider more than 25 times” include hospitals where members are admitted through the Emergency Department?	Yes, the Contractor would be responsible for contracting with physicians who have admitting privileges. The Contractor would be encouraged to contract with the hospital.
87	47	Sect D	# 37—Subcontracts

"The Contractor must enter into a written agreement with any provider (including out-of-state providers) the Contractor reasonably anticipates will be providing services on its behalf more than 25 times during the contract year."    Can this be applied to one individual receiving 25 services form one provider, or is it for 25 unique members?

					AHCCCSA is requiring a contract for providers used more than 25 times a year, regardless of the number of services provided or members seen.
88	48	Sect D	#39—Specialty Contracts

With the high potential for AHCCCSA to develop specialty contracts going forward, (i.e. pharmacy) can AHCCCSA provide additional details on how the process might work (i.e. health plan involvement, adjustments to capitation rates, reporting requirements (both to and form AHCCCSA), claims payment, recovery/reinsurance, TPL related issues)?

This section refers to contracts that AHCCCSA negotiates on behalf of its Contractors.  Currently, the only specialty contract AHCCCS is negotiating is for transplant services.  These specialty contracts are for services provided through the health plans and should not be confused with a carve out of services.

In the event AHCCCSA carves out the responsibility for certain medical services from its Contractors, AHCCCSA will solicit feedback from its Contractors, capitation rates will be adjusted and other operating issues will be addressed.  Because AHCCCSA is not currently in the process of developing a carve out, it is unknown what impact a carve out would have on health plan reporting and involvement.  That would need to be addressed on a case by case basis depending upon the type of service that is carved out.

89	49	Sect D	#40—Hospital Subcontracting and Reimbursement

For Maricopa and Pima counties, the RFP states that, "The Contractor shall submit all hospital subcontracts and any amendments to AHCCCSA, Office of Managed Care". For all counties EXCEPT Maricopa and Pima it states, "The Contractor is encouraged to obtain subcontracts with hospitals in all GSA's and must submit copies of these subcontracts, including amendments, to AHCCCSA, Office of Managed Care, at least seven days prior to the effective dates thereof". What requirements exist (for incumbents bidding on new GSA’s and new contractors) to have the Maricopa and Pima hospital contracts (or any other contract as required by the RFP) reviewed by AHCCCSA prior to implementation?

The Office of Managed Care will accept hospital subcontracts and amendments for review and approval after contract awards are made.  It is suggested that they be submitted as soon after the award that the contracts and amendments are complete to allow time for the process, prior to implementation.

90	49	Sect D	#40—Hospital Subcontracting and Reimbursement

Hospital Recoupments– Does AHCCCSA have a policy regarding recoupment of capitation from one health plan and paid to another when retroactive enrollment occurs, and the initial health plan has paid claims to a provider who was not aware of the enrollment change until notified of recoupment (which often occurs after claims submission timeframes)?

AHCCCSA is developing an informal policy related to this issue.  Essentially, medical expenditures incurred in these situations should be treated like expenditures incurred during the PPC time period.  That means, claims should not be denied for lack of prior authorization, but may be denied if reviewed for medical necessity, and the second health plan determines that the services were not medically necessary.

91	49 71 116	Sect D	#40—Hospital Subcontracting and Reimbursement

In the Data Supplement, Offerors are instructed to consider the Maricopa/Pima counties contracting pilot project to be extended beyond September 30, 2003.  This is also reiterated in Amendment #1 dated February 10, 2003.  Is the Data Supplement to be considered a part of the contract and RFP, and a valid RFP instruction?

					Instructions given in the data supplement should be considered a valid RFP instruction.
92	49 119 120	Sect D	#40—Hospital Subcontracting and Reimbursement

Out of State Hospitals– Given that Attachment B represents AHCCCSA’s minimum network requirements, how would a potential Offeror successfully address any potential network deficiencies if Offeror is only “strongly encouraged” but not required to contract with these out of state providers? (e.g. regarding out of state providers listed for GSAs 2 and 4)

Although, Contractors are encouraged to contract with hospitals, they are required to have contracts with physicians with admitting privileges to hospitals considered to be a part of the network.  This is true whether the hospital is in-state or out of state.

93	50	Sect D	#42—Physician Incentives

"The Contractor shall disclose to AHCCCSA the information on physician incentive plans listed in 42 CFR 417.479(h)(I) through 417.479(i) upon contract renewal, prior to initiation of a new contract, or upon request from AHCCCSA or CMS."                                                           Question: Is CMS providing the state oversight in respect to physician incentives?

This question needs to be clarified.  Refer to the Physician Incentive Plan regulations for AHCCCSA’s responsibility in monitoring compliance with those regulations.  The annual disclosure reporting requirement is on hold until CMS develops a new disclosure form.  All other provisions will continue to be enforced.

AHCCCS is required to report to CMS on its Contractor’s compliance with those regulations.

94	50	Sect D	#43—Management Service Subcontract

Is a provider that is capitated for ophthalmology services and performs the prior authorization function for ophthalmology services (when there is a denial, the health plan issues the denial) considered a Management Services Subcontractor?

					No.
95	50	Sect D	#43—Management Service Subcontract

Is an organization, such as a Nurse Line that provides a 24 hour service to respond to member’s health care questions, considered a Management Services Subcontractor? Would the answer change if the same service also receives and refers all operational issues which arise outside of normal business hours to the health plan’s staff member on call?

					This is not considered a management services subcontractor. The answer is still no.
96	51	Sect D	#45—Minimum Capitalization Requirements

"Continuing Offerors that are bidding a new GSA must provide the additional capitalization for the new GSA they are bidding."                                                                              Question: Is the capitalization requirement for UFC going into Cochise/Graham/Greenlee, the amount for New Contractors or for Existing Contractors?

					A current Contractor is considered an existing offeror in all counties to be bid.
97	51	Sect D	#45-- Minimum Capitalization Requirements

Please clarify what the minimum capitalization requirements are for continuing offerors bidding a new GSA.  Is it the equity per member standard or the capitalization requirements for new contractors presented in the table?

The minimum capitalization requirement for bidders is what is listed in the table.  However, a Contractor must also meet it’s equity per member standard after the contract is awarded.  If the bidder meets its minimum capitalization, but doesn’t meet its equity per member standard, then the bidder must develop a plan to meet that standard should they be awarded a contract.

98	51	Sect D	#45—Minimum Capitalization Requirements

Since the current RFP realigns some counties in new GSA’s, is a contractor that is currently an incumbent in one of the county (s) in the GSA but not the other county (s) considered to be an existing contractor for purposes of the minimum capitalization requirements?  If a contractor uses an irrevocable letter of credit (LOC) to meet its performance bond requirement as described in the RFP, is it correct to say that AHCCCSA will not consider the LOC an encumbrance or a loan subject to repayment (since the LOC is truly an off balance sheet item and has no outstanding balance owed) as described in the minimum capitalization requirements?  Regardless of the number of GSA’s a contractor is awarded, is it correct to say that the maximum amount of capitalization or equity a contractor is required to meet is $10,000,000?

A current Contract is always considered an existing contractor for capitalization purposes.  Refer to the Performance Bond/Equity Per Member Policy for questions regarding encumbrances on equity.  The maximum capitalization that a bidder must have to secure an award is $10,000,000.  However, the Contractor must also meet the equity per member requirement.  If the $10,000,000 does not meet the requirement, then additional capital must be provided.

99	51	Sect D	#45—Minimum Capitalization Requirements	Please explain the rationale for the Yavapai County minimum capitalization requirements being the same for both new and incumbent contractors.

The methodology that was used to determine the amount of the “existing offerors” minimum capitalization requirement resulted in an amount in excess of what the equity per member amount would be.  Therefore, the existing offeror’s minimum was limited to the equity per member amount.

100	51	SD	#45—Minimum Capitalization Requirements

If an Offeror is currently an incumbent health plan in a county that is included in a “new” GSA (e.g. for GSA 4, in one county and not all), then will that incumbent health plan be considered an incumbent health plan or a “new” Offeror in that “new” GSA for proposal submission requirement purposes?

					Incumbent.
101	52	Sect D	#47—Amount of Performance Bond

For the Performance Bond specifications it indicates that it must be effective for 15 months following the effective date of the contract…should this be 15 months from the termination date of the contract?

					This does mean termination date, and that clarification will be made in the document at a future date.
102	52	Sect D	#47 Amount of Performance Bond	Will you allow one performance bond from Yavapai County listing both Yavapai County Long Term Care and the acute care program?	Yes.
103	53	Sect D	#49—Advances, Distribution, Loans and Investments	When does AHCCCSA anticipate making changes to the “AHCCCSA Reporting Guide for Acute Care Contractors”?	OMC anticipates that the revised guide will be available by May 2003. Please note that reporting requirements will not change.
104	53	Sect D	#50—Financial Viability Standards/Performance Guidelines

The RFP indicates that AHCCCS will monitor RBUC's Days Outstanding.  The standard is set at no more than 30 days.  Plans may have contracts with providers allowing 45 days to pay a claim.  The Plan may also decide to pay as close to the 45th day deadline as possible.  This may put a Plan out of the 30th day standard.  Although there are no sanctions if a Plan falls outside of the standard, is there some way to restructure the RBUC standard to take this into account?  Otherwise a Plan may appear to be out of compliance while still paying providers according to contract.

					Yes, the language will be changed to address subcontracts that have provisions that are different than the BBA requirement prior to the contract effective date.
105	53	Sect D	#50—Financial Viability Standards/Performance Guidelines	What is the AHCCCSA definition of “liquid assets”?	Cash or investments that can be converted to cash within 3 business days.
106	53-54	Sect D	#50—Financial Viability Standards/Performance Guidelines

How can AHCCCSA be assured that the positive financial performance of a health plan is not the result of not providing all necessary covered services, or limiting access to sub-specialists, thereby causing the more expensive members to select another health plan?

					AHCCCSA monitors several areas of health plan operations to ensure that members are receiving appropriate services including, types of member grievances for denied services.
107	54	Sect D	#50—Financial Viability Standards/Performance Guidelines	How many incumbent health plans in each of the past three (3) years have had Medical Expense Ratios of less than 85%?	Because this ratio varies from quarter to quarter, several plans have had Medical Expense Ratios of less than 85% at various times.
108	54	Section D	#50—Financial Viability Standards/Performance	Provide clarification on what is meant by “on balance sheet” performance bond.	Assets that are set aside on the balance sheet for the stated purpose of a performance bond,
109	54	Sect D	#51—Separate Incorporation

Is it the intent of the separate incorporation requirement that a separate corporation be established for various lines of AHCCCSA business (i.e. Acute Care, ALTCS and Health Care Group) or may these lines of AHCCCSA business be part of one corporate entity as long as separate mandated reporting can be done for each line of AHCCCSA business?

					All lines of AHCCCS business must be included in one separate corporation—not separately incorporated. Separate reporting to AHCCCS for these lines of business will continue to be required.
110	54 150	Sect D	#50—Financial Viability Standards/Performance Guidelines	What is AHCCCSA’s intent in lowering the Medical Expense Ratio requirement to 80%? Please explain the potential impacts on capitation rates.

Because successful medical management and the implementation of disease management programs can contribute to lower Medical Expense Ratios, AHCCCSA felt that its Contractors should not be discouraged from pursuing these managed care avenues by potential failure to be in compliance with a financial standard.  This does not impact capitation rate development.

112	54-55	Sect D	#53—Compensation

Given that the "set" rates for PPC and the Title XIX Waiver group have never yielded a result above the lower bound of the risk corridor, and given that these rates will not be released until April 1, 2003, how should the "bid" rates be adjusted to subsidize these unknown rates?

There was different experience for each plan.  This statement is a broad generalization based on one plan’s experience. The “bid” rates should be based on expected costs and utilization for that population.  Rate ranges will not assume any subsidy, therefore, the bidder should not build in “subsidy” into the “bid” rates.

113	54-55	Sect D	#53—Compensation

Given the uncertainty in the Title XIX Waiver population historical data, will AHCCCSA implement another mid-year rate reduction (as they did in April 2002, by 42%) if it appears that most contractors will be profitable in this program?

Offerors' Conference

The TWG rates were adjusted due to excessive profits that contractors were making prior to April 1, 2002.  It is not anticipated that the rates will be adjusted mid year unless AHCCCS see either excessive profits or excessive losses.

114	55	Sect D	#53—Compensation

Related to the reconciliation process for PPC costs, what administration percentage does AHCCCSA intend to use in the reconciliation calculation?  In the PPC Reconciliation Policy, the calculation includes a reduction for reinsurance. Should this not be deleted from the policy as explained in paragraph 58 on page 58 of the RFP  “Effective October 1, 2003, AHCCCSA will no longer cover PPC inpatient expenses under the reinsurance program…” Or are there medical expenditures related to PPC members that still qualify for the reinsurance program?

					AHCCCSA will use the administrative percentage that is built into the capitation rates. The policy will be updated to reflect the elimination of PPC reinsurance in the future.
115	55	Sect D	#53—Compensation

Would “programmatic changes that affect reimbursement” include the anticipated increase in in-patient stays or other associated medical expenditures associated with carve out of pharmacy benefit?

Will AHCCCS be making adjustments in cap for increase in malpractice insurance that is being passed on through increases in contract rates with providers?

Yes, programmatic changes include all service categories impacted due a prescription drug In the event that prescription drugs are carved out,

AHCCCS will factor in the increases to provider payments due to malpractice insurance premium increases.

116	55	Sect D	#53—Compensation

  In determining the various components of health plan reimbursement, how will AHCCCSA take into account the significant trends that have occurred since January 1, 2002?  For example, population changes have increased medical costs.

The encounter utilization reports have six months of CYE ’02 data and financial data as reported by health plans have the full CYE ’02 data.  This data is used in the development of capitation rates.  The information contained in this data plus adjustments for trend and program changes should account for increased utilization.

117	55	Sect D	#53—Compensation

Given that C-section rates have increased to almost 30% in the past 6 months, and are expected to continue increasing due to malpractice concerns and changing provider practices (caused, among other things, by VBACs being limited), how will AHCCCSA take into account these factors in health plan capitation rate range development?

The rate development will be based upon recent actual delivery experience. Information provided by current Contractors will also be utilized in developing future c-section / vaginal delivery percentages. It is anticipated that there will be an increase to the assumed percentage of babies delivered by C-section.

118	55	Sect D	#53—Compensation

Given that AHCCCSA’s historical rate increases have been well below actual health plan and market trends, how will future capitation rate increases be developed?  Will AHCCCSA adjust its capitation rate increases to a targeted Medical Expense Ratio?  For example, if the average of all health plans’ profitability is 5%, and expense trends are increasing at 8% annually, then will AHCCCSA pass along to the health plans 8% or 3%?

The first statement is subjective, and conflicts with the audited financial information OMC collects from its contractors. [We also note with interest that the example chosen seems to conflict with the first part of the question.] While health plan profitability is an important input to rate-setting development, other factors must also be considered before reaching the conclusion rates are actuarially sound.

119	55	Sect D	#53—Compensation

When will all reimbursement rates that Offerors are not bidding on (by RFP instruction) be made available to potential Offerors? (e.g. prior period coverage, hospital supplemental payments, HIV/AIDS supplemental payments, Title XIX Waiver Group capitation, Title XIX Waiver Group hospital supplemental payment etc.)

					AHCCCSA anticipates that the “set rates” will be available by April 1, 2003.
120	55	Sect D	#53—Compensation

Prior Period Coverage– Please explain AHCCCSA’s rationale for discontinuing reinsurance for the PPC population.  Will AHCCCSA be taking this circumstance into account when developing the PPC capitation rates being developed (that the Health plans are not bidding on)?

With the transition of the MNMI population to the Title XIX Waiver Group, very little reinsurance is paid through PPC.  Therefore, it did not seem cost effective to maintain the large administrative burden that it puts on the agency.  The small amount of reinsurance paid for PPC claims will be factored into the capitation rates.

121	55	Sect D	#53—Compensation	Prior Period Coverage– What is the rationale for putting a retrospective period at risk, and on what basis are AHCCCSA’s actuaries developing rates for this program?

AHCCCSA believes that putting the PPC time period at risk will encourage health plans to review claims for medical necessity.

AHCCCSA’s actuaries will use actual claims paid data from the reconciliations to develop the capitation rates.  Furthermore, the rates are reconciled.

122	55	Sect D	#53—Compensation	Prior Period Coverage– What assumptions regarding length of enrollment, enrollee choice, and utilization and cost trends have been made regarding this population?	The assumptions will be released with the capitation rates.
123	55	Sect D	#53—Compensation

Prior Period Coverage Reconciliation– Why is AHCCCSA putting the health plans at 2% risk when the health plans have no ability to manage this utilization and related costs?  Please explain how this will be accomplished when current PPC capitation rates may not be adequate.

					AHCCCSA believes that putting the PPC time period at risk will encourage health plans to review claims for medical necessity. AHCCCSA has no evidence that the current PPC rate is not adequate.
124	56	Sect D	#53—Compensation	“Risk sharing for PPC reimbursement” – is the elimination of reinsurance also factored into the rates?	Yes.
125	55	Sect D	#53—Compensation	Since PPC rates are done by AHCCCS actuaries and not by the plans, what profit/loss did AHCCCS build in to the rate structure?	Profit/loss is not build into capitation rates. Mercer builds a 2.0% risk contingency into the PPC rates.
126	56	Sect D	#53—Compensation

Please provide a detail definition of the services included in the delivery supplemental payment.  Please provide detailed information on the DRGs, revenue codes, and CPT/HCPCS codes included in the definition

					Additional data will be distributed at the Offeror’s Conference. Please refer to the service matrix for coding and service category.
127	56	Sect D	#53—Compensation	Please provide details on how the hospitalized supplemental payment is calculated.

The hospital supplemental payment will be calculated based on the costs of the first hospitalization for members who were hospitalized on the date of application.  Encounter data will be used to determine these costs.

128	56	Sect D	#53—Compensation

Title XIX Waiver Group Rates– Will the existing member choice selection adjustment percentages remain in effect for Title XIX Waiver Group members, and will those ranges apply to both the AHCCCSA Care and MED groups?  What assumptions underlie the ranges assigned for capitation rate adjustments under this methodology?

AHCCCSA anticipates that it will continue with the choice adjustment.

The TWG rates, including the hospitalized supplemental payment, will be set by Mercer. Rate ranges will not be developed for this group. A risk corridor will be built around these rates.

129	56	Sect D	#53—Compensation

Title XIX Waiver Group Rates– Will AHCCCSA share its assumptions regarding development of the hospital supplemental payment?  Will AHCCCSA provide application dates to the health plans in order to allow them to track the receivables for these payments?

					AHCCCS will provide the assumptions regarding the development of the hospital supplemental payment at the time they are released. No, AHCCCSA does not have the application dates to provide.
130	56	Sect D	#53—Compensation

The RFP indicates that AHCCCSA may evaluate the cost experience of choice members versus those who are auto-assigned.  Has AHCCCSA completed any such analysis, and will that analysis be shared with Offerors prior to the proposal due date?

					The analysis has not been completed. AHCCCS will continue to pursue this analysis.
131	56	Sect D	#53—Compensation	Delivery Supplement – What specific cost components comprise the delivery supplement payment? What period of time preceding and subsequent to the birth event should be included?

An ad-hoc delivery report will be distributed to all potential contractors at the bidders’ conference to be held on Friday February 21, 2003. The delivery supplemental payment covers costs from six months prior to the delivery date, the actual delivery, and two months post delivery.  The offset in the CRCS should be eight months of capitation for the member.

132	57	Sect D	#55-- Capitation Adjustments, paragraph 2, item b.	If a member is hospitalized with a police guard, are they considered incarcerated? If not, please provide the definition that is used by AHCCCS to qualify a member as “incarcerated.”

If the member meets any of the following criteria, they will be considered incarcerated.

The following are considered inmates:

1.    an inmate in a DOC prisoner
2.    an inmate of a county, city or tribal jail
3.    an inmate of a prison or jail prior to conviction
4.    an inmate of a prison or jail prior to sentencing
5.    an inmate of a prison or jail who can leave prison or jail on work release or work furlough and must return at specific
       intervals
6.    an inmate of a prison or jail who can leave prison or jail on work release or work furlough and must return at specific
       intervals
7.    an inmate who receives outpatient medical services outside of the prison or jail setting.

133	57	Sect D	#56-- Incentives

As an incentive, "AHCCCSA will adjust the auto assignment algorithm methodology to incorporate contractor's clinical performance indicator results in the calculation of target percentages." AHCCCSA will use pre-natal care in the first trimester as a performance indicator. Will AHCCCSA accept the Health Plan's audited HEDIS results when reporting this indicator?

No, AHCCCS will not accept a plans audited HEDIS results. AHCCCS will generate the performance indicators to ensure consistency in data collection and analysis methodology across contractors.  However, contractors will be involved in this process and should agree with the indicator results based on data submitted to AHCCCS.

134	57	Sect D	#56-- Incentives, Use of Website, last paragraph	As contractors will be required to post clinical performance indicators on the Health Plan web site, are these indicators AHCCCS generated numbers or health plan internal data?	Contractors must post AHCCCS generated performance indicators. These will not be posted prior to receiving Contractor feedback.
135	57	Sect D	#56-- Incentives, Use of Website, last paragraph	Use of Web Site– Please confirm when this data must be posted to a health plan’s web site.	AHCCCS will inform the plans when this information is required to be posted. Available information will be posted in CYE ’04.
136	57	Sect D	#56-- Incentives, Use of Website, last paragraph

On what contract year will the clinical performance indicator results be based to adjust the auto-assignment algorithm?  When will these clinical performance indicator results be made available to the health plans?

					As soon as reported by AHCCCS in 2005, for Contract Year 10/1/03 through 9/30/04.
137	57	Sect D	#56-- Incentives, Use of Website, last paragraph

49. For prenatal care in the first trimester, what definition of “trimester” will be used in calculating the performance measures that will impact the auto-assignment algorithm, and how will it be benchmarked? Examples to consider for clarification include: first time seen for this pregnancy, whether or not on AHCCCS; first time seen on AHCCCS, whether or not by current health plan or provider, and first time seen by current health plan or provider.

					AHCCCS uses the HEDIS specifications for definition of trimester. Healthy People 2010 is the benchmark. Further clarification will be forthcoming.
138	58	Sect D	#56—Incentives

Related to the incentive fund (it is understood that the incentives would not take place until after the CYE 9/30/04), however, what type and or amount of capitation is AHCCCSA considering retaining?  AHCCCSA has previously discussed incorporating incentives and performance outcomes into the reimbursement to contractors but has not previously implemented a process. How much input will AHCCCSA solicit from the contractors in developing incentives and/or the performance measured outcomes?  If contractors are required to develop/submit actuarially sound capitation rates how can AHCCCSA retain a portion of the capitation for an incentive fund? Would this action cause the capitation rates to not be actuarially sound?

AHCCCSA is not considering a financial incentive program at this time—but may in the future.  Contractor input into the process will be solicited.

Any amounts withheld from capitation would be small enough so as to not impact the actuarial soundness of the capitation rates.

139	58	Sect D	#57—Reinsurance

Related to inpatient reinsurance and nursing facility service expenditures in lieu of hospitalization, can AHCCCSA be more specific on what expenditures would qualify for reinsurance reimbursement as described in the RFP?  The definition of what qualifies as “…provided in lieu of hospitalization…” has been an issue in the past.

					Please refer to the Reinsurance Claims Processing Manual, Chapter 2, Section 2, Chapter 3, Section 2, and Chapter 6, Section 4.
140	58	Sect D	#57--Reinsurance	What are the reinsurance premiums in regards to the reinsurance table on page 58?	This will be published by the end of February.
141	58	Sect D	#65 Incentives

Incentive Fund – What performance measures does AHCCCSA intend to use in administering the Incentive Fund?  Will such incentive fund measurements be linked to the accessibility and quality of covered services coordinated by the health plan, or to the Medical Expense Ratio?

					AHCCCSA has not developed a methodology for the incentive fund at this time.
142	60	Sect D	#57--Reinsurance	What does "certify" mean as it references "verify and certify" encounters?	Per the BBA all encounter submissions must be certified as accurate by the submitter. OMC EPARS unit has issued a format for that certification.
143	61	Sect D	# 57--Reinsurance, Reinsurance Audits, Audit Considerations, first paragraph	Please give a clearer explanation of “Pre-hearing and/or hearing penalties discoverable during the review process will not be reimbursed under reinsurance.”	AHCCCS will not reimburse for penalties assessed to Contractors through reinsurance. Contractors have sole financial responsibility for penalties that are awarded through the grievance process.
144	61	Sect D	# 58-- Coordination of Benefits, paragraph 2, Cost Avoidance	Is CRS considered a third party?

CRS meets the definition as a third party.  However, this does not mean that this entire section applies appropriately to CRS coverage.  Contractors are required to coordinate service with CRS per Paragraph 10, page 22.

145	61	Sect D	# 58-- Coordination of Benefits, paragraph 2, Cost Avoidance

AHCCCSA is currently under procurement for a new TPL contractor.  How will that new contract’s operations impact coordination of services with AHCCCS health plans and what will be the financial impacts of any contract changes to a health plan?

					The new contractor will perform the same functions as the current contractor. Therefore, there are no financial impacts anticipated.
146	61	Sect D	# 58-- Coordination of Benefits, paragraph 2, Cost Avoidance

Third Party Liability:

Where is historical information for TPL?  If the amounts reported with plans' financial PMPM's are net of TPL, what is the TPL offset?  Also, how would a new bidder know what is in the plans' financials?

The TPL amount reported by health plans is approximately $3.5M per year.  This is the amount recovered through pay and chase recoveries.  This amounts to less than .50 pmpm.  We do not have additional detailed information.

147	64	Sect D	# 62-- Corporate Compliance

This health plan is a part of a larger corporation; this larger corporation has a defined Corporate Compliance Program and Officer.  This Officer is located in Washington D.C.; This health plan additionally has a Fraud and Abuse Officer on site.  This section appears to mingle the two together.  Are we meeting the guideline if we have an Off-site Compliance Officer and Committee, if we have a local on site Fraud and Abuse officer?

					Please refer to the answers for questions #62 and #64.
148	65	Sect D	#63—Records Retention

“The Contractor shall preserve and make available all records for a period of five years from the date of final payment under this contract.”

As the statement does not differentiate for age, does the same limit apply to pediatric patient (<21) records?

					All member records, regardless of the age of the member must be maintained and available as delineated in this paragraph.
149	66	Sect D	Page 66, Section 64, Data Exchange Requirements, first paragraph

Upon request, the Contractor shall provide updated, date-sensitive PCP assignments: Does AHCCCS anticipate requiring this during the upcoming contract year?  If so, when will the file layout be provided?

					We do not anticipate that this information will be required in the upcoming contract year.
150	66	Sect D	# 64, Data Exchange Requirements	Are security code/data transmissions already in effect with the AHCCCS VPN and PMMIS systems or is this something new?	The security code/data transmissions have been in effect with the AHCCCS VPN and PMMIS systems since October of 2002.
151	66	Sect D	# 64, Data Exchange Requirements	Does the Health Plan have to obtain a business associate contract with AHCCCS for the release of member information to AHCCCS under the HIPAA privacy standards?

The AHCCCS Administration is not aware of any covered functions that it performs on behalf of Health Plans under this RFP that would require the Health Plans to consider the Administration to be a business associate of the Health Plan.  Furthermore, it is the AHCCCS Administration’s position that neither will Health Plans, under this RFP, be required to perform covered functions on behalf of the AHCCCS Administration that would require the AHCCCS Administration to consider the Health Plans to be business associates of the AHCCCS Administration.  Neither does the AHCCCS Administration consider a business associate agreement to be a prerequisite for the exchange of protected health information between health plans and the AHCCCS Administration.  For example, covered entities may disclose protected health information to another covered entity for purposes of treatment, payment or certain health care operations.  See 45 CFR 164.506.  There are also a number of disclosures permitted by 45 CFR 164.512 that pertain to the relationship between the health plans and the AHCCCS Administration.  Neither of these rules mandates that a business associate agreement be executed as a precondition for disclosures pursuant to these rules.

152	66	Sect D	# 64, Data Exchange Requirements	Do we need to state specifically in our notice of privacy practices that information can and will be released to AHCCCS for the purposes of oversight?

It is the position of the AHCCCS Administration that it falls within the regulatory definition of a health oversight agency as set forth at 45 CFR 164.501.  The Privacy Rule, at 45 CFR 164.520(b)(ii)(B), requires that the notice of privacy practices include a description of the purposes for which a covered entity is permitted to disclose protected health information.  Disclosures for health oversight activities are permitted by the rule.  See 45 CFR 164.512(d).  Determining the precise contents of the contractor’s notice of privacy practices is the contractor’s responsibility.  Any advice or direction provided by the Administration is not binding on the federal agency responsible for enforcement of the HIPAA Privacy requirements.

153	66	Sect D	# 64, Data Exchange Requirements	Will AHCCCS have a notice of privacy practices that addresses sending information to the Health Plans?	Yes.
154	70	Sect D	# 72—Sanctions	When will the Sanctions policy be available?	The policy will be available prior to October 1, 2003 in order to be in compliance with the BBA. OMC will make every effort to finalize it well in advance of that date.
155	70	Sect D	# 73-- Business Continuity Plan	When will the Business Continuity Plan policy be available?	A draft of the Business Continuity Plan Policy is in the bidder’s library and on the AHCCCS web site.
156	70 70 72-73	Sect D	# 73-- Business Continuity Plan

When will draft AHCCCSA policies or AHCCCSA policies in revision as referenced in RFP be ready and how will they be distributed?  If not by website, how will potential Offerors be notified?  (e.g. Sanctions policy; Current Health plan Change policy; Member Transition for Annual Enrollment Choice policy, Open Enrollment and Other Plan Changes, and Business Continuity Plan policy.)

These policies will all be posted on the web site when completed.  Most of these are currently posted there.  It is the bidder’s responsibility to regularly review the web site or physical bidder’s library for updates.

157	71	Sect D	#75—Pending Legislative/Other Issues

Relating to the inpatient pilot program, if legislation is not enacted to extend the pilot program in Maricopa and Pima counties beyond 9/30/03, will AHCCCSA adjust the capitation rates it pays to contractors?

					Yes.
158	71	Sect D	#75—Pending Legislative/Other Issues	When will all of the pending issues listed on page 71 of the RFP (e.g., transplants) be resolved and will those issues be resolved before the bid due date?	AHCCCSA is unable to determine the exact date the pending issues will be resolved. It is unlikely that they will be resolved prior to the bid submission due date.
159	71	Sect D	#76—Balanced Budget Act of 1997 (BBA)

Please confirm that the increased costs associated with the BBA, particularly those related to the 10-day window for ER notification, post-stabilization changes, etc. are considered program changes and that the health plan should bid as if those changes were not in effect.

					These are program changes and should be considered when developing the capitation bid proposal. Please note, the direction that was provided in answer #
160	71	Sect D	#76—Balanced Budget Act of 1997 (BBA)	What is the timeline for new or revised policies in AMPM regarding Balanced budget Act of 1997 (BBA)?	October 1, 2003
161	71	Sect D	#76—Balanced Budget Act of 1997 (BBA)	When will policies be completed regarding Special Health care needs and Emergency Services according to BBA?	October 1, 2003
162	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Has AHCCCSA or the Governor’s Office prepared a position or policy paper that outlines the pros and cons of carving out pharmacy services from the AHCCCS program?  If yes, when will this be made available to potential Offerors?

AHCCCSA is in the process of hiring a consultant to determine if cost savings can be achieved with carving out prescription drugs from the Contractors.  The result of that study is anticipated to be finalized in the Summer of 2003.  The report should include both pros and cons of a prescription drug carve out.

163	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– Given the complexity of a pharmacy services carve out, is the October 1, 2003 implementation date feasible?	If implemented, AHCCCSA anticipates that the prescription drug carve out would be effective October 1, 2004.
164	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– How much in PMPM dollar savings does AHCCCSA anticipate to realize if pharmacy services are carved out from the health plans?

AHCCCSA is in the process of hiring a consultant to determine the potential cost savings of carving out prescription drug costs from the Contractors.  The result of that study is anticipated to be finalized in the Summer of 2003.  The report should include both pros and cons of a prescription drug carve out.

165	71	Sect D	#75—Pending Legislative/Other Issues

  Prescription Drugs – Will AHCCCSA implement quantity limits per month and per prescription, prescriptions per period of time and dosage limits to manage utilization problems that could affect medical costs?  (Over-utilization of antibiotics causing resistance – a CDC effort is underway to address this problem as well as under-utilization of statins in diabetics and CAD, and asthma as mentioned above. Higher than recommended or safe doses result in adverse effects).

					AHCCCSA does not anticipate implementing any additional type of quantity limit at this time. Please refer to the AMPM, Chapter 300 for current limits.
166	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– Will AHCCCSA identify and work with health plan case management to restrict members to prevent drug-seeking behavior and help them get proper treatment of their condition?	PBM’s have these types of edits and AHCCCSA expects that this information will be made available to the Contractors.
167	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Will AHCCCSA provide the health plans concurrent access to the pharmacy database for their respective membership to allow them to do reviews that impact care plans, disease management, and health outcomes?

					Yes, AHCCCSA anticipates that real time data will be made available to its Contractors.
168	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Will AHCCCSA assign responsibility to the PBM to perform all of the management of these pharmacy issues?  Will AHCCCSA or the PBM hire staff to address health plan interests and data integration requirements?

					The responsibility will be shared by the PBM and the Contractors, not unlike the current system. Yes there will be staff to coordinate the administration of the program.
169	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– In the event that pharmacy services are carved out of the AHCCCSA program, please delineate which drugs will be carved out.  Examples include:

Injectables
Enterals
Infusion drugs / Hemo factor
Chemotherapy
Family Planning drugs
Pharmacy dispensed in a physician or hospital
setting
Psychotropic drugs currently being provided by
RBHAs

The bidder should assume that all outpatient pharmacy services will be carved out.  Any of the listed drugs when administered in an outpatient setting will be carved out. If any of the listed drugs are administered in an inpatient setting, then they are covered under the AHCCCS tier per diem reimbursement.

Prescriptions administered in a Skilled Nursing Facility will be carved out.

170	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– If injectables are not carved out, will there be compensation to the plans for the increased costs associated with obtaining them on the medical side?  The discount obtained running them through the retail pharmacy benefit will be lost if they are not. (MC)

					Injectables will be carved out.
171	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– Will AHCCCSA carve out all transplant related therapy and manage the coordination of benefits with Medicare?	Yes, prescription drugs associated with transplants will be carved out, and the PBM will be responsible for coordinating benefits with Medicare.
172	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Given certain members’ complex pharmacy regimens designed to control or improve chronic and costly medical conditions, how will AHCCCSA adjust capitation rates for such identified members’ increased non-pharmacy utilization costs if pharmacy services are carved out of the AHCCCS program?  For example, what may be the pharmacy prior authorization requirements that will need to be coordinated among the “statewide” pharmacy benefits manager and the health plans to achieve cost savings and consistency in application of clinical criteria?

					One prior authorization policy will be developed by AHCCCSA with input from its Contractors. The plans should factor the impact of the prescription drug carve out to other service categories.
173	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– If pharmacy management is carved out, what does AHCCCSA intend to do with over-prescribing physicians?  How will such issues be coordinated with health plans?  Will this data be made available by health plan?

					The Contractors will continue to receive real time information that will permit provider profiling. This will be the responsibility of the Contractor to monitor.
174	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– If pharmacy management services are carved out, how will AHCCCSA deal with prescriptions for health plan members that are written by physicians who are not contracted with the member’s health plan?

					All prescriptions will most likely be filled unless the pharmacy is not in the PBM’s network.
175	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– Who will be responsible for reporting and monitoring pharmacy fraud and abuse issues?	Both the Contractor and the PBM will be responsible for monitoring fraud and abuse issues.
176	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Given federal Medicaid drug rebate requirements and recent lawsuits limiting the use of a formulary, how will AHCCCSA restrict the usage of high cost and inappropriate pharmaceuticals?

CMS has recently interpreted the Medicaid Drug Rebate Program as permitting the use of a formulary that encourages management of the pharmacy benefit.  States with formularies have recently prevailed in the courts.

177	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Rebates are based on increased utilization of brand name medications, not cost-effective management, thus resulting in higher cost of the pharmacy benefit.  The logic of doing this, to get back a greater percentage of rebate dollars, is flawed.  If one is spending $100 to get back $4 (4%), and keeping generic utilization in the 60%-plus range, how would it benefit to treat the same condition for $200 to get back $36 (18%) and drive up the average cost per prescription, since the use of generics would most likely decline 15-25 percentage points?

					Noted. The study will address this question.
178	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– If AHCCCSA decides to carve out the pharmacy benefit, any gain from increased rebates will be offset by increased health plan costs (PMPM and $/Rx).  The current requirements to obtain Federal Rebates are contradictory to the ability to manage over-, under- and mis-utilization of the pharmacy benefit and ultimately affect patient care in a positive manner.  The carve out of pharmacy services from the health plans could result in misinformed decisions, increased hospitalizations, emergency room visits and physician visits.  What are the assumptions of AHCCCSA’s actuaries regarding the impact on other health care costs if pharmacy management is carved out of the program?

The study will address the question.  Additionally, the Contractors will continue to receive data as the currently do from the PBM to perform the “back end” utilization management.  Each plan must make its own determination of the impact that the prescription drug carve out will have to other service categories.  AHCCCS’ actuaries have not made final determinations of the impact to other service categories.

179	71	Sect D	#75—Pending Legislative/Other Issues	Prescription Drugs– If pharmacy management is carved out, how will AHCCCSA handle requests for non-formulary drugs?	AHCCCS will work with its Contractors to develop a prior authorization process for non-formulary drugs.
180	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– Managing the pharmacy benefit at the health plan level with closed formularies allows for more effective case management, concurrent review and disease management, to name a few activities that positively impact member health outcomes and reduce overall program costs.  An open formulary focused on obtaining rebates will ultimately result in increased medical service and pharmacy costs, and hinder health plans’ abilities to implement effective medical management programs that readily influence member behaviors and health outcomes.  Will AHCCCSA be establishing an open or closed formulary?  Will it be a uniform statewide formulary?  What will be AHCCCSA’s assumptions in developing health plan capitation rates for open and closed formularies?

There will not be an open formulary.  CMS is flexible with the states in establishing formularies that have effective management procedures.

There will be no impact to the capitation rates for open or closed formularies.

181	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– One of the most effective ways to control pharmacy costs is to conduct academic detailing and profiling of physicians’ prescribing behaviors.  Who from AHCCCSA will be responsible for these initiatives?  How will this information be conveyed to providers?  How often?

					As mentioned previously, the Contractors will receive data that will permit them to continue their provider profiling.
182	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– With pharmacy services carved out of the AHCCCSA program, how does AHCCCSA intend to address the issuance and payment of prescriptions written in an inpatient setting that are reimbursed on a per diem basis?  Will AHCCCS adjust facility tiered per diem rates?

					These will continue to be included in the tier per diems. The rates will be adjusted as provided for in Arizona statute.
183	71	Sect D	#75—Pending Legislative/Other Issues

Prescription Drugs– With pharmacy services carved out of the AHCCCS program, how does AHCCCSA intend to handle prescriptions written in an emergency room?  Will only short-term prescriptions be issued, with written instructions for the member to follow up with his/her PCP?  How will the information about such prescriptions written in the emergency room be communicated/transmitted to the member’s PCP?  Which provider will be responsible for effecting such information transfers?

					This detail has not been worked out yet.
184	71	Sect D	#75—Pending Legislative/Other Issues

Hospital Pilot Program– Even though AHCCCSA instructs Offerors to bid as if this program is extended beyond September 30, 2003, does AHCCCSA anticipate that such extension will actually occur?  And what will be the impacts if the pilot program is not extended?

					Yes, AHCCCSA anticipates that the pilot will be extended.
185	71	Sect D	#76-- BBA	When is it anticipated that AHCCCSA’s final decision regarding the BBA requirement to have an expedited hearing process through the State Medicaid agency be made available to potential Offerors?	AHCCCSA will have that decision as soon as possible. When a final decision is made. Offerors will be informed immediately through the web site and in written form.
186	72	Sect D	#77-- Healthcare Group of Arizona	Does agreement to participate in the HCG program provide any weight in award decisions for the acute care program?

In the case of negligible differences between two or more competing proposals for a particular GSA, in the best interest of the State, AHCCCSA may consider an Offeror, who participates satisfactorily in other lines of AHCCCS business, as a factor in awarding the contract..

187	89	Sect G	Related Party Transactions	Are questions 1 & 2 specific to the health plans board and staff or do these questions relate to the health plan’s parent company?	These questions are specific to the Offeror’s board and staff.
188	90	Sect G	Related Party Transactions

Furnishing of goods or services – does this include payments made to brother/sister organizations made in the normal course of business, i.e., payment to a hospital for inpatient services when the plan and hospital are owned by the same organization?

					Yes, this applies to payments made to related party organizations in the normal course of business.
189	92	Sect G

Please define “AHCCCSA program” as to be used in the final column of this table?  Is this meant to include responsibilities pertaining to other AHCCCSA programs as well, such as the ALTCS and Premium Sharing programs?

					The AHCCCS acute care line of business.
190	93	Sect H		What percentages/values will be assigned to each of the five scoring categories?	This information is not being shared with Offerors.
191	93	Sect H		Can AHCCCSA define “negligible differences” in the contents of the sentence, “In the case of negligible differences between two or more competing proposals for a particular GSA…”	The definition is not being shared with Offerors.
192	93	Sect H

If a Letter of Intent (AHCCCSA mandated LOI format for CYE 9/30/04 approved version) does not include language to address the amount of reimbursement to be paid a provider for services rendered, how can the determination of a capitation rate based on such LOI’s be considered to be actuarially sound? If CMS has mandated that all capitation rates be actuarially sound, how can AHCCCSA consider an LOI with no negotiated fee schedule to have the same weight as fully executed contract?

Capitation rates will not be based on LOI’s, but rather on historical cost and utilization data provided by health plans.

Historical experiences with appropriate trends that are applied to the historical data are sufficient to develop actuarially sound capitation rates.

193	94	Sect H

The RFP addresses the situation when an offeror submits a capitation bid below the actuarial rate range, what will AHCCCSA do if the offeror’s capitation bid is above the actuarial rate range?  Will AHCCCSA place the offeror within the range and if so, at point within the range?

If the Offeror’s bid is above the top of the rate range,   AHCCCSA may elect to initiate a BFO process to guide the bidder into the rate range, or may set the rate at some point below the mid point of the rate range.  The exact placement is confidential.

194	94	Sect H

What are the maximum and minimum number of points possible for the capitation bids by GSA and risk group? If a bid is between the minimum and maximum rate within the actuarial rate range, will points be awarded on a linear basis or some other method?

					The scoring methodology for capitation bids is proprietary and confidential.
195	97	Sect H		Is AHCCCSA anticipating that Offerors will submit policies with their proposals? If yes, what policies are to be submitted in Offerors’ proposals?	No.
196a	97	Sect H

In responding to questions presented in this section of the RFP, may potential Offerors provide attachments that further illustrate their narrative responses?  Will such attachments be counted toward (i.e. included as part of) the three (3) or five (5) page limit instructions?

It is anticipated that the narrative will fully address the submission requirement.  Only specified attachments may be included per the submission instructions.  The narrative may include a description of policies, handbooks, manuals, newsletters or other documents, but the documents should not be included in the submission unless specifically requested.

196b		Sect H		Please clarify the award of points for the extra credit submissions.

The first full paragraph on page 95 of the RFP which begins, "The Offeror may submit up to three programs/initiatives, ..."  should be changed to read, "There are a specific number of points available for each category.  In order to receive the full number of points available, an initiative/program must be submitted for each category.  If multiple submissions in a single category are received, they will be considered one initiative/program.  Offerors should be aware that the points earned through extra credit responses may be significant enough to determine the outcome of contract awards."

197	98	Sect I		May the bidders submit the provider network on a CD as opposed to a 3.5" floppy disk?	Yes.
198	98	Sect I		What is the intent of “network hospital?” Does this include the hospitals that are listed in Attachment B, or the hospitals for whom the contractor has obtained a LOI?

Each hospital the bidder considers to be a part of the network, whether there is a contract, LOI or not.  Please note that in Maricopa and Pima Counties where the Pilot Program exists, Offerors are required to have contracts or LOI’s with hospitals.

199		Sect I

We have a group of physician’s that we have gotten an LOI from and a great number of them are not currently serving AHCCCS members, but we know it does not mean they don’t have an AHCCCS ID number.  I know you mentioned that the file is extremely large, but is there a way we could either get access to this file or come to the bidder’s library and look these providers up?

The file to which you refer is not public and will not be shared with potential contractors.  If for some reason the providers do not know their own AHCCS ID numbers, the submission may be submitted with 0s filling the field for the AHCCCS ID number.

200	98	Sect I

If the provider is currently contracted with our long term care program, is he considered a provider currently contracted for purposes of this database? If we have both a contract for LTC and a LOI for acute care, how do we indicate it?

					A contract covering the participation of a provider in the LTC program solely does not constitute a contract for the Acute Care program. The LOI should be reflected in the submission.
201	98	Sect I

How would you like multiple addresses of providers entered in the database?  If a provider has multiple service addresses how do you wish us to list them by line item - the Access 2000 database will not accept multiple entries of the same ID number, and we would need to modify the number somehow.

AHCCCS has successfully entered multiple entries with the same ID number and had them accepted by Access 2000.  Perhaps the Offeror is using the primary key on the ID number.  If this is the problem, removal should allow acceptance.  Or they may be indexing and set their index to not accept duplicates.

202	98	Sect I	Question 1

Should a printed copy of the Provider Network File be submitted with the 3.5’ disk?  Due to size of the file can the Provider network File be submitted on CD?  How many copies of the disk (or CD) should be submitted with the response?  Should the Provider Network File be sorted by GSA and Provider Type?  Please Clarify.

It is not necessary to submit a printed copy.  The file may be submitted on a CD.  Three copies of the disk (CD) should be submitted.  Sorting of the data will be done after receipt of the file by AHCCCS.

203	98	Sect I	Question 2

What format is required for the contracted physicians who have admitting privileges to the network hospitals?  Is the response limited to three pages?  Are there preferred column formats and/or length limit on data fields?

					This information should be submitted on hard copy. There is no page limit. Please sort by hospital with provider ID and name.
204	98	Sect I	Question 3	Is the response limited to three pages?	No.
205	98	Sect I		If the Plan does a group contract, do you need to have a letter of Intent for each provider/location for a group practice?	No. Proof of authority of signatory must be available if requested.
206	98	Sect I		If the Plan has evergreen contracts with an existing provider in a GSA they already occupy, do you have to have a Letter of Intent for those providers?	No.
207	98	Sect I

If the Plan currently contracts with a provider in a specific county in which the Plan currently has membership and that provider also services other counties, does the Plan need a LOI for counties in which the Plan is bidding but does not currently have membership?  Or is the current contract for the county sufficient?

					There must be a contract or LOI that covers the pertinent GSA and time period.
208	98	Sect I		Can potential Offerors submit their responses to this question on a CD-ROM instead of floppy disks?	Yes.
209	98I	Sect I

In the first Q & A, AHCCCS indicated that for each network hospital, we should provide a list of contracted physicians who have admitting privileges to that facility on hard copy, sorted by hospital with provider ID and name. Does AHCCCS require any additional information such as the provider’s specialty or address, etc.?

					No.
210	98-99I	Sect I	2,3,4,8,

For each of the four requirements, should the response only pertain to the current GSAs in which the health plan operates or should the response also include the potential GSAs on which the health plan will be bidding?

The Agency is interested in a response that includes submissions describing the GSAs for which the Offeror is bidding, GSAs in which the Offeror is an incumbent and those in which they are a new bidder.

211	99	Sect I		When will the rates being calculated by AHCCCS for PPC, HIV, T19, and HIFA be available? Are the bidders to include these rates in the projections they prepare or should they be carved out?

AHCCCSA anticipates that the capitation rates in question will be available April 1, 2003.  Because the PPC and TWG rates are reconciled, the Offeror should estimate what their profitability will be for the TWG and PPC experience and build that into their financial projections.  For the HIFA parents, assume a rate that is 10% greater than the applicable TANF rates.

212	100	Sect I

How can AHCCCSA deem that the rate proposal includes the cost of administrative adjustments required during the term of the contract when of the financial impact of several major issues is unknown and contingent on pending legislation?  Is AHCCCSA prepared to adjust capitation rates and or the administrative component due the resolution of pending legislation?

					AHCCCSA will adjust the capitation rates after the pending items are resolved, if necessary. Contractor feedback will be solicited.
213	100	Sect I	Capitation Last paragraph on page 100

“The offeror’s rate proposal will be deemed by AHCCCSA to include the costs of administrative adjustments required during the term of this contract.

Please define what is meant by “administrative adjustments.”

					Examples of administrative adjustments include BBA costs, HIPAA costs, member ID card costs, and the impact to administrative costs due to the carve out of pharmacy (pharmacy bid only).
214	101	Sect I		What does benchmarking Family Planning Services mean?	The submission requirement regarding Family Planning has been modified. Benchmarking is deleted as a submission requirement.
215	101	Sect I		Will AHCCCS have goals and benchmarks set as in the performance standards as relates to Family Planning services?	None are planned at this time.
216	101	Sect I		Please define “other hard to reach populations.”	The health plan should define this based upon the geographic areas served.
217	101	Sect I		What is meant by, "Comprehensive Case Management"? What benchmarks are used for case manager to member ratios for the health plan?

Comprehensive Case Management is the process of identifying members who require special assistance in accessing health care services, evaluating their needs, and assisting the member in meeting those needs. Not all members with Special Health Care Needs require case management, and not all members who would benefit from Case Management are members with Special Health Care Needs. There are no AHCCCS defined case manager to member ratios in the Acute Care Program.

218	102	Sect I		How far back should I go to indicate an average speed for resolution? (the last quarter, last contract year, calendar year)	Please use the last complete contract year.
219	103	Sect I

In the first Q&A, AHCCCS responded in question #199 that this bid submission requirement had been eliminated.  However, this was not listed as eliminated in solicitation Amendment 2 (unless AHCCCS considers inclusion of the question and related answer).  Please clarify whether this has been eliminated or not, and if it has, whether the health plan can expect to see it specifically identified on a subsequent amendment.

Page 1 of the Solicitation Amendment states, “This solicitation is amended as follows:

1.  Finalized version of the Questions and Answers distributed at the Bidder’s Conference on February 21, 2003…”  As stated in the answer to Question 199, the requirement has been eliminated.  This information will not be repeated in another amendment.

220	103	Sect I	Grievance and Appeals

This item asks for both a flowchart and a written description of the grievance and appeals process.  Due to the many contingencies of the grievance and appeal process, may responses include the requested flowchart as an attachment to the three-page response?  Or is the flowchart to be included within the three-page response?

					The narrative should be three pages; the flow chart should not be included in the 3 page limit.
221	103	Sect I	Question 36

Requests a description of the grievance and appeal process, including “both the informal and formal processes.”—is there a mandated informal process and if so what are the parameters given the administrative code and the process set forth in Attachment H?

No.  With the new Balanced Budget Act regulations, there is no mandated informal process.  We are amending the submission requirement to:  Provide a flow chart and written description of the grievance and appeals processes; include general timeframes.  Identify the staff that will be involved at each phase and provide their qualifications.  (Limit 3 pages plus a flowchart)

222	103	Sect I		Is this “informal” process the expedited appeal process in response to the Notice of Action described in Attachment H, or some part of that process?

Please refer to the answer in question # 221.

223	103	Sect I	Question 40.	How must this requirement be met for a new offeror? As a current LTC PC, must we submit claims aging data from our LTC program?	A new Offeror, currently acting as an MCO, must submit their claims aging for the current line of business used throughout the submission.
224	103	Sect I	Question 40	What format is required for the claims aging report – detail or summary?	This bid submission requirement is eliminated.
225	103	Sect I

In response to first-round question 199, AHCCCS stated that the bid requirement to submit claims aging reports was eliminated (i.e., RFP Question 40). However, Solicitation Amendment #2 did not amend the RFP to reflect this change. Please confirm that Question 40 has been eliminated and that the Bidder is not expected to respond to this question.

					The answers to the questions in Amendment #2 were incorporated by reference into the RFP. The submission requirement is eliminated.
226	103	Sect I

What format is required for the claims aging report-detail or summary? This bid submission requirement is eliminated.

Is this bid requirement eliminated for only New Offeror's or has it been eliminated for all Offeror's?

					This submission has been eliminated for all Offerors.
227	104	Sect I

The health plan compiles quarterly financial information for AHCCCS.  Will a copy of the quarterly financial statements submitted to AHCCCS meet this requirement?  If yes, which schedules should be submitted?  If no, please provide more details as to what specific financial schedules are required.

					Yes. Please provide the Balance Sheet and Income Statement, and notes to financial statements.
228	104	Sect I

In answering the questions in Section I of the bid, specifically financial forecasts (items #48) and financial viability calculations (item #49), how should the offeror incorporate the fact that; capitation rates have to be submitted with and without (carved out) the pharmacy component, and capitation rates for several risk groups are unknown and will be set by AHCCCSA?  These items will have a direct impact on an offeror’s forecasted financial results.

Only submit financial statements assuming the prescription drug benefit remains the responsibility of the Contractor.

AHCCCSA anticipates that the capitation rates in question will be available April 1, 2003.  Because the PPC and TWG rates are reconciled, the Offeror should estimate what their profitability will be for the TWG and PPC experience and build that into their financial projections.  For the HIFA parents, assume a rate that is 10% greater than the applicable TANF rates.

229	104	Sect I	Question 52

Can programs initiated prior to 10/1/2003 be used for extra credit?  Is the total page limit for the response 9 pages (limit of three programs/initiatives/limit of three pages each) plus the timeline for each program/initiative?  Please clarify.

Yes, programs initiated and expected to continue in the new contract period may be submitted for extra credit.  The total page limit is 9 pages, a limit of 3 per program/initiative.  The timelines are in addition to the 9 pages.

230	104	Sect I

The RFP calls for financial forecasts in "at least the level of detail specified for annual audited financial statements". Does this mean that we need to submit the income statement at the risk code category level as well as a combined income statement for the entire county?

					No—just the Balance Sheet and Income Statement and notes to the financial statements. This information should be statewide rather than by county or GSA.
231	104	Sect I		We are preparing two sets of capitation rates, one with and one without prescriptions. Do we need to prepare two sets of financial projections also?	No—just one assuming that the prescription drug benefit remains the responsibility of the Contractors.
232	104	Sect I		Will AHCCCS determine which set of capitation rates we should use in our projections?	The Offeror should use the capitation rates that assume prescription drug will continue to be the responsibility of the health plans in their projections.
233	104	Sect I		Who is considered to be within "community involvement"? Members, Agencies, Community Providers, Hospitals, etc.	The entities mentioned could be considered a part of the community, but community is not limited to these entities.
234	104	Sect I		Please clarify whether the entire response to this section is three (3) pages maximum or three (3) pages maximum per each initiative selected?	Please refer to the answer to question #229.
235	105	Sect I		What would cause AHCCCSA to not have a Best and Final Offer (BFO) process?

BFOs can be time consuming and resource intensive for both the state, as well as the bidders. If the initial bids for a given GSA fall generally within the established rate ranges, the state has reserved the right to finish scoring the proposals and to make tentative awards. Rate offers to the successful bidders would then be made to the extent necessary to ensure all rates fall within the established rate ranges.

236	106	Sect I

Capitation Rates Offered after BFOs– Please further clarify the following, “At this point, should the Offeror have a rate code(s) without an accepted capitation rate, AHCCCSA shall offer a capitation rate to the Offeror.  Note that all rates offered in this manner shall be identical for all Offerors in the same GSA and rate code.”  Please further clarify the meaning of “all Offerors” in this context.  Is this only to be applied to those Offerors not having acceptable rates?

					Yes.
237	107	Sect I

In the RFP amendments about Pima/Santa Cruz, 5 contracts will be awarded in Pima but only 2 will get Santa Cruz County.  When bidding in Santa Cruz Co., should we bid as blended rates or separate per county?

The Offeror must submit a bid for the entire GSA.  Capitation scoring will be based upon the blended capitation rate.  After all RFP scoring is completed, the two bidders with the highest overall scores will receive an award for both Pima and Santa Cruz counties.  The next highest scorers will receive an award in Pima County only.  The Pima County only Contractors will be offered a rate that is their bidded rate for both counties as adjusted based upon a percentage difference between the risk of the two counties combined and Pima County only as determined by Mercer.  If the Pima County awardee does not accept the offered rate, then the next highest scorer will be offered a rate until all available Contractor slots are awarded.

238	109	Sect I		Will all Bidders Library items be posted on AHCCCSA’s web site? If not, how will potential Offerors be notified that new materials are available in the Bidders Library?	It is AHCCCSA’s intention to have virtually all bidders’ items posted on the web site. Potential Offerors should review the web site on a regular basis to receive updates.
239	115 +	Attach B	Geographic Service Area-Minimum Network Requirements

As part of the Minimum Network Requirements for a particular GSA, a specialty OB provider is required in a specific municipality.  If the health plan has specific and direct knowledge that the only provider in this municipality providing specialty OB services has serious quality issues, does AHCCCS expect the health plan to contract with this provider?  If no, will the health plan be considered out of compliance with the Minimum Network Requirements?

If a contractor can demonstrate to AHCCCS that there is only one provider who would meet the minimum standard, and that provider cannot be credentialed by the contractor due to quality issues, AHCCCS will not require the contractor to contract with the provider.  A contractor in this situation would be considered in compliance with the minimum network standard.

240	115	Attachment B:	Minimum Network Standards

If an Offeror attempts to contract with a Provider (particularly a hospital in an urban GSA) and the provider is unwilling to contract with the Offeror even at the AHCCCS FFS rates (Pilot I/P rates in this case) and the Offeror can demonstrate it tried to contract in good faith, would AHCCCS consider the Provider (facility) as a contracted facility for purposes of meeting the minimum network requirements?  Is there not, already a contract between the Health Plan (through AHCCCS) and the Provider (I/P facility) that if an AHCCCCS member presents at the Providers facility, the Provider must treat the member and accept the AHCCCS FFS rate (Pilot I/P rates) as full reimbursement if no other arrangements exist between the Provider and the Health Plan?

If the Contractor can show a good faith effort, the Agency will consider waiving the contracting requirement.  Yes per state statute, health plans default to the AHCCCS tier per diems if they do not have a contract with a hospital for different reimbursement.

241	115	Attach B

In terms of assessing and evaluating a health plan’s network of providers, are PCPs, dentists, pharmacies, hospitals and specialty care providers all assessed equally?  If not, how are they assessed or evaluated in the scoring process?  How are ancillary providers assessed or evaluated in the scoring process?

					This information is not being shared with bidders.
242		Attach B

Please clarify this statement - “if outpatient specialty services (OB, family planning, internal medicine and pediatrics) are not included in the primary care provider contract, at least one subcontract is required for each of these specialties in the service sites specified.”

Contracted providers able to deliver these specialty services, should be available in the service sites specified.  If the services are not available, this information should be included in the Network Development and Management plan, along with the steps to be taken to provide the services to members.

243	115	Attach B	Instructions

May a prospective bidder include in their floppy disk containing their provider network, an existing network developed for a line of business other than AHCCCS? Would the prospective bidder be required to notify the providers that make up that network of the intent to include them in their proposal to meet the minimum network standards for that GSA? If so, if they’re current contracts do not contain the AHCCCSA minimum subcontract provisions can they be considered "contracted" for the AHCCCS line of business?

We do not believe that a provider is a member of an Offeror’s network, when they are unaware of this fact.  In order for a contract to be considered for a submitted provider it must contain all required components.

244	119 120 124	Attach B

Will AHCCCSA waive pharmacy minimum network standard requirements for the following communities that currently do not have a pharmacy: Ash Fork (GSA 4), Carefree (GSA 12), Seligman (GSA 4) and San Luis (GSA 2)?

Please be aware that a slash mark (/) between two geographic service sites, indicates that the service must be available in at least one of the sites.  The GSA 2 service site list for pharmacies should read San Luis/Somerton.  With this correction there are pharmacies in these sites.

245	125	Attach B	Map

For GSA 14, the map indicates that PCP, Dentists and Pharmacies are a minimum requirement for both Morenci and Clifton.  However, the list on the left side of the page indicates that Morenci and Clifton are together.  Are Clifton and Morenci considered one in the same for this requirement, or do you need these services in both cities?

Please refer to the answer to question #244.

246		Attach B

Page 49 states, “all counties except Maricopa and Pima contractor is encouraged to obtain subcontracts with hospital” and Attachment B lists hospitals a minimum network requirement in all counties.  Is it required or encourages to obtain and LOI in counties other than Maricopa and Pima in order to meet minimum network requirements?

					It is required that the Offeror have either contracts or LOIs with physicians with admitting privileges to hospitals in the Offerors network. Offerors are encouraged to contract with hospitals.
247	126	Attach C	Instructions

Could AHCCCSA further define or add additional clarity to what it considers “any administrative function or service for the Contractor” as it relates to the term “Management Services Subcontractor”? For example, would our PBM and GACCP (Credentialing Primary Source Verification) be considered Management Services Subcontractors?

A Management Services Subcontractor is defined in the opening paragraph of Attachment C.  For purposes of responding to the RFP, the subcontractor is an individual or firm who is responsible for day today operations of the health plan.

248	126	Attach C	Instructions

Page 126, Attachment C, Management Services Subcontractor Statements.  Based  upon the answers to the Bidders' questions released at the Bidders' Conference and the feedback from the past two years' Operational and    Financial Reviews, there seems to be conflicting definitions and  interpretations around management services subcontractors.  Based on OFR feedback, we believe that subcontractors for services such as data   information systems, pharmacy benefit managers (PBM), management services and any other organization to which day-to-day operations are delegated (such as recoveries and clinical evaluations) are required to complete a management services subcontractor statement.  Please clarify.

For purposes of Attachment C, the opening definition is applicable.  Therefore, data information systems, PBM, etc. are not included.  However, clarification for which sub contractors require and audit submission will be clarified in the revised acute care reporting guide.

249	126	Attach C		Attachment C is not included on the Offeror’s Checklist. For submission purposes, should Attachment C be submitted following completion of Section G in General Matters?	Yes.
250	126	Attach C		Please provide additional examples of what Constitutes a “Management Services Subcontractor”.	See answer to #247 above.
251	126	Attach C

Please identify whether the following meets the requirement for a management services subcontract:

1.     Organization which coordinates purchasing of
        health insurance for health plan employees

2.     Organization which coordinates purchasing of
        other insurance (such as liability) for the health
        plan

3.     organization which manages the health plan’s data
        center operations but does not have decision
        making authority in areas such as methodology
        for claims processing, authorization processing,
        etc.; it would, however, be involved in
        implementing changes to the health plan’s
        information systems based on direction by health
        plan employees

4.     provides legal services to the health plan

5.     acts as the Human Resources/Payroll department
        for the health plan to assist with hiring, addressing
        employee questions regarding benefits,
        processing payroll, etc.

Would any of the answers to the above be different if the services were provided by a related party?  If yes, which ones and why?

					None of these listed meet the requirement.
252	126	Attach C

Most of the current AHCCCS plans are owned by larger organizations which provide some administrative services to the health plans, but are not actively involved in the normal operations of the plan. In this case, would a management services subcontract be required between the health plan and its parent company?

					These would not qualify.
253	126	Attach C		Does AHCCCS consider a Pharmacy Benefit Manager contract, which has as one of the contractual responsibilities, the processing of retail pharmacy claims, a Management Service Subcontractor?	No.
254	126	Attach C		Does a specialty provider delegated for limited prior auth, i.e. approvals only, qualify as a management services contract?	More information is needed.
255	126	Attach C		Is Medifax EDI considered a Management Services Subcontractor? They provide electronic claims clearinghouse and member eligibility verification services.	No.
256	126	Attach C		Please clarify that Data Information Systems are excluded from the Attachment C Statement requirements.	They are excluded.
257	126	Attach C		Management Services Subcontractor Statement – Please clarify which subcontractors AHCCCSA anticipates to be included with an Offeror’s proposal?	Any organization that is hired by a parent company to run the operations of the health plan. A subcontractor that provides all of the operations of a medical service, i.e. family planning services.
258	127	Attach C		Management Services Subcontractor Statement—Is this required on an LOI provider?	No.
259	129	Attach C		Will a copy of the organization’s most recent Form 10-K be acceptable in lieu of a copy of the audited financial statements?	The two most recent audited financial statements must be included. If the 2002 has not been completed, then please submit the most recent 10-K for 2002.
260	132	Attach D(1)		In a group practice - does each physician need a separate LOI or can a group administrator sign for all physicians within group?	Please refer to the answer to question # 205.
261a	138	Attach D(2)		If a provider is in the process of obtaining an AHCCCS ID number, how should they be reported on the LOI file?	The provider ID field should be filled with zeros.
261b	138	Attach D(2)

Page 138, Attachment D(2), Service Provider Name - If an individual provider  has a last name which is hyphenated, how should the name be listed?  Example:  Smith-Jones/John A. (hyphen without spaces); Smith - Jones/John A. (hyphen with spaces); SmithJones/John A. (without hyphen or spaces).  Please clarify.

Page 138, Attachment D(2), Service Provider Name - Should the Plan try to  match first names to the AHCCCS Provider File registered name even though the provider may utilize a different name?  Example:  AHCCCS Provider File list the provider's name as Charles G. Jones; the physician actually goes by his middle name and APIPA has him registered as C. George Jones, or should the name be listed as Charles George Jones?  Please clarify.

Q1.  The plan should give AHCCCS the hyphenated name without spaces (Smith-Jones).

Q2.  For this submission, it is not necessary to match the name with the AHCCCS Provider File.  However, the health plan may do so if they wish.

262	145 - 147

The Specialty Code Table seems to be missing  many of the Provider Specialty values that appear in the PMMIS Menu, Screen RF613.  If we use a code that does not appear in the Provider Specialty Table on pages 145 – 147, do we use the codes in the PMMIS Menu, Screen RF613?  Or, do we populate the Provider Specialty fields with 999?

					The field should be populated with 99.
263	136 and 144	Attach E	N/A

Page 136 asks the offer to submit the entire provider network.  If the provider network contains provider type codes which are valid in the state PMMIS system, but are not included on the provider type codes listed on page 144, should the providers be reported as 99 “Other” or should the table include all AHCCCS valid provider types?

					Please refer to the answer to question 262.
264	136 and 145-147	Attach E	N/A

Page 136 asks the offer to submit the entire provider network.  If the provider network contains specialty codes which are valid in the state PMMIS system, but are not included on the specialty codes table  listed on pages 145 - 147, should the specialists be reported as 999 “Other” or should the table include all AHCCCS valid specialty codes?

					Please refer to the answer to question 262.
265	150	Attach E

For Pima and Santa Cruz – in that not all contractors who receive an award for the GSA will be active in Santa Cruz County, should the rates be bid as a blended rate or as stand-alone rates for each county?

The Offeror must submit a bid for the entire GSA.  Capitation scoring will be based upon the blended capitation rate.  After all RFP scoring is completed, the two bidders with the highest overall scores will receive an award for both Pima and Santa Cruz counties.  The next highest scorers will receive an award in Pima County only.  The Pima County only Contractors will be offered a rate that is their bidded rate for both counties as adjusted based upon a percentage difference between the risk of the two counties combined and Pima County only as determined by Mercer.  If the Pima County awardee does not accept the offered rate, then the next highest scorer will be offered a rate until all available Contractor slots are awarded.

266	150	Attach E

Is AHCCCS providing any alternatives to the Web Based Capitation Rate Proposal should the web site being down?  What assurances is AHCCCS providing that its web site will be up and accessible and that the response time will not be compromised when a significant number of Contractors might be attempting to access it at the same time?

OMC has received many assurances from ISD that the web traffic will not prevent bidders from completing their bids via the web application.  Offerer’s are required to submit a hard copy of their bids that will be used as back up should the web application fail.

267	150	Attach E

What will be the recourse for material errors and omissions in the development of rate ranges by AHCCCSA?  Errors or omissions may be identified by the health plans, AHCCCSA or AHCCCSA’s actuary.  Furthermore, what is the recourse if the development of the rate ranges does not meet with CMS' approval subsequent or concurrently to the bid process?

Material errors and omissions would be disclosed and corrected. To the extent rate ranges were modified, awarded rates would be adjusted by the same percentage(s). Beyond that, it would depend on the nature of CMS’ concerns. As long as the covered services and populations in the contracts have not changed, the rates would probably stand. The bidder’s actuary would have already certified that the rates were actuarially sound for the bidder, and AHCCCS’ actuaries will have done the same for the rate ranges. Issues related to federal match or CMS requirements for documentation should not affect the acute care contracts.

268	150	Attach E		Please explain AHCCCSA’s decision to not use a diagnostic-based risk adjuster, given that CMS lists it as a requirement to actuarially sound rates, and explain why it is not applicable if omitted.	Refer to question 1. The rate setting methodology is in compliance with CMS regulations.
269	150	Attach E

Please explain the methodology that will be used to develop the upper and lower bounds of the capitation rate ranges.

- a. What fee schedule assumptions will be used to price encounter data for the upper and lower bounds of the rate range?

- b. What percentage of the Medicaid Fee schedule will be used for inpatient given that AHCCCSA states that the average reimbursement is 97% in their most recently submitted budget to the JLBC?

- c. What are the assumptions related to the average dispensing fees, AWP, and rebate assumptions for retail pharmacy?

- d. What percentage of the fee schedule will be assumed in rural counties where contracting requires payments that exceed the AHCCCSA fee schedules?

- e. How will outpatient encounters be priced given that plans must contract at a percentage of billed charges at multiple facilities?

- f. What assumptions were made for pricing encounters for typically sub-capitated costs such as PCP, laboratory and DME, regarding under-submission of encounter data by the providers?

- g. What administrative component will be priced into the upper and lower bound of the rate range?

- h. What time periods are the State’s actuary using as their base rate assumptions?  What time period(s) will AHCCCSA use as its base for developing the rate ranges?  If this varies by GSA or rate cell, please provide to potential Offerors.

a.  The state’s reimbursement schedules, and the health plan paid amounts.

b. The inpatient component of the capitation rate is based upon cost and utilization information from health plan reported encounters and financials.  AHCCCS will inflate the component by the inflation used for the tier per diems for 10/1/03.

c. The PMPM assumptions will closely match the blended experience of the current contractors, adjusted for trends and changes in approved drugs.

d.  Rate ranges will be established for 3 different zones, or groupings of counties, based on the encounters priced out by the health plan paid amounts. This should reflect health plans’ contracting issues as closely as possible. This pricing of encounters by health plan paid amounts has been cross-walked against their audited financial experience for 3 years.

e. For clarification, health plans are not required to contract at a percentage of billed charges.  Health plan paid amount is used for pricing.

f. As discussed in the data supplement, subcapitated encounters, if no value is assigned by the health plan, will be priced at the AHCCCS FFS schedule.

g. The Offerors should bid what they expect their administration component to be.

h.  !0/1/99-3/31/02

270	150	Attach E		Will AHCCCSA share its trend assumptions with Offerors? How do the 5% trend assumptions in the State Legislative budget for the AHCCCS program relate to this process?	Trends assumptions used to develop the State Legislative budget were their own best estimates. AHCCCSA’s actuaries will make their own trend estimates.
271	150	Attach E		When will AHCCCSA make available information regarding program changes?	Information is provided in Section B of the data supplement. Potential contractors will be made aware of any additional program changes, as they become available.
272	150	Attach E

How will financial data be used given changes in reserves for other prior period adjustments that skew actual results?  For instance, if a health plan releases reserves or recognizes revenue from older periods, the health plan’s experience will look more favorable than their “run rate” for that period.

Financial statements are revised and restated for adjustments, and are audited on a periodic basis. Financials represent one supplemental data source used in the development of actuarially sound rates.  These revised financial statements are not provided in the data supplement.

273	150	Attach E

If the Legislature eliminates eligibility groups (e.g., KidsCare, HIFA parents), will AHCCCSA adjust the capitation rates, given that the prospective bidders are bidding rates assuming continued coverage of all groups?  And if so, how will the adjustment be made?  If adjustments are made in the rates, how will this impact the algorithm?

Any material change within a rate cell, such as the elimination of one subset of a category of aid will be adjusted for in the capitation rates.

The Offeror should assume that all current eligibility groups will continue to exist in CYE ’04.

274	151	Attach E

Since the Web application for submitting capitation rates has not been issued yet, will offerors have the opportunity to formally ask questions and receive responses after the February 14, 2003 deadline to submit questions?

					Yes. A presentation of the web site will be forthcoming at the bidder’s conference. A second set of technical questions will be issued by AHCCCSA by due March 7, 2003.
275	153	Attach F		Please describe what the health plans will be required to report on the newly required “Prescription Drug Utilization Report”?

Contractor submitted pharmacy encounters are still the "official" documentation for AHCCCS.  However, contractors will be asked to provide standard monthly production reports of aggregate pharmacy cost and utilization data in a mutually agreeable format .

276	84-92	Attach G		Are any of these forms available for electronic fill-in? Or are we to print out the PDF version and fill in by hand? AHCCCS Website	Electronic version of section G has been placed on the web page.
277	157	Attach. H (1)

In you previous response to question 250 regarding LEP, is your intent with the use of the word prevalent to mean 1,000 or 5% as per RFP?

If the health plan becomes aware of 1 member LEP, is the health plan required to translate all member information to that non-prevalent LEP, i.e. Farsi?

Yes, prevalent refers to the 5%/ 1000 standard for purposes of vital documents, and there is no requirement to provide written translation to a member who speaks a language not meeting the 5%/1000.  However, the BBA requires the MCO to provide oral translations of any language-regardless of whether prevalent or not when requested by a member.

278	Page 157, 100, 102	Attach. H (1)

When asked for clarification of definitions, the offerors are told to refer to the CFR 438 subpart F for definitions.  However, AHCCCS continues to use the term complaint in requirements 13 and 28, yet refers to CFR 438.  CFR 438 does not recognize the term “complaint”.  Are we to assume that AHCCCS is talking about “grievances” and the term complaint will be eliminated?

					See answer to question #305.
279	157	Attach H

Is the “Notice of Action” considered the same as an initial organization determination?  Also, normally, a member has 60 days following an adverse action to file an appeal.  The timeframe listed in this section of the RFP is different.  Has this timeframe changed and, if so, when?

42 CFR 438.404 delineates Notice of Action requirements.  State statute ARS §36-2903.01 specifies a 60-day timeframe for filing non claim related grievances. However,  the BBA provisions have will have a major impact on the existing AHCCCS/Contractor  grievance process.  These changes shall be communicated through regulation and/or formal policy.

280	157	Attach H

It refers to the Notice of Action and the situations in which that must be generated, including notice to members when a claim is denied—does this mandate and EOB to be sent to a member?  If it does, can the member ask for an expedited appeal in that situation?

The BBA regulations require that notice be given enrollees for denial of payment, in whole or in part.  Expedited resolution of an appeal applies to situations when taking the time for standard resolution could seriously jeopardize the enrollee’s life or health or ability to attain, maintain, or regain maximum function.  It does not appear that appeals of this nature would satisfy the criteria for expedited resolution.  Moreover, it is anticipated that most of these appeals will be withdrawn once the MCO explains to the enrollee, as part of its resolution process,  that the enrollee will not be not financially responsible for payment.

281	157	Attach H

It refers to a “standard appeal”—what is this?  A non-expedited appeal as described in previous paragraphs?  A grievance as set forth in the current administrative code?  If it is the latter, are the timeframes for response changed from 30 days to 45 days with extension of 2 weeks without member agreement, but only notice?

42 CFR 438.408 delineates requirements for standard and expedited resolution of appeals.  The existing AHCCCS/Contractor grievance process will be amended to ensure compliance with the BBA provisions.  These changes will be communicated through regulation, contract, and/or formal policy.

282	157	Attach H		Are there member grievances as previously provided for in the administrative code? If so, under what circumstances, and what rules, etc applies?	Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
283	157	Attach H

Is the process of requesting a “fair hearing” the same as the current process of appealing a decision from a member grievance?  Does this still exist in its current form, and if so, under what circumstances?

					Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
284	157	Attach H		Can a member appeal from the process set forth in Attachment H (either standard or expedited), beyond the fair hearing process or is that the full and final process?	As in the current scheme, a member may file a Petition for Judicial Review in Superior Court.
285	157	Attach H

Attachment H provides that the enrollee is to be given no less than 20 days and no more than 90 days from date of Notice of Action to file an appeal—does this apply to expedited grievances (appeals) under Article 13 or to “standard” grievance which currently have 60 days limit?

					The 20/90 day requirement for appealing a Contractor Notice of Action is delineated in 42 CFR 438.402 and applies to both expedited and standard appeals.
286	157	Attach H (1)	Entire Attachment H (1)

This section uses the terms grievance, appeal, expedited appeal, State fair hearing and expedited hearing. Contractors currently utilize the AHCCCSA definitions of the terms grievance and expedited hearing.  May Contractors assume that the definitions and requirements will stay the same for these two terms?  Please provide more information, definitions and processes for appeal, expedited appeal and State fair hearing.

Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA.  This attachment prevails over rule and statute effective October 1, 2003.  The BBA has defined specific terms which pertain to the Grievance System; any current terms which do not conform to the BBA must be amended to ensure compliance.  As an example, refer to the definition of “action,” “appeal”, and “grievance” as defined in 438.400.

287	157	Attach H (1)	Paragraph 3

Currently, we rely on the language in the Member Information section of the contract.  Therefore, vital materials, including Notices for Denials, Reductions, Suspensions or Terminations of Services are translated when we are aware that a language is spoken by 1,000 or,  5% of our members. We also inform our members of their right to interpretation and translation services when we are aware that 1,000 or 5% of the members speak a specific language and have LEP.  Attachment H of the RFP states, "Written documents, including but not limited to the Contractor's Notice of Action, the Notice of Contractor's Appeal/Grievance Resolution, ... shall be translated in the enrollee's language if information is received by the Contractor, orally or in writing, indicating that the enrollee has Limited English Proficiency." We are interpreting this to say that we must print the stated documents in a member's chosen language if the member tells us that he/she has LEP.  Is this correct?

If the Contractor is aware that the enrollee has a limited English proficiency in a prevalent non English language,  the Contractor  must translate the written material , e.g. the Contractor resolution notice, in the prevalent non English language-rather than simply including language in the document advising the enrollee that the information is available in the prevalent non English language.

288	157	Attach H (1)	Bullet 2	This bullet requires a contractor to define appeal. Please provide a definition and the context that AHCCCSA is using the term appeal.	”Appeal” is defined in 42 CFR 438.400.
289	157	Attach H (1)	Bullet 4

This bullet allows for an enrollee to file both a grievance and an appeal orally.  Currently, enrollees that dispute a grievance decision must submit a request for hearing in writing.  Does this oral request include the appeal of a grievance decision?

					42 CFR 438.402 delineates requirements for oral and written appeals. The BBA does not mandate a hearing process for grievances as defined in 438.400.
290	157	Attach H (1)	Bullet 5

The RFP states that an enrollee shall be given no less than 20 days (and no more than 90 days) to file an appeal.  Is it the intent of AHCCCSA to allow individual health plans choose the time frame for filing grievances and appeals, or is AHCCCSA going to define the timeline?

					AHCCCS anticipates establishing a specific timeframe for appealing through regulation and/or formal policy.
291	157	Attach H (1)	Bullet 6 Item 2

This bullet indicates that a contractor shall notify enrollees at the time of any action affecting the claim when there has been a denial of payments.  Is it the intent of AHCCCSA to require Contractors to notify enrollees when provider claims have been denied?  Is it the intent of AHCCCSA to allow enrollees to appeal provider claim denials?  If so what level of appeal is meant by this section?

					Please refer to the answer to question # 280.
292	157	Attach H (1)	Bullet 6

As this statement does not specify working or calendar days, can we assume it is calendar days?  This statement would imply that the Notice of Action is sent out 10 days before the date of the action.  Is this to mean the “effective” date of the action?

Please refer to Subpart F.  Notice of  Action mailing requirements are found in 438.404.  The timeframes generally refer to calendar days although he expedited timeframe is stated in terms of working days.

293	157	Attach H (1)		Are there set definitions of the terms Appeal, grievance and complaint?	Yes, please refer to 438.400.
294	157	Attach H (1)

Are the terms appeals and grievances being used interchangeably or Are you allowing the Health Plan to define these terms or Do we use CFR 438 subpart F to define the terms? Note – CFR 438 does not recognize the term “complaint”.

					Please refer to the definitions found in Subpart F. These terms are not used interchangeably and must conform to the BBA definitions.
295	157	Attach H (1)		Where it states “inquiries appealing an action are treated as appeals and are confirmed in writing….” Please clarify who is “confirming in writing” -the Health Plan or the enrollee?	Please refer to 42 CFR 438.406(b).
296	158	Attach H (1)	Bullet 7 Item 3	This item refers to the enrollee’s right to file an appeal with the contractor. Does this mean the enrollee's right to file a grievance?	No, the terms “grievances” and “appeals” have distinct meanings as defined in Subpart F.
297	158	Attach H (1)	Bullet 7 Item 4

This bullet refers to the enrollee’s right to file a request for State fair hearing.  May we take this to mean the enrollees right to file a request for expedited hearing?  If not, from whom does the enrollee request a State fair hearing?

The BBA permits enrollees to file requests for hearing with the State concerning  “actions” which are not resolved solely in favor of the enrollee by the Contractor.  Some of these actions may qualify as “expedited” matters.

298	158	Attach H (1)	Bullet 7 Item 6

In this item it refers to the enrollee’s right to file an expedited resolution.  Please provide a definition of expedited resolution in this context and the circumstances in which an enrollee can utilize or request the expedited resolution.  With whom does the enrollee request an expedited resolution?

					Expedited resolution is discussed in 438.408 and 438.410.
299	158	Attach H (1)	Bullet 10

This bullet uses the term standard appeal.  Does this terminology refer to what is currently called a grievance?   Or is this a new appeal process?  This bullet allows the contractor to respond to standard appeals within 45 days, if this is referring to the current grievance process, is the AHCCCSA eliminating the 30 day time frame currently used for processing grievances?

					Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
300	158	Attach H (1)	Bullet 14 Item 3

This bullet indicates that an enrollee can appeal the denial in whole or in part of payment for service.  Is this to mean the enrollees can appeal provider claim denials?  If so, what level of appeal is meant by this section?

					Subpart F delineates MCO requirements for appeals of “actions” which include the denial of payment for a service, in whole or in part. Also refer to response number 280.
301	158	Attach H (1)	Bullet 21 Item 2 b

This bullet indicates that a health plan has to provide written notice of the enrollee's right to receive benefits pending the hearing and how to request continuation of benefits.  Bullet 15, on page 158, indicates that benefits shall continue if the enrollee meets all five criteria.  Should the health plan include this information only if all of the criteria in Bullet 15 had been previously met?  Or is it the intent of AHCCCSA to have the health plans include this language in every letter?

					42 CFR438.408 delineates the content requirements which must be included in the Contractor’s written notice of resolution. The right to receive continued benefits must be included.
302	158	Attach H

Attachment H provides that the Contractor shall permit both oral and written appeals and grievances and those oral inquiries appealing an action are treated as appeals and are confirmed in writing unless expedited resolution is requested.  Please clarify what an “expedited resolution” is?  Is this is referring to an Article 13 request for expedited appeal?

					Please refer to the answer to question #298.
303	158	Attach H

Attachment H refers to the Contractor resolving all expedited appeal within 3 working days and making reasonable efforts to provide oral notice to an enrollee regarding an expedited appeal resolution—is this effort to provide notice regarding an appeal of the expedited appeal?  Is that same as Article 13?  Does this mean after the Contractor makes decision on expedited that the member then can access the expedited, or non-expedited, appeal process in either Article 13 or 8?

					Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
304	158	Attach H

Attachment H1 refers to right of enrollee to file appeal of “failure to provide services in timely manner”—is this a grievance filed with Contractor about provider’s car, e.g., quality of care complaint, that is a “standard appeal” (with 45? Days to resolve and right of appeal?) or a “traditional” grievance under Article 8?

					Attachments H(1) and H(2) have been written to incorporate all required changes due to the BBA. This attachment prevails over rule and statute effective October 1, 2003.
305		Attach H

AHCCCS has changed most of the terminology in the member grievance system section to reflect new BBA language.  For example:

Previous Language              New Language
 Complaints                           Grievances
Grievances                           Appeals
Appeals                                State Fair Hearings

AHCCCS has not changed this terminology in the provider grievance section to reflect these changes.  Nor has AHCCCS updated the language in questions #13 and #28 of this RFP.  Should Offeror answer provider grievance questions and other questions (13 and 28) based on previous language definitions or new language definitions?

The BBA does not address the provider dispute resolution process.  Therefore, AHCCCCS intends to retain the existing process, with some minor modifications.  AHCCCCS will communicate any changes through a formal policy.

Submission #28, under Member Services, is amended to read, "Describe the member grievances and resolution process, including communications with other departments, benchmarks used and the average speed for resolution of grievances (or complaints using previous terminology)".  #36 is amended to read, "Provide a flowchart and written description of the appeals and State fair hearing processes and general timelines.

438.400 defines "grievance" as an expression of dissatisfaction about a matter other than an "action."  This regulation states, "possible subjects for grievances include, but are not limited to, the quality of care or services provided, and aspects of interpersonal relationships such as rudeness of a provider or employee, or failure to respect the enrollee's rights."  Generally speaking, "grievances" under the BBA are similar to "complaints" under the previous nomenclature.  The BBA does not provide hearing rights regarding grievance disposition.

Although quality of care complaints may be communicated to the Contractor in a variety of ways, those which are reported by members are to be treated as grievances.  Quality of care complaints not communicated to the Contractor by members are not assumed to be grievances and are therefore treated independently of the grievance system.

In general, "appeals" (BBA terminology) refer to what previously were known as grievances, when filed by members regarding an action taken by the contractor. as defined in Attachment H1, page 158, eighth bullet of the RFP.

306		Attach H		We have interpreted an expedited appeal to be what was formerly known as an expedited grievance, which would be submitted directly to AHCCCS. Please clarify the process as it relates to the Offeror.

The BBA defines “actions” and “grievances.”   For purposes of the Enrollee Grievance System delineated in Attachment H(1), an “action” confers hearing rights whereas a “grievance” does not.  The BBA sets forth requirements for expedited resolution of “actions” which are found in 438.408 and 410.  “Grievances” are not subject to expedited resolution.  When the Contractor determines or the provider indicates that taking the time for standard resolution could seriously jeopardize the enrollee’s life or health or ability to attain, maintain, or regain maximum function, then the appeal must be resolved no longer than 3 working days after the MCO receives the appeal – unless the timeframe is extended in accordance with the requirements in 438.408©.  This applies to denials, reductions, and terminations.  Currently, AHCCCS Policy and Rule permit appeals of denials, reductions and terminations of services to be scheduled directly to hearing, by passing the Contractor review process.  It is likely that AHCCCS will amend the current Member Rights and Responsibility Policy and Article 13 of AHCCCS Regulations, “Members’ Rights and Responsibilities for Expedited Hearings” to require the Contractor to initially address all enrollee actions and grievances through the Contractor Grievance System.  These changes will be communicated to Contractors through formal policy and/or rule.

307		Attach H		Does b) only apply if an expedited appeal was filed directly with AHCCCS, within 10 days of service and only to original services requested? Please clarify the process as it relates to the Offeror.	See response to number 306 above.
308		Attach H

If a State fair hearing results in reversal of a decision, can Offerors limit only to medically necessary covered services in the scope of the original request?  Does this only apply if services were received under an approved request for continuation of services?  Can we require out-of-state providers to comply with policies, such as obtaining an AHCCCS provider ID number and to accept the AHCCCS fee schedule?

Please refer to 438.420 and 424 for continuation of benefits and reversal of decisions.  In order for services to continue during an appeal, the requirements in 438.420 must be met.  Additionally, Contractors must ensure the timely provision of services which were originally denied by the Contractor if the AHCCCS Hearing Decision subsequently reverses the Contractor’s denial.  All services must be medically necessary.  These requirements are discussed in several areas in Attachment H(1).

Federal regulations require that all Medicaid providers sign a provider agreement.  In addition, State Law ARS §36-2904L, authorizes payment of non-hospital services at the AHCCCS capped fee for service schedule – in the absence of an agreement to the contrary.

309		Attach H

It states that Offerors are to continue benefits under certain conditions, such as until “3) State hearing office issues decision adverse to enrollee.”  Currently, the Administrative Law Judge at the Office of Administrative Hearings hears the case and issues a Recommended Order & Decision.  The Director of AHCCCS then reviews that decision and issues the Director’s Decision, accepting, rejecting or modifying the Administrative Law Judge’s decision.  Please clarify decision is applicable for the timeframe of coverage.

The Director’s Decision, issued on behalf of the AHCCCS Director, shall be considered the Decision by the State Hearing Office for purposes of duration of continued benefits in 438.4200 or effectuation of reversed appeal resolutions in 438.424.  Please note that the duration of continued benefits is determined by the occurrence of any of the four conditions in 438.420©-only one of which pertains to a hearing decision.  For example, if the time period or service limits of a previously authorized service have been met, the continued benefits must cease even if a Hearing Decision has not yet been issued.

310		Attach H

Other bidders raised some questions regarding definition and processes were referred back to CFR.  How will this affect the current “expedited appeal” process in Arizona? We are uncertain how to coordinate the “expedited appeal” and denial of an “expedited resolution.”

					Please refer to responses to questions 306 and 307.
311		Attach H

The change in definitions would indicate that what is currently called the member complaint process (as reflected in questions 28 and 13) is now the member grievance process.  If this is true, should the current member complaint process be included in the flowchart?  Please clarify.

					Please refer to response to question 305.
	Page 161	Attach H

Question 262 states that questions about Attachments H(1) and H (2) “have been written to incorporate all required changes due to the BBA”.  The BBA does not recognize the providers’ right to file a grievance or an appeal except on behalf of the member, with the member’s permission.  See 438.402 section c (1) ii “A provider, acting on behalf of the enrollee and with the enrollee’s written consent, may file an appeal.  A provider may not file a grievance or request a state fair hearing.” Are we to follow the CFR 438 subpart F, as we have been told in answer to the bidders question to “refer to 42 CFR 438”?  If so, will H2 be revised to comply with the BBA?

Attachment H(2) will be retained.  Subpart F of Part 438 does not address the provider dispute resolution process.  Therefore, AHCCCS intends to retain the existing provider grievance system process with some minor modifications, and will advise contractors of changes to the provider process through a formal policy.

The statement means that providers may not file a grievance or request a state fair hearing for a member.

312	161	Attach H(2)	Item J

“If the contractor’s decision is appealed and a request for hearing is filed……….” .  Is that 1 step or 2 steps?  Can the provider appeal the Health Plan grievance decision to be relooked at and if not satisfied, request a hearing or is “appeal and request for hearing” saying the same thing which would be an appeal to AHCCCS?

					The terms “appeal and request for hearing” in this context represent one action and refers to appealing the Contractor decision to the State.
313		Data Supp	General Question

Upon reviewing the data supplement, it appears that in general the medical expenses for the TANF/KidsCare under 1 age category show a decrease in medical expenses from 2001 to 2002.  Please explain any pertinent issues that may cause a decrease in medical expenses during these time periods.

					AHCCCSA is unaware of any pertinent issues that contributed to a decrease in medical expenses. This information is based upon health plan self-reported data.
314		Data Supp	Section A Overview	Please provide additional details on how Mercer will develop the mid-point and rate ranges for the contract period?	This information will be presented at the Bidder’s Conference
315		Data Supp	Section A Overview	Please provide information on any medical trend analysis that was completed using the data in the data supplement.	The information in the data supplement is not directly used in the development of medical trends. The encounter utilization reports are used to aid in the development of utilization trends.
316		Data Supp	Section A Overview	Please provide additional details on capitation offset on the CRCS form for Delivery Supplement.

  Health plans receive monthly capitation for the pregnant women enrolled in their plan. Currently, the assumed duration of a pregnant woman in the program is 8 months including the post partum time period. Therefore, in order to avoid double paying the plans, the maternity payment is reduced for the eight months of capitation dollars that the plans will received.

317		Data Supp	Section D and F

How do the Provider Type and Category of Service drive the rate setting?  Please clarify the relationship of the service matrix which includes Provider Type and Category of Service to the Capitation Rate Setting worksheets.

The Provider type and Category of Service make up the criteria for developing general service categories that are the basis of the capitation rates.  The crosswalk between the service matrix to the CRCS is provided so you can use the encounter utilization reports for developing your capitation bids by those service categories.

318		Data Supp

When evaluating utilization for rate setting, how do codes with global rates billed with TC, 26 modifier get handled? Are the professional (26) component in physician services and the technical (TC) portion in lab, radiology, etc.?    If they are split, what are the percentages of splits that will apply?

Both the professional component and technical component for lab and radiology services are included in the lab and radiology services category.  See the service matrix in Section D of the Data Supplement for further information.

319		Data Supp		What is the 4/1/03 AHCCCS fee schedule status? How will adjustments to that fee schedule be factored into the rate setting?

AHCCCS will increase the hospital tier per diems based on the 3rd quarter DRI.  An estimate of this will be used in developing the capitation rates.  AHCCCS will continue to freeze its fee schedule for all other rates.  This will be factored into the capitation rate development.

320		Data Supp	Capitation Rate Calculation Sheet (CRCS)	Can you give an example of a “Miscellaneous” service? There are no AHCCCSA Service Matrix Categories that crosswalk to this line in the CRCS.	This is a service that does not fit any of the categories that are contained in the service matrix.
321		Data Supp	Service Matrix	In the Service Matrix of the data set, non-emergency transportation is counted as number of encounters. Should this not be number of units?	It should be the number of units that is defined as a trip for transportation services.
322		Data Supp	Maternity Costs

Is the "Encounter Data" for the SOBRA Supplement available in electronic form?  This data includes utilization per 1,000 and costs per unit by type of service for the three contract years ending 2000, 2001, and 2002 (six months) for each county and GSA.  It is comparable to what the AHCCCSA provided in electronic format on their CD earlier for acute care aid categories.  AHCCCSA handed out hard copy printouts of the SOBRA Supplement data at the bidder's conference.

					The data handed out was for all Maternity costs irrespective of their eligibility category. This information is available electronically through the AHCCCS web site’s bidder’s library.
323		Gen quest		How many disease management programs need to be in place and are there specific diseases that are mandated?

AHCCCS has not established a standard for the number of disease management programs a plan must offer. The development and implementation of disease management programs should be based on the needs of the health plan's members.

324		Gen quest		What is meant by “disease management programs”? Do they include management of diseases within the realm of case management, or are they looking for “disease-specific” programs?	Disease Management Programs are disease specific programs designed to assist persons with chronic illnesses improve their self-management skills. Case management can be one tool of disease management.
325		Gen quest		Will they accept referrals to current HIHS programs as disease management, i.e. MMC’s/CHC CHF Program, Diabetes Education & Coagulation Clinic, informal asthma education, etc?	Disease management programs can be provided in many different methods. It is up to the Contractor to determine what is effective for their population.
326		Gen quest

If they truly mean specific “disease management programs”, with tracking of CLINICAL Indicator, (in addition to Utilization Monitoring which can be easily done by the HP), is there a date by which these programs must be in place?

					AHCCCS will monitor the implementation of Disease Management programs at the first round of Operational and Financial Reviews conducted under the new contract.
327		Gen quest		Does AHCCCSA intend to now, or at any time during the contract term, install geographic access standards for specialists?

In lieu of specific standards by geographic area, AHCCCS is utilizing the community access standard as the guideline for network development.  Essentially, this means that services that are generally available to the population of a given community, should be equally available to the AHCCCS members residing in that same community.  Additional specific requirements are not currently anticipated.

328		Gen quest		Will the performance bond and capitalization levels remain consistent during the period of the financial statement forecast?	The Offeror should assume that they will remain constant.
329		Gen quest		What years’ growth assumptions should be used of the overall AHCCCS population growth in the financial statement forecast?	AHCCCSA will provide the estimates used by the AHCCCS budget office at the bidder’s conference.
330		Gen quest		Should we assume our same mixture of membership by rate group as of now as our mixture in the financial statement forecast?	This is a decision that the Offeror will need to make based upon its estimates.
331		Gen quest		Should the margin on Financial Statement Forecast rates set by AHCCCS’ actuaries be included in the financial statement forecast?	The contractor should not factor the “margin” (risk/contingency) that is included in the capitation rate development. They should report their actual expected margin.
332		Gen quest		When setting the rates without pharmacy, will all administrative costs related to the pharmacy benefit be borne by another entity?	Yes, some portion of the administrative costs will be borne by another entity. It is unknown at this point the amount.
333		Gen quest

For the capitation rates set by AHCCCS’ actuaries (PPC, HIV/AIDS, Title XIX Waiver, HIFA Parents, etc.) when will that data be available?  What are the inflationary assumptions used for the contract period?

AHCCCSA anticipates that the capitation rates in question will be available April 1, 2003.  Because the PPC and TWG rates are reconciled, the Offeror should estimate what their profitability will be for the TWG and PPC experience and build that into their financial projections.  For the HIFA parents, assume a rate that is 10% greater than the applicable TANF rates.

334		Gen quest		When will the reinsurance adjustment table for plans with a deductible greater than $20,000 be available? Will this be consistent through out the contract period?

The reinsurance offsets will be available by the end of February.  Those offsets will be adjusted annually when additional date is analyzed including inpatient rate adjustments, program changes, and actual reinsurance claims paid.

335		Gen quest		Will the bidder be able to modify the capitation rates after they are input into the web site? If so, when will they no longer be available for modification?	The bidder can modify their capitation rate bids until 3:00 pm, March 31, 2003.
336		Gen quest		Does AHCCCSA have any enrollment projections for the acute care program over the next 1-5 years split by GSA and/or eligibility category? If so, please provide copies of what is available.	AHCCCSA will provide the estimates used by the AHCCCS budget office at the bidder’s conference.
337		Gen quest		Upon bidding for GSA 10, will separate capitation rates be quoted for Pima County and Santa Cruz County?

The Offeror must submit a bid for the entire GSA.  Capitation scoring will be based upon the blended capitation rate.  After all RFP scoring is completed, the two bidders with the highest overall scores will receive an award for both Pima and Santa Cruz counties.  The next highest scorers will receive an award in Pima County only.  The Pima County only Contractors will be offered a rate that is their bidded rate for both counties as adjusted based upon a percentage difference between the risk of the two counties combined and Pima County only as determined by Mercer.  If the Pima County awardee does not accept the offered rate, then the next highest scorer will be offered a rate until all available Contractor slots are awarded.

338		Gen quest		Will AHCCCSA make available experience information regarding Third Party Recoveries?	The TPL experience is included in the current health plan financial statements.
339		Gen quest		Will AHCCCSA make available experience information regarding member co pays?	The amount of the copayments will be hard coded into the CRCS.
340		Gen quest		Is there a preferred form for the actuarial certification?	Please refer to the answer to question #1.
341		Gen quest

Can AHCCCSA provide guidance as to how CYE ’04 reimbursement rates will vary from CYE ’03, specifically identifying percentage changes to inpatient hospital tiered per diems, outpatient hospital reimbursement, and other fee-for-service reimbursement?

AHCCCS will increase the hospital tier per diems based on the 3rd quarter DRI.  An estimate of this will be used in developing the capitation rates.  AHCCCS will continue to freeze its fee schedule for all other rates.  This will be factored into the capitation rate development.

342		Gen quest		How many hospital supplement payments per 1,000 non-MED members occurred in historical contract years?	AHCCCS will provide total hospital supplemental payments for CYE ’02 when the rates are provided.
343		Gen quest		What aid code groups do the $15,000 and $20,000 deductibles correspond to in Exhibit U of the data supplement?

The $15,000 applies to Title XIX Waiver Group rates categories.  The $20,000 applies to all other rate categories.  See further definitions of risk groups in the data supplement and paragraph 2 of the RFP.

344		Gen quest		Will elements of the Capitation Rate Calculation sheet be set by AHCCCS? If so, please describe them.	AHCCCS will set the following items in the CRCS: 1. reinsurance offsets 2. copayment amounts
345		Gen quest		Per instruction, all responses should be limited to three pages unless indicated otherwise. Does this three page limitation include attachments, i.e. manual, sample reports, handbooks, etc?

Please refer to the answer to question #196a.

346		Gen quest		Can attachments be marked as such in the 1/2 inch margin around the page?	Where attachments are permitted, yes.
347		Gen quest		Is the response page limit to narrative only? Do you want response attachments to be included?	Page limits apply to the narrative. Attachments which are specifically requested do not count toward the limit.
348		Gen quest		How do you want attachments that are not within the 8 ½ x 11 requirements to be displayed? I.e. electronic file (if available), Xerox copy of material, in sleeves, in separate binder?	Attachments, which are specifically requested, may be submitted in hard copy form in a sleeve, following the applicable narrative.
349		Gen quest		May we have a BID Rating Tool?	No.
350		Gen quest		Does AHCCCS intend to adjust its FFS schedule to reflect the Medicare Fee schedule in 2003/2004	No. AHCCCS will freeze its rate schedule.
351		Gen quest		When using the rate worksheets on the web, are bidder's able to change them up until 3/31/03, 3pm?	Yes. After that, the bidder will be locked out.
352		Gen quest		When using the rate worksheets on the web, are these secured and confidential from other bidders?	Yes. More information will be provided at the bidder’s conference.
353		Gen quest

Freedom-To-Work

a) Can AHCCCSA provide enrollment in Freedom-to-Work aid codes by county?

b) What data can be made available to assess the cost of these members as compared to SSI members without Medicare?

a) Based on March 2003

COCHISE              4
COCONINO          5
GILA                      1
MARICOPA         66
MOHAVE             5
NAVAJO               1
PIMA                     23
PINAL                   4
YAVAPAI             6

b) AHCCCS has no data because this population became eligible January 1, 2003.  The capitation rates were not changed for the population as it is not expected that their risk will be greater than the general SSI population, and because there are so few members potentially eligible.

354			Offeror’s Conference	Does AHCCCSA intend to truncate any encounter data when developing standard deviations for their rate range development?

Some of the rate cells will no doubt be too small to give them full statistical credibility. Mercer will be looking more closely at the statistical relationships between the rating regions (county groupings), rather than taking a literal interpretation of the statistical analysis.

355			Offeror’s Conference	Given the large increases in hospital charge masters, has AHCCCS made a determination as to whether they will trend unit costs for outpatient services	AHCCCS is developing a methodology that will limit the outpatient facility trend. AHCCCSA does not anticipate the trend to exceed 5%.
356			Offeror’s Conference

What additional data / information is the state making available to its actuaries that the plans have not been given?

Are the actuaries receiving encounter data by quarter?

What is the most recent time period they have received?

If additional data has been provided to the state's actuaries, what is the rationale for not providing the additional data to potential offerors, in particular, new offerors?

AHCCCS provided Mercer with encounter data to develop reinsurance offsets.  AHCCCSA also provides health plan specific data to Mercer.  All other data has been provided to bidders.

No.

The data that was provided in the data supplement—October 1, 2001 through March 31, 2002.

The additional data provided to Mercer will not aid the Offerors in their capitation rate bid development.  Also, AHCCCS does not release health plan specific data.

357			AHCCCS Website

http://www.ahcccs.state.az.us/Contracting/OpenRFPs/YH04-0001/YH04-0001.asp has three forms at the bottom of the page: Marketing Attestation Statement (PDF), AHCCCS Medicare Research Request Form (PDF), and Third Party Liability (TPL) Change Form (PDF). Are we expected to do anything with these forms for this RFP?  Specifically, are they to be submitted with the bid? If so, where should they be placed in the response?

These are forms with specific purposes that are referenced in the RFP document in a similar manner as policies.  Therefore AHCCCS included them in their bidder’s library.  There is no submission requirement for these forms.

358		Gen quest		If a continuing offeror currently holds a Bond Substitute, should the offeror assume that the substitute will continue to be acceptable in response to this question?	Yes, such as a county resolution.
359		Gen quest		If the offeror is part of a larger governmental organization (e.g. an enterprise fund), should it submit a copy of the CAFR for the entire governmental entity?	This is not required.
360		Gen quest		How does AHCCCS intend that bidders account for the HIV-AIDS supplemental payments in the bids and in the CRCS sheets?	The HIV-AIDS supplemental payment will be set. The benefits covered by this supplemental payment should not be included in any of the CRCS sheets.
361		Gen quest

At the Bidders’ conference, the Mercer actuary shared some of their trend assumptions (0% for physician, 4% for hospital inpatient).  What trends will Mercer use for hospital outpatient?  For prescription drugs? For other services?

The bidder should develop their own trends for pharmacy.  For outpatient, AHCCCS is developing a methodology for reimbursement for October 1, 2003 that should minimize trends.  As discussed, AHCCCS is freezing its fee for service fee schedule for a second year.  That should be factored into trend assumptions.  Each bidder should consider their own expected trends based on historical experience expected future payments to providers.

362		Gen quest		Is the plan required to notice members on every denied claim?	AHCCCS is getting clarification from CMS on this issue.
363		Gen quest

For the Utilization Data provided by the State for Yrs 18, 19 and 20, do the numbers for the various TANF risk pools include KidsCare?  (KidsCare groups were streamlined to TANF effective 10/01/02; however, health plans are still required to report them separately from TANF.)

					Yes. Refer to the data supplement section J.
364		Gen quest

Health plans are to bid for two sets of rates to be effective 10/01/03; one with a pharmacy benefit and one without pharmacy benefit.  For the three-year financial forecasts, do health plans need to consider inflation/adjustments for the second and third year forecasts?

					Yes. Please note no financial forecasts are required for bids without the pharmacy benefit.
365		Gen quest

(paraphrased) Are all medical costs for pregnant women included in the development of the delivery supplemental payment, and is that why there is 8 months of capitation subtracted from the gross rate to get to a net delivery supplement rate?

					Yes.
366		Gen quest

The amounts for deliveries and births are different.  However, the difference is small and may be easily explained in accounting for twins and stillborns.

More perplexing, however, is that the member months for TANF 14-44 Females and SOBRA moms should theoretically be the same from one report to the next.  In the membership data file, "MemberMonths_Detail.txt" membership is different from that reported in section R of the Revised Data Supplement, "Birth to Member Month Analysis - Summary by County".

1.  Births and delivery numbers are different - ANSWER = the reason the numbers do not exactly match is due to two things: 1) mom may not have been AHCCCS eligible and therefore we do not have the delivery information; 2) multiple births will have more than one birth but only one delivery.

2.  MM different from databook to "Birth to member month analysis" - the reason that the member months do not exactly match is because the databook groups member months based upon updated eligibility information that many times comes after the payment of member months.  This allows the utilization in the databook to be classified into the most precise risk grouping.  The birth report gathered member months based upon "paid" member months.

367		Gen quest

The Mercer actuary said that the width of the rate ranges was calculated based on a 95% confidence interval.

a.     Are we correct to interpret this to mean that the range is set in such a way that the rates have a 95% chance of being correct for a given population over a given time period?

b.     For what time period is this calculated? A month, a year?  5 years?  The range would be wider for a short time period due to random statistical fluctuation.

c.     For what time period is this calculated?  Statewide?  By GSA? By plan?  A 95% confidence interval will be wider, the fewer the members it is based on.  A confidence interval based on statewide data would be much narrower than the confidence interval which is appropriate for any given plan.

a. The expectation is that plan experience will fall within the rate range for the specific rate being considered 95% of the time.

b. A 1 year period.

c. A 1 year period. By eligibility group, county groupings, or rating levels, as explained at the bidders’ conference. These are then used to develop rate ranges for the GSAs.

368		Gen quest

The AHCCCS encounter data supplied includes a SOBRA category.  Do these costs include Family Planning?  If so, how can we split out the SOBRA Family Planning costs from the rest of the medical costs for the SOBRA Moms?  If they don’t include Family Planning costs, what data is used to calculate these numbers?  (Note that the health plan financial data included in the Data Supplement does not split out Family Planning costs by age and so cannot be used to allocate the SFP costs between TANF Female 14-44 and TANF 45+).

SOBRA mom utilization does not include SOBRA Family Planning as it is not a covered service under that eligibility category.  Please refer to the data supplement which details what is included in the encounter data, and the supplemental SOBRA Family Planning data.

Family planning services (such as pharmacy costs) are included in the encounter data for the TANF rate categories and not broken out separately as a service category.

369		Gen quest

The TANF Rate Calculation Sheets have a line for “Family Planning Svc Offset” The rate categories allow the health plan data to completely split out the SOBRA Family Planning.  What is the purpose of the offset?  Are the health plans to put the SOBRA Family Planning costs in the calculations for the Gross Capitation Rate and then offset it below, rather than just exclude it from the Gross Capitation Rate?

					The offset is removed in the web site CRCS’.
370		Gen quest

The Delivery Supplement is described to cover the costs for 6 months prior to delivery, the actual delivery and 2 months past actual delivery.

a.     What is considered a delivery?  Does the delivery have to be a live birth?  If not, what are the criteria for distinguishing between a delivery and a miscarriage?

b.     The Capitation Rate Calculation Sheet for the Delivery Supplement does not include all types of service.  It is our understanding that the Supplemental payment is intended to only include the maternity-related costs.  Is this correct?

c.     If the answer to b. is yes, then:  There is a capitation offset of 8 months for the Delivery Supplement.  If the Delivery Supplement is only meant to cover maternity related costs, then is it correct to assume that this offset should be less than the full capitation rate?

a)  A delivery has to be a live birth.  In the event of a stillbirth, if the criteria outlined in the OMM policy manual is met, then a delivery supplemental payment can still be generated.

b)  The CRCS for the delivery supplement does include an "other" category for all non maternity related services.  The supplemental payment is intended to cover all costs associated with a member who delivers a baby.  The use of the "capitation offset" will reduce the amount of this payment so that duplicate payments for this population are not made.

c) N/A

371	103	Sect H

The change in definitions would indicate that what is currently called the member complaint process (as reflected in questions 28 and 13) is now the member grievance process.  If this is true, should the current member complaint process be included in the flowchart?  Please clarify.

					See answer to question #305.

ARIZONA HEALTH CARE COST CONTAINMENT SYSTEM ADMINISTRATION
DIVISION OF BUSINESS AND FINANCE
CONTRACT AMENDMENT

Page 1 of 1 with Attachment

1. Amendment No.: 01	2. CONTRACT No.: YH04-0001-06	3. EFFECTIVE DATE OF MODIFICATION: May 1, 2003	4. PROGRAM: OMC
5. CONTRACTOR/PROVIDER NAME AND ADDRESS: Phoenix Health Plan/Community Connection 1209 South 7th Avenue Phoenix, Arizona 85007
6. PURPOSE: To incorporate GSAs and Special Provisions

  7.  THE CONTRACT REFERENCED ABOVE IS AMENDED AS FOLLOWS:

                1.             The following GSAs are hereby incorporated into Contract Number YH04-0001-06:

                                GSA #8 - Pinal/Gila Counties
                                GSA #12 - Maricopa County

                2.             The attached Special Provisions are also hereby incorporated into Contract Number YH04-0001-06.

                Note:  Please sign, date and return one original to:    AHCCCS Contracts and Purchasing
                                                                                                                701 E. Jefferson, MD5700
                                                                                                                Phoenix, Arizona  85034

8.  EXCEPT AS PROVIDED FOR HEREIN, ALL TERMS AND CONDITIONS OF THE ORIGINAL CONTRACT NOT HERETOFORE CHANGED AND/OR
     AMENDED REMAIN UNCHANGED AND IN FULL EFFECT.

     IN WITNESS WHEREOF THE PARTIES HERETO SIGN THEIR NAMES IN AGREEMENT

9. NAME OF CONTRACTOR: Phoenix Health Plan/Community Connection	10. ARIZONA HEALTH CARE COST CONTAINMENT SYSTEM
SIGNATURE OF AUTHORIZED INDIVIDUAL: /s/ Nancy Novick	SIGNATURE: /s/ Michael J. Veit
TYPED NAME: Nancy Novick	TYPED NAME: Michael Veit
TITLE: Chief Executive Officer	TITLE: Contracts and Purchasing Administrator
DATE 5/1/03	DATE: May 1, 2003

Special Provisions (Contract #YH04-0001)
Phoenix Health Plan

1.         Minimum Network Standards

Contractor must have made significant progress toward signed subcontracts with the entire provider network by June 15, 2003, in order to participate in “Open Enrollment”.  Contractors must have their entire provider network contracted, with providers that meet or exceed the applicable Geographic Service Area (GSA) Minimum Network Standards, as outlined in Attachment B of this contract, by August 15, 2003.  Furthermore, the Contractor must have in place a sufficient number of contracts with providers to ensure that all covered services, as described in Section D, Paragraph 10 (Scope of Services) of this contract, will be provided in accordance with Section D, Paragraph 33 (Appointment Standards) of this contract.  Contractor must have a provider network that will be capable of serving the greater of your existing membership in a GSA or up to one half of the members in a rural area, one sixth of the members in Maricopa County and one fourth of the members in Pima County.  Provider contracts must include verbatim, the minimum sub-contract provisions located in Attachment A of this contract.

Failure to meet this provision may result in contract termination or the selection of an alternative contractor, financial sanctions, an enrollment cap, or other penalties in accordance with R9-22-606 and R9 31-606.

2.         Compliance with Marketing Policy

Marketing materials can only list contracted providers.  If Contractor is found to be in violation of the AHCCCS Health Plan Marketing Policy, Contractor may be subject to an enrollment cap or other sanction, in the applicable GSA(s) affected by the violation.  Further detail about Open Enrollment will be sent under separate cover within the next few days.

3.         Readiness Assessment

As discussed in Section D, Paragraph 70 of the contract, AHCCCS may conduct Operational and Financial Readiness Reviews on all successful offerors.  A contractor will be permitted to commence operations only if the Readiness Review establishes the ability to comply with contractual requirements.  AHCCCS may enforce provisions of R9-22-606 and R9-31-606 if contractor does not satisfy Readiness Review requirements.

4.         Revised Financial Forecasts

The Contractor is required to supply AHCCCS with revised financial forecasts by 6/15/03 based on awarded rates and contract terms, excluding prior period coverage revenues and expenses.  On a statewide basis, provide financial forecasts including income statement and balance sheet for each year of the next three years.  Any losses budgeted will require additional equity and performance bond coverage.

5.         Performance Bonds

Contractor must submit a detailed plan to meet the AHCCCS performance bond requirements to the Office of Managed Care by June 30, 2003.  All performance bond account activity requires the advanced approval of AHCCCS.  The performance bond must be posted within 15 days following notification by AHCCCSA of the amount required.

6.         Minimum Capitalization Requirements and Equity per Member

The capitalization requirement must be met by June 30, 2003.  Please refer to Section D, Paragraph 45 of the CYE ’04 Contract for the minimum capitalization requirements by GSA.  Refer also to the Performance Bond/Equity Per Member Policy for more details about the equity requirements.  Failure to meet this standard may result in an enrollment cap being imposed in any or all contracted GSAs.

7.         Management Services Subcontractors

All proposed management services subcontracts and/or corporate cost allocation plans must be submitted to the Office of Managed Care for prior approval.  Cost allocation plans must be submitted with the proposed management fee agreement.  AHCCCSA reserves the right to perform a thorough review of actual management fees charged and/or corporate allocations made.  If the fees or allocations actually paid out are determined to be unjustified or excessive, amounts may be subject to repayment to the Contractor, the Contractor may be placed on monthly financial reporting, and/or financial sanctions may be imposed.  Further no changes can be made to the management agreements without AHCCCS’ prior approval.  Finally, all administrative costs, including management fees, allocated fees, cannot exceed 10% annually.

8.         Additional Financial Reporting

Contractor is a wholly owned subsidiary of Vanguard.  Consequently, contractor must submit quarterly unaudited financial information of the parent or sponsoring organization (balance sheet and income statement only) within 60 days of quarter end, and audited financial statements of the parent or sponsoring organization no later than 120 days after fiscal year end.

9.         Title XIX Waiver Group Rates

AHCCCS acknowledges that the final offered Title XIX Waiver Group rates have not been provided and will provide the Contractor with these rates as soon as possible.

10.       Extra Credit Programs/Initiatives

Contractor shall implement/maintain the following programs/initiatives as described in Submission 52 of the Contractor’s RFP response:

            McNet Internet Application Initiative
            Claims Department Initiative
            Medical Home Program

Contractor shall submit to the Office of Managed Care a detailed description of the program, goals, work plan with timelines and the methodology for assessment of results within 45 days from the beginning of the contract year.  An interim update report shall be submitted to the Office of Managed Care by April 1, 2004.  A report which covers progress made, an assessment of the success of the initiative/program, changes made as a result of the project and work plans covering the future of the project shall be submitted within 45 days of the beginning of the Contract Year Ending 2005.